EXHIBIT 10.1
SENIOR SECURED SUPER PRIORITY DEBTOR IN POSSESSION LOAN AGREEMENT
Dated as of August 9, 2023
by and among
AMYRIS, INC., AMYRIS CLEAN BEAUTY, INC.,
and APRINNOVA, LLC,
as Borrowers
THE SUBSIDIARIES OF THE BORROWERS PARTY HERETO,
as Guarantors,
EUAGORE, LLC,
as Administrative Agent,
and
THE LENDERS PARTY HERETO

Page

Section 1.    DEFINITIONS AND RULES OF CONSTRUCTION    2
Section 2.    THE ADVANCES    21
2.1    Advances.    21
2.2    Maximum Interest    22
2.3    Default Interest    22
2.4    Payments    22
2.5    Prepayment.    23
2.6    Notes    23
2.7    Increased Costs    23
2.8    Exit Premium    23
Section 3.    PRIORITY AND LIENS; NO DISCHARGE    24
3.1    Priority    24
3.2    Automatic Perfection    24
3.3    Collateral    24
3.4    Real Estate Collateral    25
3.5    Liens    25
3.6    Financing Statements    26
3.7    Discharge    26
3.8    Administrative Agent Remedies    26
3.9    Waiver of Equity Redemption    27
3.10    Preserving Collateral    27
3.11    Power of Attorney    27
Section 4.    CONDITIONS PRECEDENT TO ADVANCES    28
4.1    Advances    28
4.2    Subsequent Advances    30
Section 5.    REPRESENTATIONS AND WARRANTIES    31
5.1    Corporate Status; Compliance with Law    31
5.2    Collateral    32
5.3    Organizational Power, Authorization, Enforceable Obligations, Consents    32
5.4    Material Adverse Effect    32
5.5    Actions Before Governmental Authorities    32
5.6    Laws    33
5.7    Information Correct and Current    33
5.8    Tax Matters    33
5.9    Intellectual Property.    33

-i-

(continued)
Page

5.10    Financial Accounts    35
5.11    Employee Loans    35
5.12    Capitalization and Subsidiaries    35
5.13    Financial Statements and Projections.    35
5.14    Ownership of Property    36
5.15    Labor Matters    36
5.16    Government Regulation    36
5.17    [Reserved.]    36
5.18    Environmental Matters    36
5.19    Insurance    37
5.20    Foreign Assets Control Regulations, Etc.    37
5.21    ERISA.    37
5.22    Security Documents    38
5.23    Cases; Orders.    39
Section 6.    INSURANCE; INDEMNIFICATIONS    39
6.1    Coverage    39
6.2    Certificates    40
6.3    Indemnity    40
Section 7.    COVENANTS    41
7.1    Financial Reports    41
7.2    Management Rights and Inspections    43
7.3    Further Assurances    44
7.4    Indebtedness; Amendments to Indebtedness    44
7.5    Collateral; Liens Generally.    44
7.6    Investments    45
7.7    Distributions    45
7.8    Transfers    45
7.9    Mergers or Acquisitions    45
7.10    Taxes.    45
7.11    Corporate Changes; Maintenance and Conduct of Business; Capital Structure.    46
7.12    Deposit Accounts    47
7.13    Subsidiaries    47
7.14    Notification of Default or Event of Default    47
7.15    Proceeds; Carve-Out.    47
7.16    Transactions with Affiliates    50

-ii-

(continued)
Page

7.17    Books and Records    51
7.18    Compliance with Laws and Organizational Documents; Maintenance of Licenses    51
7.19    Intellectual Property.    51
7.20    Environmental Matters; Hazardous Material    52
7.21    Lender Calls    53
7.22    Other Reports    53
7.23    No Speculative Transactions    53
7.24    Environmental Laws    53
7.25    Certain Case Milestones    53
7.26    Certain Bankruptcy Matters    55
7.27    Bankruptcy Notices.    56
7.28    Reserved    56
7.29    Certain Litigation    56
7.30    Compliance with Budget    57
7.31    Prepayments, Etc    57
7.32    Additional Bankruptcy Matters    57
7.33    Plan Support Agreement    58
Section 8.    EVENTS OF DEFAULT    58
8.1    Payments    58
8.2    Covenants    58
8.3    Representations    58
8.4    Insolvency    58
8.5    Attachments; Judgments    58
8.6    Other Obligations    59
8.7    Loan Documents    59
8.8    Change in Control    59
8.9    Invalidity    59
8.10    Subordination Provisions    59
8.11    Security Documents, DIP Orders    60
8.12    Bankruptcy Default    60
Section 9.    REMEDIES    62
9.1    General    63
9.2    Collection; Foreclosure    64
9.3    Marshalling    64
9.4    Cumulative Remedies    64

-iii-

(continued)
Page

9.5    No Requirement to File Claim for Foris Prepetition Obligations    64
Section 10.    MISCELLANEOUS    65
10.1    Severability    65
10.2    Notice    65
10.3    Entire Agreement; Amendments.    66
10.4    No Strict Construction    66
10.5    No Waiver    67
10.6    Survival    67
10.7    Successors and Assigns    67
10.8    Governing Law    67
10.9    Consent to Jurisdiction and Venue.    67
10.10    Mutual Waiver of Jury Trial / Judicial Reference    68
10.11    Professional Fees    68
10.12    Confidentiality    69
10.13    Assignment of Rights    69
10.14    Revival of Secured Obligations    70
10.15    Counterparts    70
10.16    No Third-Party Beneficiaries    70
10.17    Publicity.    70
10.18    [Reserved.]    71
10.19    Electronic Signatures    71
10.20    Protective Payments    71
10.21    Set off    71
10.22    [Reserved.]    71
10.23    Additional Waivers.    71
Section 11.    GUARANTY; WAIVERS.    72
11.1    Guaranty    72
11.2    Guaranty Absolute    72
11.3    Waiver    73
11.4    Continuing Guaranty; Assignments    73
11.5    Subrogation    74
11.6    Contribution    74
Section 12.    AGENCY.    75
12.1    Appointment and Authority.    75
12.2    Rights as a Lender    76

-iv-

(continued)
Page

12.3    Exculpatory Provisions    76
12.4    Reliance by Administrative Agent    77
12.5    Delegation of Duties    77
12.6    Resignation of Administrative Agent.    77
12.7    Non-Reliance on Administrative Agent and Lenders    78
12.8    Administrative Agent May File Proofs of Claim    79
12.9    [Reserved].    79
12.10    Erroneous Payments.    79
12.11    Lender Action    81
12.12    Delivery of Collateral    82
12.13    DIP Orders    82

-v-

EXHIBITS
Exhibit A     Initial Budget
Exhibit B     Names, Locations and Other Information
Exhibit C     Intellectual Property
Exhibit D     Financial Accounts
Exhibit E     Interim Order
Exhibit F     Form of Joinder Agreement

SCHEDULES
Schedule 1    Borrowers; Guarantors
Schedule 1A    Indebtedness
Schedule 1B    Investments
Schedule 1C    Liens
Schedule 2.1    Commitments
Schedule 5.5     Actions Before Governmental Authorities
Schedule 5.6    Laws
Schedule 5.8    Tax Matters
Schedule 5.9(b)    Intellectual Property Infringement
Schedule 5.9(c)    Intellectual Property Sufficiency
Schedule 5.9(f)    Intellectual Property Litigation
Schedule 5.12(a)    Capitalization
Schedule 5.12(b)    Subsidiaries
Schedule 5.13    Non-GAAP Financial Statements
Schedule 5.14(a)    Real Property
Schedule 5.19     Insurance Policies

-i-

SENIOR SECURED SUPER PRIORITY DEBTOR IN POSSESSION LOAN AGREEMENT
This SENIOR SECURED SUPER PRIORITY DEBTOR IN POSSESSION LOAN AGREEMENT (as the same may be amended, restated, supplemented and/or otherwise modified from time to time, this “Agreement”) is made as of August 9, 2023 and is entered into by and among AMYRIS, INC., a Delaware corporation (the “Parent”), and each of the Subsidiaries of the Parent set out in Part 1 of Schedule 1 to this Agreement (together with the Parent, each, a “Borrower” and collectively, the “Borrowers”), the Subsidiaries of the Parent set out in Part 2 of Schedule 1 to this Agreement (and such other Subsidiaries of the Parent that are guarantors, each, a “Guarantor” and collectively, the “Guarantors” and, together with the Borrowers, each. an “Obligor” and collectively, the “Obligors”), each lender from time to time party hereto (each, a “Lender” and collectively, the “Lenders”) and Euagore, LLC, in its capacity as Administrative Agent (the “Administrative Agent”).
WHEREAS, on August 9, 2023 (the “Petition Date”), the Parent and certain of the Parent’s Subsidiaries (each, a “Debtor” and collectively, the “Debtors”) filed voluntary petitions with the Bankruptcy Court initiating their respective cases that are pending under chapter 11 of the Bankruptcy Code (each case of the Parent and each other Debtor, a “Case” and collectively, the “Cases”) and have continued in the possession of their assets and the management of their business pursuant to Section 1107 and 1108 of the Bankruptcy Code;
WHEREAS, the Borrowers have requested that the Lenders provide a superpriority multiple-draw senior secured debtor-in-possession term loan credit facility in an aggregate principal amount not to exceed $190,000,000 (the “DIP Facility”), with all of the Borrowers’ obligations under the DIP Facility to be guaranteed by each Guarantor, and the Lenders are willing to extend such credit to the Borrowers on the terms and subject to the conditions set forth herein;
WHEREAS, the relative priority of the DIP Facility with respect to the Collateral granted as security for the payment and performance of the Secured Obligations shall be as set forth in the Interim Order and the Final Order, in each case, upon entry thereof by the Bankruptcy Court, and in the Security Documents;
WHEREAS, all of the claims and the Liens granted under the DIP Orders and the Loan Documents to the Administrative Agent, the Lenders and the other Secured Parties in respect of the DIP Facility shall be subject to the Carve-Out;
WHEREAS, the Borrowers and the Guarantors are engaged in related businesses, and each Guarantor will derive substantial direct and indirect benefit from the making of the extensions of credit to the Borrowers under this Agreement; and
WHEREAS, in connection with the execution and delivery of this Agreement and the other Loan Documents and entry of the Interim Order and the Final Order, the Guarantors, as applicable, agree to guarantee the Obligations, and the Borrowers and each Guarantor agree to secure all of the Obligations by granting to the Administrative Agent, for the benefit of the Secured Parties, a lien and security interest in respect of, and on, substantially all of each their respective assets, on and subject to the terms and priorities set forth in the Interim Order and the Final Order and the Loan Documents.
NOW, THEREFORE, in consideration of the foregoing and the agreements, provisions and covenants herein contained, the parties to this Agreement agree as follows:

SECTION 1.DEFINITIONS AND RULES OF CONSTRUCTION
Unless otherwise defined herein, in this Agreement (including the Recitals) the following capitalized terms have the following meanings:
“Acceptable Confirmation Order” means an order of the Bankruptcy Court confirming an Acceptable Plan of Reorganization, in form and substance satisfactory to the Required Lenders and the Administrative Agent (solely with respect to its own treatment) in their sole respective discretion (as the same may be amended, supplemented, or modified from time to time after entry thereof with the consent of the Required Lenders and the Administrative Agent (solely with respect to its own treatment) in their respective sole discretion).
“Acceptable Disclosure Statement” means the disclosure statement relating to an Acceptable Plan of Reorganization in form and substance acceptable to the Required Lenders and the Administrative Agent (solely with respect to its own treatment).
“Acceptable Disclosure Statement Order” means an order of the Bankruptcy Court approving an Acceptable Disclosure Statement, in form and substance satisfactory to the Required Lenders and the Administrative Agent in their sole respective discretion (as the same may be amended, supplemented, or modified from time to time after entry thereof with the consent of the Required Lenders and the Administrative Agent in their sole respective discretion).
“Acceptable Plan of Reorganization” means a Chapter 11 Plan for each of the Cases, in form and substance satisfactory to the Required Lenders and the Administrative Agent (solely with respect to its own treatment) in their sole respective discretion, that, upon the consummation thereof, provides for the termination of all unused Commitments hereunder and the indefeasible payment in full in cash of all of the Secured Obligations under the Loan Documents.
“Acceptable Plan Support Agreement” means a plan support agreement that contemplates the consummation of an Acceptable Plan of Reorganization in compliance with all Milestones relating to such Acceptable Plan of Reorganization and in form and substance satisfactory to the Required Lenders and the Administrative Agent (solely with respect to its own treatment) in their sole respective discretion.
“Account Control Agreement(s)” means any agreement entered into by and among the Administrative Agent, any Obligor and a third party bank or other institution (including a Securities Intermediary) in which any Obligor maintains a Deposit Account or an account holding Investment Property and which grants the Administrative Agent a perfected security interest in the subject account or accounts.
“Adequate Protection Liens” has the meaning specified therefor in the DIP Orders.
“Adequate Protection Obligations” has the meaning specified therefor in the DIP Orders.
“Administrative Agent” has the meaning set forth in the preamble to this Agreement and is defined as the “DIP Agent” in the DIP Orders.
“Advance” means any loan made or advanced by the Lenders under this Agreement.
“Advance Date” means the funding date of any Advance.
“Advance Request” means a request for an Advance submitted by the Parent to the Administrative Agent (on behalf of the Lenders) in form and substance satisfactory to the Administrative Agent.
“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”,

“controlled by” and under “common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
“Agreement” has the meaning give to it in the preamble to this Agreement.
“All Assets Bidding Procedures” has the meaning set forth in Section 7.25(d).
“All Assets Bidding Procedures Motion” has the meaning set forth in Section 7.25(d).
“All Assets Bidding Procedures Order” has the meaning set forth in Section 7.25(d).
“All Asset Sale Transaction” means one or more transactions (or series of related transactions) to effectuate the sale of all or substantially all of the Borrowers’ consolidated assets, free and clear of liabilities (subject to customary exceptions) pursuant to the Cases which transactions shall be in form and substance acceptable to the Required Lenders and the Administrative Agent (solely with respect to its own treatment) in their sole respective discretion.
“Amyris Assets” means the Consumer Brands Business and the Other Amyris Assets.
“Anesma Loan Agreement” means that certain Loan and Security Agreement dated as of June 5, 2023, by and among Anesma Group, LLC, the Parent and certain Subsidiaries of the Parent, as amended, restated, supplemented or otherwise modified from time to time.
“Anjo Loan Agreement” means that certain Loan and Security Agreement dated as of June 29, 2023, by and among Anjo Ventures, LLC, the Parent and certain Subsidiaries of the Parent, as amended, restated, supplemented or otherwise modified from time to time.
“Anti-Terrorism Order” means Executive Order No. 13,224 as of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49,079 (2001), as amended.
“Approved Bankruptcy Court Order” shall mean (a) each of the DIP Orders, as such order is amended and in effect from time to time in accordance with this Agreement, (b) any other order entered by the Bankruptcy Court regarding, relating to or impacting (i) any rights or remedies of any Secured Party, (ii) the Loan Documents (including the Obligors’ obligations thereunder), (iii) the Collateral, any Liens thereon or any DIP Superpriority Claims (including, without limitation, any sale or other disposition of Collateral or the priority of any such Liens or DIP Superpriority Claims), (iv) use of cash collateral, (v) debtor-in-possession financing, (vi) adequate protection or otherwise relating to any Prepetition Obligation or (vii) any Chapter 11 Plan, in the case of each of the foregoing clauses (i) through (vii), that (x) is in form and substance satisfactory to the Required Lenders and the Administrative Agent (solely with respect to its own treatment) in their sole respective discretion, (y) has not been vacated, reversed or stayed and (z) has not been amended or modified in a manner adverse to the rights of the Lenders except as agreed in writing by the Required Lenders and the Administrative Agent (solely with respect to its own treatment) in their sole respective discretion, and (c) any other order entered by the Bankruptcy Court that (i) is in form and substance satisfactory to the Required Lenders and the Administrative Agent (solely with respect to its own treatment) in their sole respective discretion, (ii) has not been vacated, reversed or stayed and (iii) has not been amended or modified except in a manner satisfactory to the Required Lenders and the Administrative Agent (solely with respect to its own treatment) in their sole respective discretion.
“Approved Budget” has the meaning given to it in Section 7.1(g)
“Assignee” has the meaning set forth in Section 10.13.
“Available Commitment” means, at any time, an amount equal to the aggregate Commitments minus the aggregate initial principal amount of all Advances made immediately prior to such time.

“Avoidance Actions Proceeds” has the meaning given to it in the definition of “DIP Superpriority Claims”.
“Bankruptcy Code” shall mean Title 11, U.S.C., as now or hereafter in effect, or any successor thereto.
“Bankruptcy Court” shall mean the United States Bankruptcy Court for the District of Delaware or any other court having jurisdiction over the Cases from time to time.
“Bankruptcy Law” means each of (i) the Bankruptcy Code, (ii) any domestic or foreign law relating to liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, administration, insolvency, reorganization, debt adjustment, receivership or similar debtor relief from time to time in effect and affecting the rights of creditors generally (including without limitation any plan of arrangement provisions of applicable corporation statutes), and (iii) any order made by a court of competent jurisdiction in respect of any of the foregoing.
“Board of Directors” means with respect to (a) any corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) a partnership, the board of directors or managing member or members, as applicable, of the general partner of the partnership, (c) a limited liability company, the managing member or members or any controlling committee or board of directors of such company or the sole member or the managing member thereof, and (d) any other Person, the board or committee of such Person serving a similar function.
“Borrowers” has the meaning given to it in the preamble to this Agreement.
“Borrower Products” means all products, software, service offerings, technical data or technology currently being designed, manufactured or sold by any Obligor or which any Obligor intends to sell, license, or distribute in the future including any products or service offerings under development, collectively, together with all products, software, service offerings, technical data or technology that have been sold, licensed or distributed by any Obligor since their respective incorporations.
“Budget” means the Initial Budget, as amended, modified, supplemented or replaced from time to time in accordance with Section 7.1(g); provided that the Budget will not include entity level operating cash flows in respect of subsidiaries of the Parent but will include any projected transfers by any Subsidiary of the Parent to any Non-Debtor Subsidiary; provided; further, that all transfers by the Parent or any Subsidiary of the Parent to any Subsidiary of the Parent shall be documented in a separate Post-Petition Global Note and shall be made in accordance with the Budget.
“Business Day” means any day other than Saturday, Sunday and any other day on which banking institutions in the State of California are closed for business.
“Capital Stock” means: (i) in the case of a corporation, corporate stock or shares; (ii) in the case of an association or business entity other than a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
“Carve-Out” has the meaning specified therefor in the DIP Orders.
“Carve-Out Account” has the meaning set forth in Section 7.15(c)(i).
“Carve-Out Cap” has the meaning specified therefor in the DIP Orders.
“Cases” has the meaning given to it in the recitals to this Agreement.

“Cash” means all cash and liquid funds.
“Cash Collateral” has the meaning set forth in Section 7.15(b).
“Cash Equivalents” means, as of any date of determination, any of the following: (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, or (b) issued by any agency of the United States, the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from Standard & Poor’s Corporation or at least P-1 from Moody’s Investors Service; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from Standard & Poor’s Corporation or at least P-1 from Moody’s Investors Service; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by the Administrative Agent or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator), and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either Standard & Poor’s Corporation or Moody’s Investors Service.
“Cash Management Order” shall mean an order of the Bankruptcy Court entered in the Cases, together with all extensions, modifications and amendments thereto, in form and substance acceptable to the Administrative Agent, which among other matters authorizes the Debtors to maintain their existing cash management and treasury arrangements or such other arrangements in accordance with the DIP Orders and as shall be reasonably acceptable to the Administrative Agent in all material respects.
“Cause” means (a) being convicted of, or pleading guilty or nolo contendere to, a felony (other than a traffic violation), (b) material breach of any obligations, (c) willful misconduct that results in material harm to the Debtors, (d) fraud with regard to the Debtors, (e) willful, material violation of any reasonable written rule, regulation or policy of the Debtors that results in material harm to the Debtors, or (f) willful and substantial failure to make reasonable attempts in good faith to substantially perform material duties (other than by reason of illness or disability) (it being understood that, for this purpose, the manner and level of performance shall not be determined based on the financial performance of the Debtors. To avoid doubt, no act or failure to act, shall be considered “willful,” unless done, or omitted to be done, in bad faith and without reasonable belief that an action or omission was in, or not opposed to, the best interest of the Debtors, and, in addition, conduct shall not be considered “willful” with respect to any action taken or not taken based on the advice of the Debtors’ inside or outside legal counsel.
“Change in Control” means:
(i)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act’’) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and l3d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have ‘‘beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of Capital Stock of the Parent representing more than 35.0% of the voting power of the total outstanding Capital Stock of the Parent (and taking into account all such securities that such person or group has the right to acquire (whether pursuant to an option right or otherwise));
(ii)    during any period of twelve (12) consecutive months, a majority of the members of the Board of Directors of the Parent cease to be composed of individuals (a) who were members of that Board of Directors at the commencement of such period, (b) whose election or nomination to that Board of Directors was approved by individuals referred to in preceding clause (a) constituting at the time of such election or nomination at least a majority of that Board of Directors or (c) whose election or nomination to that Board of Directors was approved by individuals referred to in preceding clauses (a) and (b) constituting at the time of such election or nomination at least a majority of that Board of Directors; or
(iii)    any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Parent, or control over the equity securities of the Parent entitled to vote for members of the Board of Directors of the Parent on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire (whether pursuant to an option right or otherwise)) representing 35.0% or more of the combined voting power of such securities, provided that commencement of the Cases shall not constitute a “Change of Control” hereunder.
“Chapter 11 Plan” means a chapter 11 plan of liquidation or reorganization in the Cases in form and substance satisfactory to the Required Lenders and the Administrative Agent in their sole discretion in all respects and consented to by the Required Lenders and the Administrative Agent, confirmed by an order (in form and substance satisfactory to the Required Lenders and the Administrative Agent (solely with respect to its own treatment) in their sole respective discretion) of the Bankruptcy Court under the Cases.
“Claims” has the meaning set forth in Section 10.10.
“Closing Date” has the meaning given to it in Section 4.
“Collateral” means (a) the property described in Section 3.3 and (b) the “DIP Collateral” as defined in the Interim Order (and, when applicable, the Final Order) and words of similar intent, and in any of the Security Documents, and shall include all present and after acquired assets and property, whether real, personal, tangible, intangible or mixed of the Obligors, wherever located, on which Liens are or are purported to be granted pursuant to the DIP Orders and/or the Security Documents to secure the payment and performance of the Secured Obligations.
“Collateral IP” means all Intellectual Property other than Excluded Intellectual Property.
“Commitment” means with respect to each Lender on any date, the commitment of such Lender on such date to make Advances, in each case in accordance with the terms of this Agreement, expressed as an amount representing the maximum principal of such Advance, or participation therein. The initial amount of such Lender’s Commitment is set forth on Schedule 2.1.
“Confidential Information” has the meaning set forth in Section 10.12.
“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any Indebtedness or other obligations of another Person, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the Secured Obligations under the guarantee or other support arrangement.
“Consumer Brands” means Biossance, 4U by Tia, JVN, Rose Inc., Pipette, MenoLabs, Stripes, Costa Brazil, Onda, Purecane, Olika, EcoFabulous and Terasana.

“Consumer Brands Business” means, in the aggregate, the business, operations, and assets used in connection with the Consumer Brands (but excluding causes of actions, intercompany receivables, contracts unless assumed and assigned to the buyer with cure payments made by the buyer, privileged books and records, and employees, unless timely offers are made to employees of such businesses on terms of employment at least the same as the current terms of employment).
“Copyright License” means any written agreement granting (i) any right to exploit any Copyright, now owned or hereafter acquired by any Obligor or in which any Obligor now holds or hereafter acquires any interest, (ii) an immunity from suit under any Copyright, or (iii) an option to any of the foregoing.
“Copyrights” means all copyrights, whether registered or unregistered and published or unpublished, including copyrights in software, internet web sites, databases and the content thereof, held pursuant to the laws of the United States, any State thereof, or of any other country.
“Debt Transaction” means, with respect to Parent or any consolidated Subsidiary, any sale, issuance, placement, assumption or guaranty of funded Indebtedness (other than pursuant to this Agreement), whether or not evidenced by a promissory note or other written evidence of Indebtedness, other than Permitted Indebtedness.
“Debtor” or “Debtors” shall have the meaning given in the recitals to this Agreement.
“Default” means any event which, with the passage of time or notice or both, would, unless cured or waived hereunder, become an Event of Default.
“Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit.
“DIP Orders” means collectively, the Interim Order and the Final Order.
“DIP Superpriority Claims” means all allowed claims entitled to the benefits of Bankruptcy Code section 364(c)(1), having superpriority over any and all administrative expenses and claims, of any kind or nature whatsoever, including, without limitation, superpriority claims granted to the Administrative Agent and the other Secured Parties under the Interim Order and Final Order, and the administrative expenses of the kinds specified in or ordered pursuant to Bankruptcy Code sections 105, 326, 327, 328, 330, 331, 361, 362, 363, 364, 365, 503, 506, 507(a), 507(b), 546, 552, 726, 1113 and 1114, and any other provision of the Bankruptcy Code, which allowed claims shall for the purposes of section 1129(a)(9)(A) of the Bankruptcy Code be considered administrative expenses allowed under section 503(b) of the Bankruptcy Code and which shall be payable from and have recourse to all prepetition and postpetition property of the Debtors and all proceeds thereof, including, without limitation, subject to entry of the Final Order, any proceeds or property recovered in connection with the pursuit of claims or causes of action arising under chapter 5 of the Bankruptcy Code (the “Avoidance Actions Proceeds”), subject only to the payment of the Carve-Out.
“DIP Termination Date” means, unless otherwise agreed to by the Administrative Agent in its sole discretion, the earliest to occur of (i) the Maturity Date, (ii) the Plan Effective Date, (iii) the date of dismissal of the Cases or conversion of the Cases into cases under Chapter 7 of the Bankruptcy Code, (iv) the date of the Administrative Agent’s written notice to the Borrowers of the occurrence of an Event of Default under the Loan Documents, and (v) the date of the consummation of any sale or other disposition of all or substantially all of the Amyris Assets pursuant to section 363 of the Bankruptcy Code.
“Disbursements Variance” means, for any Measuring Period, the numerical amount by which total disbursements for such Measuring Period are greater than total disbursements, respectively, on a Line Item by Line Item Basis, for such Measuring Period as set out in the Budget for the then applicable week and on a cumulative basis for such Measuring Period; provided, however, the calculation of the Disbursements Variance shall not include any amounts in the Budget related to professional fees.
“Disbursements Variance Percentage” means, for any Measuring Period, on a Line Item by Line Item Basis, the percentage obtained by dividing (a) the Disbursements Variance for the then applicable week and on a cumulative basis for such Measuring Period by (b) total disbursements for such Measuring Period as set out in the Budget for the then applicable week and on a cumulative basis.
“Disclosure Statement Hearing Order Deadline” has the meaning set forth in Section 7.25(d).
“Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:
(i)    matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;
(ii)    is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the issuer or a Subsidiary; provided, that any such conversion or exchange will be deemed an incurrence of Indebtedness or Disqualified Stock, as applicable); or
(iii)    is redeemable at the option of the holder thereof, in whole or in part.
“Dollars” and “$” means the lawful currency for the time being of the United States of America.
“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.
“DSM Loan Agreement” means that certain Loan and Security Agreement by and among DSM Finance B.V. and certain of the Obligors, dated as of October 11, 2022, as amended and restated by that certain Amendment and Restatement Agreement dated as of December 12, 2022, and as further amended, restated, supplemented or otherwise modified from time to time in accordance with this Agreement.
“Environmental Laws” means all applicable federal, state, local and foreign Laws, statutes, ordinances, codes, rules, legally binding standards and regulations, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any applicable non-appealable judicial or administrative interpretation thereof, including any applicable legally binding judicial or administrative order, consent decree or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health and safety (to the extent related to exposure to Hazardous Materials), the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation).
“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, costs, losses, damages, fine, penalties and expenses (including all fees, disbursements and expenses of counsel, experts and consultants), incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, arising under or related to any Environmental Laws or permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” means, with respect to each Obligor, any trade or business (whether or not incorporated) which, together with such Obligor, is treated as a single employer within the meaning of Sections 414(b) or (c) of the IRC (or, solely for purposes of Section 302 of ERISA or Sections 412 and 430 of the IRC, Section 414(m) or (o) of the IRC).
“ERISA Plan” means, at any time, an employee benefit plan, as defined in Section 3(3) of ERISA, which any Obligor or any of its Subsidiaries maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any such Person (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be an employee benefit plan of such Person).

“Event of Default” has the meaning set forth in Section 8.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
“Excluded Intellectual Property” means: United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Administrative Agent or any Lender or required to be withheld or deducted from a payment to the Administrative Agent or any Lender, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (a) imposed as a result of the Administrative Agent or any Lender being organized under the laws of, or having its principal office or, in the case of the Administrative Agent or any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) imposed as a result of a present or former connection between the Administrative Agent or any Lender and the jurisdiction imposing such Tax (other than connections arising from the Administrative Agent or any Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document), (ii) in the case of the Administrative Agent or any Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Administrative Agent or any Lender with respect to an applicable interest in any Advance or commitment pursuant to a law in effect on the date on which (a) the Administrative Agent or any Lender acquires such interest in any Advance or commitment or (b) the Administrative Agent or any Lender changes its lending office, except, in each case, to the extent that, pursuant to Section 7.10, amounts with respect to such Taxes were payable either to the Administrative Agent or any Lender’s assignor immediately before the Administrative Agent or any Lender became a party hereto or to the Administrative Agent or any Lender immediately before it changed its lending office, and (iii) if, upon prior written request therefor, the Administrative Agent or any Lender fails to provide the Obligors with a duly executed IRS Form W-9 or appropriate IRS From W-8.
“Exit Premium” has the meaning set forth in Section 2.8.
“Financial Statements” has the meaning set forth in Section 7.1.
“Final Order” means a final order of the Bankruptcy Court in substantially the form of the Interim Order, with only such modifications thereto as are reasonably necessary to convert the Interim Order to a final order and such other modification as are satisfactory in form and substance to the Parent, the Required Lenders and the Administrative Agent in their respective sole discretion.
“Final Order Entry Date” means the date on which the Final Order is entered by the Bankruptcy Court.
“First Foris Loan Agreement” means that certain Amended and Restated Loan Agreement dated as of October 28, 2019 by and among Foris Ventures, LLC, the Parent and certain Subsidiaries of the Parent, as, as amended by that certain Omnibus Amendment Agreement, dated as of June 5, 2023, and as further amended, restated, supplemented or otherwise modified from time to time.
“First Initial Advance” has the meaning set forth in Section 2.1(a).
“Foreign Subsidiary” means any Subsidiary other than a Subsidiary organized or formed under the laws of any state within the United States or the District of Columbia.
“Foris Liens” means first priority security interests in and Liens on Prepetition Collateral.
“Foris Prepetition Secured Lenders” means each of (a) Foris Ventures, LLC as lender under the First Foris Loan Agreement, (b) Foris Ventures, LLC as lender under the Second Foris Loan Agreement,

(c) Perrara Ventures, LLC as lender under the Perrara Loan Agreement, (d) Anesma Group, LLC as lender under the Anesma Loan Agreement, (e) Anjo Ventures, LLC as lender under the Anjo Loan Agreement, and (f) Muirisc, LLC as lender under the Muirisc Loan Agreement.
“Foris Prepetition Obligations” means the Secured Obligations, as defined in the Foris Prepetition Secured Loan Agreements.
“Foris Prepetition Secured Loan Agreements” means the First Foris Loan Agreement, the Second Foris Loan Agreement, the Perrara Loan Agreement, the Anesma Loan Agreement, the Anjo Loan Agreement, the Muirisc Loan Agreement and any other loan agreement made between any Affiliate of a Foris Prepetition Secured Lender, the Parent and any Subsidiary of the Parent before the Petition Date.
“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, that the definitions set forth in this Agreement and any financial calculations required by the Loan Documents shall be computed to exclude any change to lease accounting rules from those in effect pursuant to Financial Accounting Standards Board Accounting Standards Codification 840 (Leases) and other related lease accounting guidance as in effect on the date hereof.
“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Group Members” means the Obligors and their respective Subsidiaries and “Group Member” means any of them.
“Hazardous Material” means hazardous waste, hazardous substance, pollutant, contaminant, toxic substance, oil, hazardous material, chemical or other similar substance to the extent each of the foregoing is regulated by any Environmental Law.
“Indebtedness” means indebtedness of any kind including, without limitation (i) all indebtedness for borrowed money or the deferred purchase price of property or services, including reimbursement and other obligations with respect to surety bonds and letters of credit, (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, (iii) all capital lease obligations, (iv) all Contingent Obligations, and (v) Disqualified Stock.
“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Obligor under any Loan Document and (ii) to the extent not otherwise described in (i), Other Taxes.
“Independent Director” means, in relation to any Debtor, an independent director to the to the Board of Directors of such Debtor or any Restructuring Committee of such Debtor.
“Initial Advances” has the meaning set forth in Section 2.1(a).
“Initial Budget” means the weekly budget in form and substance satisfactory to the Administrative Agent commencing with the week during which the Petition Date occurs and continuing through the first sixty (60) days of the Cases, containing line items of sufficient detail to reflect the consolidated operating cash flow of the Debtors and each Non-Debtor Subsidiary for such period, a copy of which is attached as Exhibit A.
“Intellectual Property” means all of each Obligors’ (i) rights anywhere in the world in and to Copyrights; Trademarks; Patents; Licenses; trade secrets, confidential and proprietary information,

including know-how, manufacturing and production processes and techniques, research and development information, databases and data, customer and supplier lists and information; inventions; mask works; domain names and social media identifiers; all other intellectual and industrial property rights of any type; and the rights to sue for past, present and future infringement, misappropriation or other violation of any of the foregoing and any harm to the goodwill associated therewith, and (ii) all tangible embodiments of the foregoing.
“Interim Order” means an interim order of the Bankruptcy Court (and as the same may be amended, supplemented, or modified from time to time after entry thereof with the consent of the Required Lenders and the Administrative Agent in their sole discretion) in the form attached as Exhibit E, with changes to such form as are satisfactory to the Required Lenders and the Administrative Agent (solely with respect to its own treatment), in their sole respective discretion, approving the Loan Documents and related matters.
“Interim Order Entry Date” means the date on which the Interim Order is entered by the Bankruptcy Court.
“Investigation” means any investigation of the claims, liens and defenses against any Prepetition Lender.
“Investment” means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person or the acquisition of all, or substantially all, of the assets or a business line or division of another Person or the purchase of any assets of another Person for greater than the fair market value of such assets to solely the extent of the amount in excess of the fair market value.
“IP Security Agreement” means each certain Intellectual Property Security Agreement entered into between an Obligor and Administrative Agent in accordance with this Agreement.
“IRC” means the Internal Revenue Code of 1986, as amended, and any successor thereto (unless otherwise specified therein).
“IRS” means the Internal Revenue Service, or any successor thereto.
“Joinder Agreements” means for each Subsidiary that is required to be a Subsidiary Guarantor, a completed and executed Joinder Agreement in substantially the form attached hereto as Exhibit F.
“Laws” means any federal, state, local and foreign statute, law, treaty, judicial decision, regulation, guidance, guideline, ordinance, rule, judgment, order, decree, code, injunction, permit, concession, grant, franchise, governmental (or quasi-governmental) agreement, governmental (or quasi-governmental) restriction or determination of an arbitrator, court or other Governmental Authority (whether or not having the force of law), whether now or hereafter in effect.
“Leland Property” means the commercial scale production facility located in Leland, North Carolina.
“Lender” has the meaning set forth in the preamble to this Agreement and is defined as the “DIP Lenders” in the DIP Orders.
“Lender Advisors” shall mean Goodwin Procter LLP, CR3 Partners and each other advisor, consultant, expert and local or special counsel to the Lenders.
“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest; provided, that for the avoidance of doubt, licenses, strain escrows and similar provisions in collaboration agreements, research and development agreements that do not create or purport to create a security interest, encumbrance, levy, lien or charge of any kind shall not be deemed to be Liens for purposes of this Agreement.
“Line Item by Line Item Basis” means each line of the Budget (excluding any amounts in the Budget related to professional fees for the Debtors and any statutory creditors’ committee); provided, however, that for line items labeled “Other AP Disbursements,” “InterCo disbursements,” and “Aged Brazil payables,” “Line Item by Line Item Basis” shall refer to the line items set forth in the supporting schedules provided to the Secured Parties in connection with the Budget.
“Litigation” has the meaning set forth in Section 5.5.
“Loan Documents” means this Agreement, the Interim and Final Orders, each Post-Petition Global Note, the Notes (if any), the Account Control Agreements, the Joinder Agreements, all UCC financing statements, the IP Security Agreements, each Security Document, the Approved Budget, and any other documents executed or delivered in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated, and is defined as the “DIP Loan Documents” in the DIP Orders.
“Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets, or condition (financial or otherwise) of the Obligors ; or (ii) the ability of the Obligors to perform the Secured Obligations in accordance with the terms of the Loan Documents, or the ability of the Administrative Agent or any Lender to enforce any of its rights or remedies with respect to the Secured Obligations; or (iii) the Collateral or the Administrative Agent’s Liens on the Collateral or the priority of such Liens; provided that Material Adverse Effect shall expressly exclude (i) any matters publicly disclosed prior to the filing of the Cases, (ii) any matters disclosed on the Schedules or Exhibits hereto, (iii) any matters disclosed in any first day pleadings or declarations, and (iv) the effect of the filing of the Cases, the events and conditions related to, resulting from or leading up thereto and the effects thereon, and any action required to be taken under the Loan Documents or the DIP Orders.
“Maturity Date” means December 31, 2023.
“Maximum Rate” has the meaning set forth in Section 2.2.
“Measuring Period” means the weekly period most recently ended beginning with the week ending on August 18, 2023 and each successive weekly period thereafter.
“Milestone” has the meaning given to it in Section 7.25.
“Mortgage” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Secured Parties, on Real Estate of an Obligor, including any amendment, restatement, modification or supplement thereto.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which any Obligor or any ERISA Affiliate is making, is obligated to make, has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.
“Muirisc Loan Agreement” means that certain Loan and Security Agreement dated on or about August 2, 2023, by and among Muirisc, LLC, the Parent and certain Subsidiaries of the Parent, as amended, restated, supplemented or otherwise modified from time to time.
“Net Proceeds” means the gross proceeds from the sale of any Amyris Assets less the direct costs and expenses incurred in connection with the marketing, negotiation, documentation, and closing of such sale, including, without limitation, any purchase price hold-backs, reasonable and documented legal fees and investment banking fees incurred in connection with such sale, taxes required to be paid, cure costs in connection with any assumed and assigned and/or modified contracts, licenses and leases, and reasonable and documented out of pocket costs and expenses incurred in connection with such sale.
“Non-Debtor Subsidiary” means any Subsidiary of a Debtor which is not itself a Debtor.
“Note” means each promissory note issued hereunder in accordance with Section 2.6.
“Obligor” has the meaning given to it in the preamble to this Agreement.
“OFAC” has the meaning set forth in Section 5.22(b).
“Other Amyris Assets” means all of the assets of the Debtors and its Non-Debtor Subsidiaries other than the Consumer Brands Business.
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.
“Parent” has the meaning set forth in the preamble to this Agreement.
“Patent License” means any written agreement in which any Obligor now holds or hereafter acquires any interest that (i) grants any right with respect to any invention or any Patent, (ii) agrees to refrain from asserting or grants immunity from suit under any Patent or invention, or (iii) grants an option to any of the foregoing.
“Patents” means all letters patent of, or rights corresponding thereto, in the United States or in any other country, all applications (including provisional, continuation (in-whole or in-part), and divisional applications) of the foregoing and any other pre-grant variations thereof, and all reissues, reexaminations, renewals, extensions and other post-grant variations thereof in the United States or any other country.
“Permitted Indebtedness” means (i) Indebtedness of the Obligors in favor of the Secured Parties under the Loan Documents or created pursuant to the DIP Orders; (ii) Indebtedness existing on the Closing Date which is disclosed in Schedule 1A; (iii) [reserved]; (iv) Indebtedness to trade creditors incurred in the ordinary course of business due within 90 days; (v) Indebtedness that also constitutes a Permitted Investment; (vi) [reserved]; (vii) [reserved]; (viii) [reserved]; (ix) [reserved]; (x) [reserved]; (xi) Contingent Obligations that are guarantees of Indebtedness described in clauses (i) through (x) or other obligations of others that do not otherwise constitute Indebtedness; (xii) extensions, refinancings and renewals of any items of Permitted Indebtedness under clause (iii) above with the prior written consent of the Administrative Agent.
“Permitted Intellectual Property Licenses” means (i) licenses of Intellectual Property rights granted by any Obligor that are in existence at the Closing Date and (ii) non-perpetual licenses of Intellectual Property rights granted by any Obligor in the ordinary course of business on arm’s length terms consisting of the licensing of technology, the development of technology or the providing of technical support which may include licenses with unlimited renewal options solely to the extent such options require mutual consent for renewal or are subject to financial or other conditions as to the ability of licensee to perform under the license; provided such license was not entered into during continuance of an Event of Default.
“Permitted Investment” means: (i) Investments existing on the Closing Date which are disclosed in Schedule 1B; (ii) (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (b) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (c) certificates of deposit issued by any bank with assets of at least

$500,000,000 maturing no more than one year from the date of investment therein, and (d) money market accounts; (iii) [reserved]; (iv) Investments accepted in connection with Permitted Transfers; (v) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of the Obligors’ business; (vi) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers in the ordinary course of business and consistent with past practice, provided, that this subparagraph (vi) shall not apply to Investments of any Obligor in any Subsidiary; (vii) [reserved]; (viii) [reserved]; (ix) Investments in existing Domestic Subsidiaries; (x) Investments in Subsidiary Guarantors in such amount as set forth in the Budget and with the prior written consent of the Administrative Agent (in its absolute discretion) in writing from time to time and which are evidenced by a Post-Petition Global Note and Pledged Equity; (xi) Investments in Foreign Subsidiaries that are not Subsidiary Guarantors which are required in the ordinary course of business to fund the day to day operations of the Foreign Subsidiaries in such amount as set forth in the Budget and approved by the Administrative Agent (in its absolute discretion) in writing from time to time and which are evidenced by a Post-Petition Global Note and Pledged Equity; (xii) Permitted Intellectual Property Licenses; and (xiii) additional Investments approved by the Bankruptcy Court in the Final Order.
“Permitted Liens” means any and all of the following: (i) Liens in favor of the Administrative Agent; (ii) Liens existing or pending on the Closing Date which are disclosed in Schedule 1C or secure the Prepetition Indebtedness; (iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that each Obligor maintains adequate reserves therefor in accordance with GAAP; (iv) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of business; provided, that the payment thereof is not yet required; (v) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder; (vi) the following deposits, to the extent made in the ordinary course of business: deposits under workers’ compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (vii) [reserved]; (viii) [reserved]; (ix) leasehold interests in leases or subleases and licenses granted in the ordinary course of the Obligors’ business and not interfering in any material respect with the business of the licensor; (x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due; (xi) [reserved]; (xii) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms; (xiii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property; (xiv) Liens on Cash or Cash equivalents securing obligations permitted under clause (vii) of the definition of Permitted Indebtedness (subject to the limitations in the definitions thereof); (xv) [reserved]; (xvi) [reserved]; (xvii) [reserved]; (xviii) [reserved]; (xix) Liens incurred in connection with the extension, renewal or refinancing of Permitted Indebtedness secured by Liens of the type described in clause (vii) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereof) does not increase; and provided, further, that any Lien granted or arising from and after the Petition Date is approved by order of the Bankruptcy Court.
“Permitted Transfers” means, and in each case, subject to the prior entry of an order of the Bankruptcy Court in form and substance reasonably satisfactory to the Required Lenders and the Administrative Agent in their sole respective discretion (i) dispositions of inventory sold, and Permitted Intellectual Property Licenses, in each case, in the ordinary course of business, (ii) licenses, strain escrows and similar arrangements for the use of Intellectual Property in the ordinary course of business in connection with collaboration agreements, research and development agreements and joint venture agreements and on arm’s length terms and, to the extent material to any Obligor’s business, approved by such Obligor’s board of directors, and, solely with respect to the Collateral IP, subject, at all times to the

Lien of the Administrative Agent on such Obligor’s ownership interest therein as granted hereunder, (iii) dispositions of worn-out, obsolete or surplus property at fair market value in the ordinary course of business, (iv) [reserved], (v) any Transfers consisting of Permitted Investments in Foreign Subsidiaries permitted under clause (xi) of the definition of Permitted Investments, and (vi) sales, transfers or other Disposition of assets with respect to any Debtor pursuant to any order of the Bankruptcy Court, including the All Assets Bidding Procedures Order, in form and substance reasonably satisfactory to the Required Lenders and the Administrative Agent in their sole respective discretion, permitting de minimis asset dispositions without further order of the Bankruptcy Court, so long as the proceeds thereof are applied in accordance with Section 7.25(d).
“Permitted Variance” means on a Line Item by Line Item Basis with respect to each Measuring Period, (a) if the Receipts Variance is a negative number, the Receipts Variance Percentage shall not be greater than 25% (twenty-five percent) measured on a four (4) week and cumulative basis, and (b) if the Disbursements Variance is a positive number, the Disbursements Variance Percentage shall not be greater than (i) 20% (twenty percent) measured on a two (2) week and cumulative basis and (ii) 15% (fifteen percent) measured on a four (4) week and cumulative basis.
“Perrara Loan Agreement” means that certain Loan and Security Agreement dated as of March 10, 2023, by and among Perrara Ventures, LLC, the Parent and certain Subsidiaries of the Parent, as amended by that certain Omnibus Amendment Agreement, dated as of June 5, 2023, and as further amended, restated, supplemented or otherwise modified from time to time.
“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.
“Petition Date” has the meaning given to it in the recitals to this Agreement.
“Plan Effective Date” shall mean the date of the substantial consummation (as defined in section 1101(2) of the Bankruptcy Code) of one or more Chapter 11 Plans confirmed pursuant to an order entered by the Bankruptcy Court.
“Plan Filing Deadline” has the meaning set forth in Section 7.25(d).
“Plan Support Agreement” has the meaning set forth in Section 7.25(d).
“Plan Support Agreement Milestone” has the meaning set forth in Section 7.25(d).
“Plan Support Agreement Milestone Date” means the date on which the Plan Support Agreement Milestone has been satisfied.
“Plan Support Deadline” has the meaning set forth in Section 7.25(d).
“Plan Support Persons” has the meaning set forth in Section 7.25(d).
“Projections” means the Parent’s forecasted consolidated (a) balance sheets; (b) profit and loss statements (which shall report revenue, gross margin, EBITDA and net income); (c) cash flow statements; and (d) capitalization statements, together with appropriate supporting details and a statement of underlying assumptions.
“Pledged Equity” has the meaning set forth for such term in the Security Agreement.
“Post-Petition Global Note” means any intercompany note evidencing the payment obligations of any Subsidiary for all amounts transferred after the Petition Date by any of the Debtors or Non-Debtor Subsidiaries to any Subsidiary of the Parent.

“Prepetition Collateral” means the “Collateral”, as defined in the Foris Prepetition Secured Loan Agreements.
“Prepetition Notes” means the Parent’s 1.5% notes due 2026 pursuant to the Prepetition Note Indenture.
“Prepetition Note Indenture” shall mean that certain Indenture, dated as of November 15, 2021, among the Parent and U.S. Bank National Association, as trustee, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof.
“Prepetition Indebtedness” shall mean collectively, the indebtedness in respect of the Prepetition Notes, the Foris Prepetition Secured Loan Agreements, the DSM Loan Agreement and any other Indebtedness (whether secured or unsecured) of each Debtor existing prior to the Petition Date.
“Prepetition Payment” means any payment, prepayment or repayment made on account of, or with respect to, any Prepetition Indebtedness.
“Professional Persons” has the meaning specified therefor in the DIP Orders.
“Qualified Plan” means a Plan which is intended to be tax-qualified under Section 401(a) of the IRC.
“Real Estate” means all of the real property owned, leased, subleased or used by any Person.
“Real Estate Deliverables” means in respect of any Real Estate mortgaged and pledged to secure the Secured Obligations (including the Leland Facility): (i) a Mortgage in form and substance reasonably satisfactory to the Administrative Agent, (ii) evidence that a counterpart of such Mortgage has been recorded in the place necessary, in the Administrative Agent’s reasonable judgment, to create a valid and enforceable superpriority Lien in favor of the Administrative Agent for the benefit of itself and the Secured Parties, subject to Permitted Liens; (iii) a mortgagee’s title policy; (iv) a survey prepared and certified to the Administrative Agent by a surveyor reasonably acceptable to the Administrative Agent; (v) an opinion of counsel in the state in which such Real Estate is located in form and substance and from counsel reasonably satisfactory to the Administrative Agent; (vi) if any such parcel of Real Estate is determined by the Administrative Agent to be in a flood zone, a flood notification form signed by the Obligors and evidence that flood insurance is in place for the building and contents, all in form and substance satisfactory to the Administrative Agent; and (vii) such other information, documentation, and certifications with respect to the Real Estate as may be reasonably required by the Administrative Agent; provided that the Administrative Agent may waive any of the foregoing (i)-(vii) in its sole discretion.
“Receipts Variance” means, for any Measuring Period, the numerical amount by which total receipts for such Measuring Period are less than total receipts, respectively, on a Line Item by Line Item Basis, for such Measuring Period as set out in the Budget for the then applicable week and on a cumulative basis for such Measuring Period.
“Receipts Variance Percentage” means, the percentage obtained by dividing (a) the Receipts Variance (as an absolute amount) for the then applicable week and on a cumulative basis for such Measuring Period by (b) total receipts for such Measuring Period as set out in the Budget for the then applicable week and on a cumulative basis.
“Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.
“Remedies Notice Period” has the meaning set forth in Section 9.1(c).
“Representatives” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, brokers, trustees, administrators, managers, advisors and representatives, including accountants, auditors, and legal counsel of such Person and of such Person’s Affiliates.
“Required Lenders” means, at any time, Lenders holding in the aggregate at least 50.1% of the sum of the outstanding Advances and, if the Commitments have not been terminated, Commitments, of all Lenders.
“Restructuring Committee” means, in relation to any Debtor, any committee of the Board of Directors of such Debtor charged with managing the Cases.
“Sale Toggle Event” has the meaning set forth in Section 7.25(d).
“Sale Toggle Event Notice” has the meaning set forth in Section 7.25(d).
“SEC” means the United States Securities and Exchange Commission.
“Second Foris Loan Agreement” means that certain Amended and Restated Loan and Security Agreement dated as of September 27, 2022, by and among Foris Ventures, LLC, the Parent and certain Subsidiaries of the Parent, as amended by that certain Omnibus Amendment Agreement, dated as of June 5, 2023, and as further amended, restated, supplemented or otherwise modified from time to time.
“Second Initial Advance” has the meaning set forth in Section 2.1(a).
“Secured Obligations” means the unpaid principal of and interest on (including interest accruing after the maturity of the Advances, any Exit Premium and interest, fees, costs, expenses and indemnities accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Obligor, whether or not a claim for post-filing or post-petition interest, fees, costs, expenses or indemnities is allowed or allowable in such proceeding) the Advances and all other obligations and liabilities of any Obligor to the Administrative Agent or any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, any Loan Document, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all reasonable fees, charges and disbursements of the Lender Advisors and counsel to the Administrative Agent or any Lender that are required to be paid by any Obligor pursuant hereto) or otherwise and including all indemnity claims of the Administrative Agent and the Lenders pursuant to Section 6.3, and is defined as the “DIP Obligations” in the DIP Orders. The Secured Obligations shall be allowed claims against the Debtors’ estates without the need to file a proof of claim.
“Secured Parties” means collectively, the Lenders, the Administrative Agent, any other holder from time to time of any of the Secured Obligations and, in each case, their respective successors and permitted assigns, and is defined as the “DIP Secured Parties” in the DIP Orders.
“Securities Act” means the Securities Act of 1933, as amended from time to time.
“Security Agreement” means that certain Security Agreement dated on or about the date of this Agreement made between the Administrative Agent and the Obligors.
“Security Documents” means the collective reference to the DIP Orders, the Security Agreement, the Account Control Agreements, all other mortgages, deeds of trust, security agreements, pledge agreements, assignments, control agreements, financing statements and other documents as shall from time to time secure or relate to the Secured Obligations or any other obligation arising under any Loan Document or any part thereof, in each case, executed by any Obligor or any Subsidiary.
“Subsidiary” means an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, in which any Obligor owns or controls 50.1% or more of the outstanding voting securities, including each entity listed on Schedule 1 hereto.

“Successor Case” means with respect to the Cases, any subsequent proceedings under Chapter 7 of the Bankruptcy Code.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan Interest Rate” means for any day a per annum rate of interest equal to twelve per cent (12.0%).
“Termination Declaration” has the meaning set forth in Section 9.1(a).
“Trademark License” means any written agreement (i) granting any right to use any Trademark, now owned or hereafter acquired by any Obligor or in which any Obligor now holds or hereafter acquires any interest, (ii) agreeing to refrain from asserting or granting immunity under any Trademark, (iii) to coexist, or (iv) granting an option to any of the foregoing.
“Trademarks” means all trademarks, service marks, domain names, trade names, business names, corporate names, trade dress, logos, designs, slogans, or other indicia of source or origin, whether registered, common law or otherwise, and any applications, recordings, renewals and other post-grant variations of any of the foregoing in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, together, in each case, with the goodwill associated therewith or symbolized thereby.
“Trigger Notice” written notice delivered to the Office of the United States Trustee for Region 3 and counsel for the Debtors and any statutory creditors’ committee by the Administrative Agent describing the Event of Default that is alleged to continue under the Loan Documents (or after the payment in full of the Secured Obligations, delivered by the Foris Prepetition Secured Lenders under the Foris Prepetition Secured Loan Agreements describing the reason for termination of the use of cash Collateral).
“Trust Fund Amounts” has the meaning set forth in Section 7.15(c).
“UCC” shall mean the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the UCC is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the UCC , the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Administrative Agent’s lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.
“Variance Report” means a report prepared by a Responsible Officer of the Parent, in form satisfactory to the Administrative Agent and delivered beginning by 5:00 p.m. on August 23, 2023 and then by 5:00 p.m. on Wednesday of every week thereafter, comparing on a Line Item by Line Item Basis (a) total receipts for such Measuring Period to total receipts for such Measuring Period as set forth in the Approved Budget on a weekly and cumulative basis; and (b) total disbursements for such Measuring Period to total disbursements for such period as set forth in the Approved Budget on a weekly and cumulative basis; together with a statement certifying and setting forth the calculation of the Permitted Variances and the Borrowers’ compliance or non-compliance with the Permitted Variances for such Measuring Period and explaining in reasonable detail any Material Variance (as defined in the Interim Order or the Final Order, whichever is then applicable).
“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as amended, and the rules and regulations promulgated thereunder from time to time in effect.

Unless otherwise specified (a) all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement, (b) any accounting term used in the Loan Documents shall have the meaning customarily given such term in accordance with GAAP, (c) all financial computations hereunder shall be computed in accordance with GAAP, consistently applied, (d) terms that are used in the Loan Documents and defined in the UCC shall have the meanings given to them in the UCC, and reference to a time of day is to the prevailing Pacific time. Notwithstanding anything to the contrary contained in this Agreement, each action permitted to be taken or not taken and each determination permitted or required to be made or not made, in each case by the Administrative Agent under this Agreement shall be so taken or not taken (or made or not made) by the Administrative Agent acting in its sole discretion (except where required upon direction of the Required Lenders who shall act in their sole discretion).
SECTION 2.THE ADVANCES
2.1    Advances.
(a)    Advances. Subject to the terms and conditions of this Agreement, each Lender severally and not jointly agrees to make Advances to the Borrowers in an amount not to exceed such Lender’s pro rata share of the aggregate Commitments on each applicable Advance Date, in a minimum amount (other than in respect of the Initial Advances) of $20,000,000 or, if less, such lesser amount of the remaining amount of the aggregate Commitments. Any Advance shall become effective and shall be an Advance as of the applicable Advance Date. Any part of the Available Commitment which is not borrowed on or before the DIP Termination Date will be immediately cancelled in full and shall not be available to be borrowed, except as otherwise provided herein and in the DIP Orders with respect to the Carve-Out Cap and the Trust Fund Amounts. The aggregate amount of all Advances must not exceed the aggregate Commitments. No amount of any Advance may exceed the amount for such Advance set forth in the Initial Budget or any subsequent Budget, as the case may be. Any amount borrowed under this Agreement and subsequently repaid or prepaid may not be reborrowed. The Commitments shall automatically and permanently be reduced by the amount of each Advance. On the Closing Date, the Borrowers shall request an initial Advance in an aggregate amount equal to $30,000,000 (the “First Initial Advance”). After the Closing Date but prior to the Final Order Entry Date, the Borrowers may request an additional initial Advance in an aggregate amount equal to $40,000,000 (the “Second Initial Advance” and, together with the First Initial Advance, the “Initial Advances”). On and after the Final Order Entry Date and before the DIP Termination Date, subject to the other terms of this Section 2.1(a), the Borrowers may incur one or more additional Advances in an aggregate principal amount not to exceed the then Available Commitment; provided that (i) the principal amount of each such Advance shall not exceed the amount specified in the Budget for such Advance as of the date of such Advance; (ii) no Advance shall be made more than once every twenty-one (21) calendar days; and (iii) notwithstanding the occurrence of the DIP Termination Date, Advances may be made solely to fund the Carve-Out Cap and the Trust Fund Amounts.
(b)    Advance Request. Each Advance shall be made upon written notice to the Administrative Agent set forth in an Advance Request which (other than in relation to the first Advance made under this Agreement) must be received by the Administrative Agent not less than five Business Days before the proposed date of such Advance. Such Advance Request shall specify the applicable Advance Date, which shall be a Business Day.
(c)    Interest. The principal balance of each Advance shall bear interest thereon from the applicable Advance Date at the Term Loan Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed. The Borrowers will pay interest in kind on each Advance on the first Business Day of each calendar month (each, an “Interest Payment Date”), beginning with the calendar month first starting after the Advance Date for that Advance. Interest when due shall be capitalized (“Capitalized Interest”) on the Interest Payment Date on which it was due provided that, notwithstanding the foregoing or anything else to the contrary in this Agreement, all Capitalized Interest not otherwise paid to the Administrative Agent on behalf of the Lenders under this Agreement shall be due and paid in cash to Administrative Agent on behalf of the Lenders on the DIP Termination Date. Capitalized Interest shall be added to principal amounts of each Advance automatically on each Interest Payment Date, shall be deemed, for all purposes, to be principal and shall thereafter bear interest thereon. Interest at the Term Loan Interest Rate shall begin to accrue on the Capitalized Interest beginning on and including the date on which such Capitalized Interest is capitalized (and added to the principal amount of each Advance) and at all times thereafter as provided in this Section 2.2 until the principal amount of each Advance which includes such Capitalized Interest has been paid in full in cash. In computing interest, the date of the making of any Advance shall be included and the date of payment shall be excluded. A certificate as to the amount of Capitalized Interest delivered to the Borrowers by the Administrative Agent shall be conclusive absent manifest error.
(d)    Payment of Advances. To the extent not previously paid, all then outstanding Advances shall be due and payable on the DIP Termination Date, together with accrued and unpaid interest on the principal amount to be paid and all fees and expenses payable hereunder. The Obligors shall make all payments under this Agreement by wire transfer in immediately available funds without setoff, recoupment or deduction and regardless of any counterclaim or defense.
(e)    Invoices. For the avoidance of doubt, the Borrowers and the Administrative Agent confirm, acknowledge, and agree that no invoice shall be sent in connection with collection of the payments set forth in this Section 2.1 and receipt of an invoice in connection therewith shall not be a condition of such payments becoming due and payable hereunder.
2.2    Maximum Interest. Notwithstanding any provision in this Agreement or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal amount of the Advances or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or any Lender exceeds the Maximum Rate, the Administrative Agent or such Lender may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Secured Obligations hereunder.
2.3    Default Interest. Upon the occurrence and during the continuation of an Event of Default, all Secured Obligations including principal, interest, Capitalized Interest and professional fees shall bear interest at a rate per annum equal to the Term Loan Interest Rate plus 2.0% per annum. If any interest is not paid when due, delinquent interest shall be added to principal and shall bear interest, compounded at the rate set out in this Section 2.3.
2.4    Payments. Except with respect to the capitalization of Capitalized Interest in accordance with Section 2.2, all payments (including prepayments) to be made by an Obligor under any Loan Document shall be made to the Administrative Agent in immediately available funds in Dollars, without setoff, counterclaim, or deduction, before 12:00 p.m. on the date when due. Payments of principal and/or interest received after 12:00 p.m. are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, and (ii) second, toward payment of principal then due hereunder.

2.5    Prepayment.
(a)    Optional Prepayment. No Borrower may prepay all or any part of the Advances unless in accordance with the express provisions of this Agreement.
(b)    Mandatory Prepayments. Subject in all respects to the DIP Orders, if applicable, if and on each occasion that any Net Proceeds are received by or on behalf of the Parent or any of its Subsidiaries in respect of the disposition of Collateral (other than any disposition of Inventory in the ordinary course of business), the Borrowers shall, immediately after such Net Proceeds are received by them or any Subsidiary thereof prepay the Advances, together with accrued and unpaid interest on the principal amount thereof and all fees and expenses payable hereunder, pro rata in an aggregate amount equal to 100% of such Net Proceeds. For the avoidance of doubt, any Advance prepaid under this Section 2.5 may not be re-borrowed.
2.6    Notes. This Agreement evidences the obligation of the Borrowers to repay the Advances and is being executed as a noteless credit agreement. If so requested by the Administrative Agent (on behalf of any Lender) by written notice to the Borrowers, then the Borrowers shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.13) (promptly after the Parent’s receipt of such notice) a promissory note or notes in form and substance satisfactory to the Administrative Agent to evidence the Advances.
2.7    Increased Costs. If any change in law shall: (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, the Administrative Agent or any Lender, (ii) subject the Administrative Agent or any Lender to any Taxes on its loans, loan principal, letters of credit, commitment, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or (iii) impose on the Administrative Agent or any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or any Advance and the result of any of the foregoing shall be to increase the cost to the Administrative Agent or any Lender of making, converting to, continuing or maintaining any Advance (or of maintaining its obligation to make any such Advance), or to reduce the amount of any sum received or receivable by the Administrative Agent or any Lender hereunder (whether of principal, interest or any other amount) then, upon written request of the Administrative Agent or any Lender, Obligors shall promptly pay to the Administrative Agent or any Lender such additional amount or amounts as will compensate the Administrative Agent or any Lender for such additional costs incurred or reduction suffered. Failure or delay on the part of the Administrative Agent or any Lender to demand compensation pursuant to this Section 2.8 shall not constitute a waiver of the Administrative Agent or any Lender’s right to demand such compensation. A certificate as to any additional amounts payable pursuant to this Section 2.8  submitted by the Administrative Agent to the Parent shall be conclusive in the absence of demonstrable error. The Secured Obligations of the Borrowers arising pursuant to this Section 2.8 shall survive the discharge of the Secured Obligations.
2.8    Exit Premium. Upon the closing in one or more transactions or series of transactions of a sale of all or substantially all of the Amyris Assets in accordance with the All Assets Bidding Procedures Order, the Borrowers shall pay to the Administrative Agent (for the account of the Lenders) a premium in cash (the “Exit Premium”) in an amount equal to 3.0% of the aggregate amount of all then outstanding Advances, together with accrued and unpaid interest on such amount and all fees and expenses due and payable hereunder, as of the closing date of such sale(s); provided that (i) such Exit Premium shall be approved by the Bankruptcy Court as part of the Final Order and shall be fully earned upon entry of the Final Order, but, for the avoidance of doubt, shall only be payable upon the closing in one or more transactions or series of transactions of a sale of all or substantially all of the Amyris Assets in accordance with the All Assets Bidding Procedures Order and (ii) the payment of such Exit Premium shall be structured in the most tax efficient manner for the Lenders so long as such tax structuring shall not be adverse in any material respect to the Obligors.

SECTION 3.PRIORITY AND LIENS; NO DISCHARGE
3.1    Priority. Each Obligor hereby covenants, represents, warrants and agrees that upon the execution on this Agreement and entry of the Interim Order (and, when applicable, the Final Order), the Secured Obligations under the Loan Documents shall, subject to the Carve-Out, at all times:
(a)    be entitled to superpriority administrative expense claim status in the Cases having a priority over all administrative expenses and any claims of any kind or nature whatsoever, specified in or ordered pursuant to section 105, 326, 327, 328, 330, 331, 361, 362, 363, 364, 365, 503, 506, 507(a), 507(b), 546, 552, 726, 1113 or 1114 or any other provisions of the Bankruptcy Code;
(b)    be secured by a fully perfected security interest in and lien on all Collateral of each Debtor, as provided in and with the priority granted by the Interim Order (and, when applicable, the Final Order).
3.2    Automatic Perfection. Each Obligor hereby confirms and acknowledges that, pursuant to the Interim Order (and, when entered, the Final Order), Liens in favor of the Administrative Agent on behalf of and for the benefit of the Secured Parties in all of the Debtors’ Collateral, which includes, without limitation, all of such Debtor’s Real Estate, now existing or hereafter acquired, shall be created and perfected without the recordation or filing in accordance with any federal or state law, including, without limitation, in any federal patent or copyright recording office or repository, and state secretary of state recording office or repository, or state, county or local land records, or other federal or state filing offices, repositories or locals with respect to any security interest, lien, Mortgage, assignment or similar instrument, and without having to take any action, or given any notice, to establish possession or control over any of the Debtors’ Collateral, including, without limitation, cash, deposits accounts, investments, securities, Pledged Equity and any other Debtors’ Collateral as to which possession or control would otherwise be required to perfect a security interest.
3.3    Collateral. As security for the prompt, complete and indefeasible payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, each Obligor grants to the Administrative Agent, for the benefit of the Secured Parties, a security interest in all of such Obligor’s right, title, and interest in and to the following personal property whether now owned or hereafter acquired or in which such Obligor now has or at any time in the future may acquire any right, title or interest and wherever located and all proceeds and products thereof (collectively, the “Collateral”): (i)(a) all goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, equity interests of subsidiaries, joint ventures and other entities, General Intangibles (except as provided below), Collateral IP, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, securities accounts, securities entitlements and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; (b) all Obligor’s Books relating to the foregoing; and (c) any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing, (ii) the “DIP Collateral” referred to in the DIP Orders and (iii) the Real Estate as further described in Section 3.4 (including the Leland Property); provided; however, that the Collateral shall not include any Excluded Intellectual Property and the Administrative Agent’s security interest in the Collateral shall be junior and subordinate to the liens arising under the DSM Loan Agreement.
3.4    Real Estate Collateral. Further to Section 3.3 and the Interim Order (and, when entered, the Final Order), to secure the full and timely payment and performance of the Obligations, each Obligor that is a Debtor hereby MORTGAGES, GRANTS, BARGAINS, ASSIGNS, SELLS, CONVEYS and CONFIRMS, to the Administrative Agent, for the ratable benefit of the Secured Parties, all of its right, title and interest in and to any Real Estate (which, for the avoidance of doubt, shall include the Leland Facility) and all of such Obligor’s right, title and interest now or hereafter acquired in and to (a) all land and improvements (including fixtures, as defined in the UCC) now owned (or leased) or hereafter acquired by such Obligor, (b) all materials, supplies, equipment, apparatus and other items of personal property now owned or hereafter acquired by such Obligor and now or hereafter attached to, installed in or used in connection with the Real Estate, (c) all utilities whether or not situated in easements, (d) all equipment, inventory and other goods in which such Obligor now has or hereafter acquires, (e) all general intangibles, instruments, documents, contract rights and chattel paper relating to the Real Estate, (f) all reserves, escrows or impounds and all deposit accounts maintained by such Obligor with respect to the Real Estate, (g) all leases, licenses, concessions, occupancy agreements or other agreements (written or oral, now or at any time in effect) which grant to any Person a possessory interest in, or the right to use, all or any part of the Real Estate, together with all related security and other deposits, (h) all of the rents, revenues, royalties, income, proceeds, profits, accounts receivable, security and other types of deposits, and other benefits paid or payable by parties to the leases for using, leasing, licensing possessing, operating from, residing in, selling or otherwise enjoying the Real Estate, (i) all other agreements, such as construction contracts, architects’ agreements, engineers’ contracts, utility contracts, maintenance agreements, management agreements, service contracts, listing agreements, guaranties, warranties, permits, licenses, certificates and entitlements in any way relating to the construction, use, occupancy, operation, maintenance, enjoyment or ownership of the Real Estate, (j) all rights, privileges, tenements, hereditaments, rights-of-way, easements, appendages and appurtenances appertaining to the foregoing, (k) all property tax refunds payable with respect to the Real Estate, (l) all accessions, replacements and substitutions for any of the foregoing and all proceeds thereof, (m) all insurance policies, unearned premiums therefor and proceeds from such policies covering any of the above property now or hereafter acquired by such Obligor as an insured party, and (n) all awards, damages, remunerations, reimbursements, settlements or compensation heretofore made or hereafter to be made to such Obligor by any governmental authority pertaining to any condemnation or other taking (or any purchase in lieu thereof)), TO HAVE AND TO HOLD to the Administrative Agent, and such Obligor does hereby bind itself, its successors and assigns to WARRANT AND FOREVER DEFEND the title to such property, assets and interests unto the Administrative Agent.
3.5    Liens. All of the Liens described in this Section 3 (i) shall be effective and perfected upon entry of the Interim Order (and, when entered, the Final Order), without the necessity of the execution, recordation or filings by any Debtor of mortgages, security agreements, control agreements, pledge agreements, financing statements or other similar documents, or the possession or control by the Administrative Agent of, or over, any Collateral, as set forth in the DIP Orders and (ii) for the avoidance of doubt, shall in no way limit the Liens and security interests granted by any Obligor pursuant to the DIP Orders or the Security Documents, provided that, upon the request of the Administrative Agent, each Obligor shall execute and deliver to the Administrative Agent, as soon as reasonably practicable following such request but in any event within 60 days following such request (as extended by the Administrative Agent), a Mortgage in recordable form with respect to any Real Estate constituting Collateral owned by such Obligor and identified by the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent, and, with respect to each Mortgage, the Real Estate Deliverables as requested by the Administrative Agent. The Obligors covenant and agree that within 60 days of the Closing Date, the Obligors shall deliver to the Administrative Agent a Mortgage and the Real Estate Deliverables with respect to the Leland Facility, in each case in form and substance satisfactory to the Administrative Agent.
3.6    Financing Statements. Each Obligor hereby authorizes the Administrative Agent to file financing statements, without notice to Obligor, with all jurisdictions deemed necessary or appropriate by the Administrative Agent to perfect or protect the Secured Parties’ interests or rights hereunder. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect.
3.7    Discharge. Each of the Obligors agrees that (i) its obligations under the Loan Documents and the DIP Orders shall not be discharged by the entry of an order confirming a Chapter 11 Plan (and each of the Obligors, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby irrevocably waives any such discharge), and (ii) the DIP Superpriority Claim granted to the Administrative Agent and the other Secured Parties pursuant to the DIP Orders and the Liens granted to the Administrative Agent and the other Secured Parties pursuant to the DIP Orders shall not be affected in any manner by the entry of an order confirming a Chapter 11 Plan.
3.8    Administrative Agent Remedies. Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent may (or, at the direction of the Required Lenders, shall), subject to the provisions of the DIP Orders, exercise any or all of the following rights and remedies:
(a)    erminate any unfunded Commitments;
(b)    terminate the Loan Documents as to any future liability or obligation of the Administrative Agent and the Lenders;
(c)    those rights and remedies provided in the DIP Orders, this Agreement, or any other Loan Document (including accelerating the repayment of the Secured Obligations);
(d)    declare the occurrence of a DIP Termination Date terminating the Debtors’ ability to use Cash Collateral, except for payment of the Trust Fund Amounts and funding of the Carve-Out Account and any obligations to fund the Carve-Out through the delivery of the Carve-Out Trigger Notice to the Borrowers as permitted herein and in the DIP Orders;
(e)    those rights and remedies available to a secured party under the UCC (whether or not the UCC applies to the affected Collateral) or under any other applicable law (including, without limitation, any law governing the exercise of a bank's right of setoff or bankers' lien) when a debtor is in default under a security agreement;
(f)    give notice of sole control or any other instruction under any control agreement with any depositary bank or securities intermediary and take any action therein with respect to such Collateral;
(g)    without notice, demand or advertisement of any kind to any Obligor or any other Person, enter the premises of any Obligor where any Collateral is located (through self-help and without judicial process) to collect, receive, assemble, process, appropriate, sell, lease, assign, grant an option or options to purchase or otherwise dispose of, deliver, or realize upon, the Collateral or any part thereof in one or more parcels at public or private sale or sales (which sales may be adjourned or continued from time to time with or without notice and may take place at any Obligor’s premises or elsewhere), for cash, on credit or for future delivery without assumption of any credit risk, and upon such other terms as the Administrative Agent may deem commercially reasonable; and
(h)    transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Equity, exchange certificates or instruments representing or evidencing Pledged Equity for certificates or instruments of smaller or larger denominations, exercise the voting and all other rights as a holder with respect thereto, to collect and receive all cash dividends, interest, principal and other distributions made thereon and to otherwise act with respect to such Pledged Equity as though the Administrative Agent was the outright owner thereof.
3.9    Waiver of Equity Redemption. The Administrative Agent shall have the right upon any such public sale or sales and, to the extent permitted by law, upon any such private sale or sales, to purchase for the benefit of the Administrative Agent and the Secured Parties, the whole or any part of the Collateral so sold, free of any right of equity redemption, which equity redemption the Grantor hereby expressly releases.
3.10    Preserving Collateral. Until the Administrative Agent is able to effect a disposition of Collateral, the Administrative Agent shall have the right to hold or use Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving Collateral or its value or for any other purpose deemed appropriate by the Administrative Agent. The Administrative Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of the

Administrative Agent’s remedies (for the benefit of the Secured Parties), with respect to such appointment without prior notice or hearing as to such appointment.
3.11    Power of Attorney. Each Obligor irrevocably authorizes the Administrative Agent at any time and from time to time in the sole discretion of the Administrative Agent and appoints the Administrative Agent as its attorney-in-fact (i) to endorse and collect any cash proceeds of the Collateral, (ii) to file any financing statement with respect to the Collateral and to file any other financing statement or amendment of a financing statement (which does not add new collateral or add a debtor) in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Administrative Agent’s security interest in the Collateral, (iii) in the case of any Intellectual Property owned by or licensed to an Obligor, execute, deliver and have recorded any document that the Administrative Agent may request to evidence, effect, publicize or record the Administrative Agent’s security interest in such Intellectual Property and the goodwill and general intangibles of such Obligor relating thereto or represented thereby, (iv) to contact and enter into one or more agreements with the issuers of uncertificated securities which are Collateral or with securities intermediaries holding Collateral as may be necessary or advisable to give the Administrative Agent control over such Collateral, (v) to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for Permitted Liens), (vi) to contact account debtors for any reason, (vii) to demand payment or enforce payment of the receivables in the name of the Administrative Agent or such Obligor and to endorse any and all checks, drafts, and other instruments for the payment of money relating to the receivables, (viii) to sign such Obligor’s name on any invoice or bill of lading relating to the receivables, drafts against any account debtor of the Obligor, assignments and verifications of receivables, (ix) to exercise all of such Obligor’s rights and remedies with respect to the collection of the receivables and any other Collateral, (x) to settle, adjust, compromise, extend or renew receivables, (xi) to settle, adjust or compromise any legal proceedings brought to collect receivables, (xii) to prepare, file and sign such Obligor’s name on a proof of claim in bankruptcy or similar document against any account debtor of such Obligor, (xiii) to prepare, file and sign such Obligor’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the receivables of such Obligor, (xiv) to change the address for delivery of mail addressed to such Obligor to such address as the Administrative Agent may designate and to receive, open and dispose of all mail addressed to such Obligor, and (xv) to do all other acts and things necessary to carry out this Agreement; and such Obligor agrees to reimburse the Administrative Agent on demand for any payment made or any expense incurred by the Administrative Agent in connection with any of the foregoing; provided that, this authorization shall not relieve such Obligor of any of its obligations under this Agreement or under any other Loan Document or the DIP Orders. The Administrative Agent shall not incur any liability in connection with or arising from the exercise of such power of attorney and shall have no obligation to exercise any of the foregoing rights and remedies. The Administrative Agent’s foregoing appointment as each Obligor’s attorney in fact, and all of the Administrative Agent’s rights and powers, coupled with an interest, are irrevocable until such time as all Secured Obligations have been satisfied in full, the Lenders are under no further obligation to make Advances and the Loan Documents have been terminated.
SECTION 4.CONDITIONS PRECEDENT TO ADVANCES
4.1    Advances. The Secured Obligations of each Lender to make any Advance under this Agreement is subject to the satisfaction or waiver in writing of the following documents and other evidence, each in form and substance satisfactory to the Administrative Agent and the Required Lenders on or before the Closing Date:
(a)    the Loan Documents, signed by all parties to them;
(b)    each document (including UCC financing statements) required by the Security Documents, if any, to be filed, registered, or recorded in order to create in favor of Administrative Agent on the Collateral described therein for which perfection is required by the terms thereof;
(c)    all fees, expenses (including, without limitation, legal fees and expenses) and other disbursements payable under the Loan Documents or otherwise to be paid to the Administrative Agent and the Lenders on or before the Closing Date shall have been approved;

provided that payment of such fees, expenses, and other disbursements shall be deferred to the DIP Termination Date;
(d)    no Default or Event of Default shall have occurred and be continuing;
(e)    each of the representations and warranties made by any Obligor in or pursuant to the Loan Documents shall be true and correct in all material respects (except to the extent such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date), except that any representations and warranties subject to “materiality”, “Material Adverse Effect” or similar materiality qualifiers shall be true and correct in all respects as of the date of such extension of credit (except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct as of such earlier date);
(f)    [reserved];
(g)    [reserved];
(h)    all necessary consents and approvals to authorize the Loan Documents shall have been obtained by the applicable Obligors;
(i)    an Advance Request, signed by the Parent;
(j)    a certificate signed by a authorized officer of the Parent certifying that the conditions specified in clauses (d), (e), and (h) of this Section 4.1 have been satisfied;
(k)    [reserved];
(l)    subject to Section 12.12, the certificates, if any, representing the shares of Pledged Equity pledged pursuant to the Security Agreement and the other Security Documents, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof;
(m)    agreements for filing with the United States Copyright Office or the United States Patent and Trademark Office providing notice of the security interest granted in favor of the Administrative Agent in the Intellectual Property registered or applied for in the United States listed on the applicable schedules to the Security Documents, duly executed by each Obligor, as applicable;
(n)    [reserved];
(o)    evidence that no Obligor has made any payments after the Petition Date on account of any debt arising prior to the Petition Date without the consent of the Administrative Agent in its sole discretion and pursuant to any first day order entered by the Bankruptcy Court;
(p)    the Petition Date shall have occurred and each Obligor contemplated to be a debtor in the Cases shall have filed petitions commencing cases under the Bankruptcy Code;
(q)    no trustee, examiner, or receiver shall have been appointed or designated in any of the Cases with respect to the Obligors’ business, properties or assets and no motion shall be pending seeking similar relief or any other relief, which, if granted, would result in a person other than the Obligors exercising control over their assets;
(r)    the Cases of any of the Debtors shall have not been dismissed or converted to cases under chapter 7 of the Bankruptcy Code;
(s)    a copy of (i) the Initial Budget, and (ii) any subsequent Budget, as applicable;
(t)    (i) advanced drafts of the “first day” orders (including, without limitation, any order approving significant or outside the ordinary course of business transactions entered on (or before) the Closing Date and a Cash Management Order) and a list of critical vendors, in each case, in form and substance satisfactory to the Required Lenders and the Administrative Agent and (ii) all “first day” orders intended to be entered by the Bankruptcy Court at or immediately after the Debtors’ “first day” hearing shall have been entered by the Bankruptcy Court, shall be acceptable to the Required Lenders and the Administrative Agent, shall be in full force and effect, shall not have been vacated or reversed, shall not be subject to a stay and shall not have been modified or amended other than as acceptable to the Required Lenders and the Administrative Agent; provided, that notwithstanding anything herein to the contrary, any right of approval or consent of the Administrative Agent pursuant to this Section 4.1(u) shall be solely limited to its own treatment under the “first day” orders;
(u)    the Interim Order Entry Date shall have occurred and the Interim Order shall be in full force and effect and shall not have been vacated or reversed, shall not be subject to any stay, and shall not have been modified or amended in any respect without the consent of the Administrative Agent and the Required Lenders, and the Obligors and their Subsidiaries shall be in compliance with the Interim Order; provided, that notwithstanding anything herein to the contrary, any right of approval or consent of the Administrative Agent pursuant to this Section 4.1(u) shall be solely limited to its own treatment under the Interim Order;
(v)    [reserved]; and
(w)    evidence that the Parent shall, in compliance with applicable corporate requirements, have (i) appointed one Independent Director to its Board of Directors, and any Restructuring Committee, (ii) appointed a Chief Restructuring Officer that is satisfactory to, and on terms satisfactory to, the Administrative Agent and (iii) charged the Restructuring Committee with the direct oversight of the services provided by the Chief Restructuring Officer and the Business Recovery Services unit of PricewaterhouseCoopers, LLP who shall report directly to the Restructuring Committee.
4.2    Subsequent Advances. On the date of each Advance Request and on each Advance Date (other than with respect to the First Initial Advance):
(a)    he Administrative Agent shall have received all documents it may reasonably request;
(b)    each of the representations and warranties set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Advance Request and the Advance Date (except to the extent such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date), except that any representations and warranties subject to “materiality”, “Material Adverse Effect” or similar materiality qualifiers shall be true and correct in all respects as of the date of such extension of credit (except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct as of such earlier date);
(c)    the Obligors shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on their part to be observed or performed, and at the time of and immediately after giving effect to such Advance no Default or Event of Default shall have occurred and be continuing;
(d)    no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing;
(e)    the Final Order shall have been entered by the Bankruptcy Court not later than thirty-six (36) days following the Petition Date (or, in the case of the Second Initial Advance, the conditions set forth in Section 4.1(u) shall be satisfied as of the date of the applicable Advance Request and on the applicable Advance Date);
(f)    the Final Order shall be in full force and effect, and shall not (in whole or in part) have been reversed, modified, amended, stayed, or vacated (or, in the case of the Second Initial Advance, the conditions set forth in Section 4.1(u) shall be satisfied as of the date of the applicable Advance Request and on the applicable Advance Date);
(g)    the Debtors shall be in compliance in all respects with the Final Order (or, in the case of the Second Initial Advance, the Interim Order) and the Obligors shall be in compliance in all respect with the Loan Documents;
(h)    no order has been entered reversing, amending, staying, vacating, terminating or otherwise modifying in any manner adverse to the Administrative Agent or the Lenders, the DIP Orders;
(i)    delivery of an Advance Request;
(j)    all fees, expenses (including, without limitation, legal fees and expenses) and other disbursements payable under the Loan Documents or otherwise to be paid to the Administrative Agent and the Lenders on or before the Closing Date shall have been approved, subject to the provisions of the DIP Orders; provided that payment of such fees, expenses, and other disbursements shall be deferred to the DIP Termination Date; and
(k)    the Administrative Agent shall have received copies of the “second day” pleadings and orders at least two (2) Business Days before filing such “second day” pleadings and orders, and the relief requested therein shall be reasonably acceptable in form and substance to the Administrative Agent.
Each Advance Request shall be deemed to constitute a representation and warranty by the Obligors on the date of such Advance Request and on the applicable Advance Date as to the matters specified in paragraphs (b), (c) and (d) of this Section 4.2 and as to the matters set forth in the Advance Request.
SECTION 5.REPRESENTATIONS AND WARRANTIES
To induce the Lenders to make the Advances, the Obligors, jointly and severally, represent and warrant to the Administrative Agent and the Lenders that as of the Closing Date, the date of each Advance Request and the date of each Advance:
5.1    Corporate Status; Compliance with Law. Each of the Parent and its Subsidiaries, subject in the case of the Parent and each Subsidiary that is a Debtor to the entry of the DIP Orders and the terms thereof, (a) is a corporation, partnership, limited partnership or limited liability company duly organized, validly existing and in good standing under the laws of its applicable jurisdiction of incorporation or formation; (b) is duly qualified to conduct business and is in good standing in all jurisdictions in which the nature of its business or its ownership or lease of properties require such qualifications and where the failure to be qualified would reasonably be expected to have a Material Adverse Effect; (c) has the requisite corporate, partnership or company power and authority to conduct its business as now and proposed to be conducted and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, except, in each case, to the extent the failure to have such right would not reasonably be expected to have a Material Adverse Effect; (d) has (and is not in default under any of the following) all material licenses, permits, certifications, consents or approvals from or by, and has made all material filings with, and has given all material notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct, except where the failure to satisfy the foregoing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; (e) except as a result of the Cases is not in default under any material license, permit, certification or approval requirement of any Governmental Authority, except where such default, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; (f) is in compliance with its applicable organizational documents in all material respects; and (g) is in compliance with all Laws except where failure to comply could not reasonably be expected to have a Material Adverse Effect. Each Obligor’s present names, former names (if any), locations, place of incorporation or formation, tax identification number, organizational identification number and other information are correctly set forth in Exhibit B, as may be updated by Parent in a written notice provided to the Administrative Agent after the Closing Date.
5.2    Collateral. The Obligors own the Collateral and the Excluded Intellectual Property, free of all Liens, except for Permitted Liens. Subject to the entry of the DIP Orders with respect to any Obligor that is a Debtor, the Obligors have the power and authority to grant to the Administrative Agent a Lien in the Collateral as security for the Secured Obligations.
5.3    Organizational Power, Authorization, Enforceable Obligations, Consents. The execution, delivery and performance of this Agreement and all other Loan Documents and in the case of the Borrowers, the borrowing of Advances, subject in the case of any Obligor that is a Debtor to entry of the DIP Orders, (i) are within such Person’s corporate, partnership, limited partnership or limited liability company power and do not contravene any provision of such Person’s organizational documents; (ii) have been, subject in the case of any Obligor that is a Debtor to entry of the DIP Orders, duly authorized by all necessary or proper action of each Obligor; (iii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and the Liens created by this Agreement and the other Loan Documents; (iv) do not violate (A) any Laws or regulations to which any Obligor or its Subsidiaries are subject, the violation of which would be reasonably expected to have a Material Adverse Effect or (B) any order, injunction, judgment, decree or writ of any Governmental Authority to which any Obligor or its Subsidiaries are subject; (v) do not conflict with, or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture mortgage, deed of trust, lease or agreement or other instrument, in each case, in respect of material Indebtedness to which any Obligor or its Subsidiaries is a party or by which any Obligor or its Subsidiaries or any of its property is bound; and (vi) do not violate any contract or agreement or require the consent or approval of any other Person or Governmental Authority which has not already been obtained. The individual or individuals executing the Loan Documents are duly authorized to do so. Each Loan Document has been duly executed and delivered on behalf of each Obligor party thereto. Subject to entry of the DIP Orders with respect to each Obligor that is a Debtor, each Loan Document upon execution will constitute, a legal, valid and binding obligation of each Obligor party thereto, enforceable against each such Obligor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
5.4    Material Adverse Effect. Other than as a result of the Cases, no event, change, condition, development, effect, circumstance, matter or other occurrence, individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect has occurred since the Petition Date and is continuing. The Obligors are not aware of any event or circumstance likely to occur that, individually or in the aggregate, is reasonably expected to have a Material Adverse Effect. No transfer of property is being made by any Obligor and no obligation is being incurred by any Obligor in connection with the transactions contemplated by any Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Obligor.
5.5    Actions Before Governmental Authorities. Except as described on Schedule 5.5, there are no actions, investigations, suits or proceedings at law or in equity or by or before any

Governmental Authority now pending or, to the knowledge of the Obligors, threatened against or affecting any Obligor, its Subsidiaries or their respective property or revenues, before any Governmental Authority or before any arbitrator or panel of arbitrators (collectively, “Litigation”), other than Litigation commenced after the Closing Date that would not likely be expected to result in damages of in excess of $250,000 not covered by insurance for which a claim has been made. There is no Litigation pending or, to the knowledge of any Obligor, threatened (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) except as described on Schedule 5.5, which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.6    Laws. Neither Obligors nor their Subsidiaries are in violation of any Law, or in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default is reasonably expected to have a Material Adverse Effect. Except as described on Schedule 5.6 or a default resulting from the filing of the Cases, none of the Obligors are in default in any material respect under any provision of any agreement or instrument evidencing Indebtedness, or any other material agreement to which an Obligor is party or by which it is bound.
5.7    Information Correct and Current. No information contained in this Agreement, any of the other Loan Documents, any Financial Statements or any other written materials from time to time delivered hereunder or any written statement furnished by or on behalf of any Obligor or any of its Subsidiaries to the Administrative Agent or any Lender in connection with any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading at the time such statement was made or deemed made. Additionally, any and all financial or business projections provided by the Obligors to the Administrative Agent or any Lender, whether prior to or after the Closing Date, shall be (i) provided in good faith and based on the most current data and information available to the Obligors, and (ii) the most current of such projections provided to such Obligor’s Board of Directors.
5.8    Tax Matters. Subject to Bankruptcy Law, the terms of the applicable DIP Orders and any required approval by the Bankruptcy Court, the Obligors and each of their Subsidiaries have (a) filed all federal, state and material local Tax returns that are required to be filed, (b) duly paid or fully reserved for all Taxes or installments thereof (including any interest or penalties) as and when due, which have or may become due pursuant to such returns other than those being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, and (c) paid or fully reserved for any Tax assessment received by any Obligor for the three years preceding the Closing Date, if any (including any Taxes being contested in good faith and by appropriate proceedings). As of the Closing Date and except as set forth on Schedule 5.8, there is no action, suit, proceeding, investigation, audit or claim now pending or threatened by any Governmental Authority regarding any Taxes relating to the Obligors and any of their Subsidiaries.
5.9    Intellectual Property.
(a)    Disclosure; Title. Exhibit C contains a true and correct list of each item of issued, registered, or application for issue or registration, of Intellectual Property, specifying for each (i) title or mark, (ii) jurisdiction, (iii) application or serial number and date, (iv) registration or issue number and date, (v) registered owner, and (vi) beneficial owner if different from registered owner. Except as otherwise specified on Exhibit C, an Obligor is the sole owner of each item of Intellectual Property listed thereon that has an “Amyris Ref” starting with “AM-”, and for each other item of Intellectual Property listed thereon, an Obligor has the right to exploit (or exclude others from exploiting) such item under the terms of a License between such Obligor and the applicable Patent owner or co-owner specified in the “Notes” to the Patent schedule on Exhibit C. Except as described on Exhibit C, to the best of each Obligor’s knowledge, each of the registered or issued Copyrights, Trademarks and Patents that are required to be listed on Exhibit C is valid and enforceable, and no such Copyright, Trademark or Patent, or any application for registration of the foregoing, has terminated, lapsed, expired or been cancelled or abandoned. All Copyrights, Trademarks and Patents required to be listed on Exhibit C have been prosecuted in accordance with all applicable Laws. To the best of each Obligor’s knowledge, all actions required to record each owner throughout the entire chain of title, of each item of Intellectual Property required to be listed on Exhibit C, with each applicable Governmental Authority up through the Closing Date have been taken, including payment of all costs, fees, Taxes and expenses associated therewith.
(b)    Infringement. Except as described on Schedule 5.9(b), (i) to the best of each Obligor’s knowledge, none of the Intellectual Property that is owned or exclusively licensed to an Obligor is invalid or unenforceable, in whole or in part, and (ii) no Litigation has been asserted or initiated against and no notice has been received by any Obligor that alleges any exploitation of the Intellectual Property, or the conduct of any Obligor’s business infringes, misappropriates, dilutes or otherwise violates the rights of any third party. No other Person’s trade secrets and Copyrights, and to the best of each Obligor’s knowledge no other Person’s other intellectual or industrial property rights, are infringed, misappropriated, diluted or otherwise violated by any of the Obligors’ exploitation of the Intellectual Property or the use, making, development, production, sale, offering for sale, importation or exportation of any Borrower Product. No Obligor has asserted or initiated any Litigation or sent any notice that alleges that any Intellectual Property is being infringed, misappropriated, diluted or otherwise violated.
(c)    Trade Secrets. To the best of each Obligor’s knowledge, no trade secret of confidential or proprietary information has been used, divulged, disclosed or appropriated to the detriment of any Obligor for the benefit of any Person other than another Obligor. The Intellectual Property has been protected with adequate safeguards and security to maintain any trade secrets, and the confidentiality of any confidential or proprietary information. Each employee and contractor of each Obligor, or any other Person who has developed Intellectual Property, has entered into written employment agreements, non-disclosure agreements, assignment of inventions agreements or similar agreements or contracts, as applicable, requiring such individuals to safeguard and protect trade secrets and confidential or proprietary information that is Intellectual Property and assign Intellectual Property created or conceived by such individual to the applicable Obligor. To the best of each Obligor’s knowledge, no such employee, contractor or other Person is in material breach of any such agreement or contract.
(d)    Licenses. Exhibit C includes a true, correct and complete list of each (i) material License under which an Obligor receives a right in or to Intellectual Property from any other Person, including each License relating to each item of Intellectual Property listed on Exhibit C that is owned or co-owned by any other Person (other than shrink-wrap licenses for non-customized off-the-shelf software costing less than $500,000 per annum) and (ii) License pursuant to which an Obligor grants a right in or to Intellectual Property to any other Person on an exclusive basis. The Licenses on Exhibit C and all other material Licenses are valid and binding and in full force and effect and represents the entire agreement between the respective parties thereto with respect to the subject matter thereof. Each such License will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the rights and interest granted herein, nor will the grant of such rights and interest constitute a breach of default under any such License or otherwise give any party thereto a right to terminate such License. No Obligor is in material breach of, nor has any Obligor failed to perform any material obligations under, any such License and, to each Obligor’s knowledge, each other party to any such License is not in material breach thereof or has failed to perform any material obligations thereunder. No Obligor has received any notice of a breach or default under any such License which breach or default has not been cured.
(e)    Sufficiency of IP. Except as described on Schedule 5.9(e), each Obligor has, or in the case of any proposed business, will own or have licensed to it, all material intellectual property rights necessary for the operation or conduct of their respective businesses as currently conducted and proposed to be conducted. Without limiting the generality of the foregoing, and in the case of Licenses, except for restrictions that are unenforceable under Division 9 of the UCC, each Obligor has the right, to the extent required to operate its business, to freely transfer or license (except as restricted by Permitted Intellectual Property Licenses) or assign Intellectual Property without condition, restriction or payment of any kind (other than license payments in the ordinary course of business) to any third party, and each Obligor owns or has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of such Obligor’s Borrower Products.
(f)    Litigation. Except as described on Schedule 5.9(f), no Intellectual Property owned by an Obligor and no Borrower Product has been or is subject to any actual or, to the knowledge of any Obligor, threatened Litigation, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any material respect such Obligor’s use, transfer or licensing thereof or that may affect the validity, use or enforceability thereof. There is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any Litigation or proceeding that obligates any Obligor to grant licenses or ownership interest in any future Intellectual Property necessary to the operation or conduct of the business of such Obligor or embodied by any Borrower Product. Except as described on Schedule 5.9(f), no Obligor has received any written notice or claim, or, to the knowledge of Obligor, oral notice or claim, challenging or questioning Obligor’s ownership in any Intellectual Property (or written notice of any claim challenging or questioning the ownership in any licensed Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to any Obligor’s knowledge, is there a reasonable basis for any such claim.
5.10    Financial Accounts. Exhibit D, as may be updated by the Obligors in a written notice provided to the Administrative Agent after the Closing Date, is a true, correct and complete list of (a) all banks and other financial institutions at which any Obligor maintains Deposit Accounts and (b) all institutions at which any Obligor maintains an account holding Investment Property, and such exhibit correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.
5.11    Employee Loans. The Obligors have no outstanding loans to any employee, officer or director of any Obligor nor has any Obligor guaranteed the payment of any loan made to an employee, officer or director of any Obligor by a third party.
5.12    Capitalization and Subsidiaries. The Obligors’ capitalization as of the Closing Date is set forth on Schedule 5.12(a) annexed hereto. The Obligors do not own any stock, partnership interest or other securities of any Person, except for Permitted Investments. Attached as Schedule 5.12(b), as may be updated by the Obligors in a written notice provided after the Closing Date, is a true, correct and complete list of each Subsidiary.
5.13    Financial Statements and Projections.
(a)    Except for the Projections and as set forth on Schedule 5.13, all Financial Statements of the Obligors which are referenced below have been prepared in accordance with GAAP consistently applied throughout the periods covered (except as disclosed therein and except, with respect to unaudited Financial Statements, for the absence of footnotes and subject to normal year-end adjustments) and present fairly in all material respects the financial position of the Persons covered thereby as at the dates thereof and the results of their operations and cash flows for the periods then ended.
(b)    The financial projections (including the Initial Budget) and estimates and information of a general economic nature prepared by or on behalf of the Parent or any of its representatives, and that have been made available to any Lenders or the Administrative Agent in connection with this Agreement or the other transactions contemplated hereby (i) have been prepared in good faith based upon assumptions believed by the Parent to be reasonable as of the date thereof (it being understood that actual results may vary materially from such projections and estimates), as of the date such projections and estimates were furnished to the Lenders and as of the Closing Date, and (ii) as of the Closing Date, have not been modified in any material respect by the Parent.
5.14    Ownership of Property. The Real Estate listed on Schedule 5.14(a) constitutes, as of the Closing Date, all of the real property owned, leased or subleased by the Obligors and their Subsidiaries. The Obligors and their Subsidiaries own good and marketable fee simple title to all of its owned Real Estate, and valid leasehold interests in all of its leased Real Estate. The Obligors and their Subsidiaries also have good and marketable title to, or valid leasehold interests in or rights to use, all of their personal properties and assets and all material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect, in each case, except to the extent such failure to have such title, interests or rights or the failure of such permits to have been issued or in full force and effect would not reasonably be expected to have a Material Adverse Effect.
5.15    Labor Matters. As of the Closing Date, no Obligor is subject to any labor or collective bargaining agreement. There are no existing or, to the knowledge of the Obligors, threatened strikes, lockouts or other labor disputes involving an Obligor or any of its Subsidiaries that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect. Except for violations that could not reasonably be expected to have a Material Adverse Effect, no Obligor or any Subsidiary of any Obligor is in violation of any Law relating to payment of wages or employee hours worked.
5.16    Government Regulation. No Obligor nor any Subsidiary of any Obligor is required to register as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended. No Obligor is engaged and no Obligor will engage, principally or as one of its important activities, in the business of “buying” or “carrying” “margin stock” (within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect) or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of any Advance will be used for buying or carrying any such margin stock or for extending credit to others for the purpose of purchasing or carrying margin stock in violation of Regulations T, U or X in effect from time to time of the Board of Governors of the Federal Reserve System of the United States (or any successor).
5.17    [Reserved.]
5.18    Environmental Matters. The on-going operations of the Obligors and each of their Subsidiaries comply in all respects with all Environmental Laws, except such non-compliance would not reasonably be expected to have a Material Adverse Effect. The Obligors and each of their Subsidiaries have obtained, and maintained in good standing, all licenses, permits, authorizations and registrations required under any Environmental Law and necessary for their respective ordinary course operations, and the Obligors and each of their Subsidiaries are in compliance with all material terms and conditions thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect: (i) no Obligor nor any of its properties or operations is subject to any outstanding written order from or agreement with any Governmental Authority, nor subject to any proceeding, with respect to any Environmental Law or Hazardous Material; (ii) there are no conditions or circumstances involving environmental contamination by Hazardous Materials existing with respect to any property, or arising from operations prior to the Closing Date, of any Obligor or any of its Subsidiaries; and (iii) none of the Obligors nor any of their Subsidiaries has any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws or that are leaking or disposing of Hazardous Materials.
5.19    Insurance. Schedule 5.19 lists all insurance policies required to be maintained under Section 6.1. None of the Obligors nor any of their Subsidiaries is in default of any payment obligation under any such insurance policies (after giving effect to all notice and cure periods).
5.20    Foreign Assets Control Regulations, Etc.
(a)    Neither the making of the Advances by the Lenders hereunder nor the Obligors’ use of the proceeds thereof will violate in any material respects the Trading with the

Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.
(b)    None of the Obligors, any of their Subsidiaries, nor any controlled Affiliate of the Obligors or any of their Subsidiaries (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of Treasury (“OFAC”) or in Section 1 of the Anti-Terrorism Order, (ii) is a citizen or resident of any country that is subject to embargo or comprehensive trade sanctions enforced by OFAC, (iii) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of the Anti-Terrorism Order, or (iv) engages in any dealings or transactions with any such Person. Each of the Obligors and their Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.
(c)    No part of the proceeds from the Advances made hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to Obligor and its Subsidiaries.
5.21    ERISA.
(a)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) each Qualified Plan has been determined by the IRS to qualify under Section 401 of the IRC, and the trusts created thereunder have been determined to be exempt from Tax under the provisions of Section 501 of the IRC, and, to the knowledge of the Obligors, nothing has occurred which would reasonably be expected to cause the loss of such qualification or tax-exempt status; (ii) each ERISA Plan is in compliance with the applicable provisions of ERISA and the IRC, including the filing of reports required under the IRC or ERISA; (iii) none of the Obligors or any ERISA Affiliate has failed to make any contribution or pay any amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any such ERISA Plan; (iv) none of the Obligors or, to the knowledge of the Obligors, any ERISA Affiliate has engaged in a prohibited transaction, as defined in Section 4975 of the IRC, in connection with any ERISA Plan, which would subject any such Person to a material Tax on prohibited transactions imposed by Section 4975 of the IRC; and (v) the Obligors do not reasonably anticipate assessed penalties under IRC 4980H5.
5.22    Security Documents.
(a)    Upon entry of the Interim Order (and, if entered, the Final Order), the Liens granted thereunder by the Debtors to the Administrative Agent on any Collateral shall be valid and automatically perfected with the priority set forth herein and in the DIP Orders, and no filing or other action will be necessary to perfect or protect such Liens and security interests with respect to the Secured Obligations. Subject to, and upon entry of the DIP Orders, the DIP Orders shall be effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid, binding, enforceable and perfected Lien on the Real Estate located in the United States in which the Parent or any other Debtor that is a Domestic Subsidiary has an interest and proceeds thereof, in each case subject only to Permitted Liens.
(b)    With respect to any Obligor that is not a Debtor, (i) the Security Agreement is effective to create in favor of the Administrative Agent, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof (subject to (x) applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and (y) any filings, notices and registrations and other perfection requirements necessary to create or perfect the Liens on the Collateral granted by such Obligors in favor of the Administrative Agent (which filings or recordings shall be made to the extent required by any Security Document)) and (ii) in the case of the Pledged Equity, if any, that are securities represented by stock certificates or otherwise constituting certificated securities within the meaning of Section 8-102(a)(4) of the New York UCC or the corresponding code or statute of any other applicable jurisdiction (“Certificated Securities”), when certificates representing such Pledged Equity are delivered to the Administrative Agent, and in the case of the other Collateral constituting personal property described in the Security Agreement, when financing statements and other filings specified on Schedule 3 of the Security Agreement in appropriate form are filed in the offices specified on Schedule 3 of the Security Agreement, the Administrative Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of such Obligors in such Collateral and the proceeds thereof, as security for the Secured Obligations, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Equity, Permitted Liens) subject to, in each case, applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
(c)    With respect to any Obligor that is not a Debtor, upon the execution and delivery of any Mortgage to be executed and delivered pursuant to this Agreement, such Mortgage shall be effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable Lien on the Real Estate described in such Mortgage and proceeds thereof, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and the implied covenants of good faith and fair dealing; and when such Mortgage is filed in the appropriate recording office and all relevant mortgage taxes and recording charges are duly paid, such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the applicable Obligor in such Real Estate and the proceeds thereof, as security for the Secured Obligations, in each case subject only to Permitted Liens.
5.23    Cases; Orders.
(a)    The Cases were commenced on the Petition Date, duly authorized in accordance with applicable laws, and proper notice thereof has been or will be given, as will proper notice of (i) the motion seeking approval of the Loan Documents, the Interim Order, and the Final Order, and (ii) the hearing for the entry of the Final Order. Proper notices of the motions for entry of the Interim Order and the hearings thereon have been given.
(b)    he Obligors are in compliance in all material respects with the terms and conditions of the DIP Orders. Each of the Interim Order (with respect to the period before entry of the Final Order) and the Final Order (from and after the date on which the Final Order is entered) is in full force and effect and has not been vacated or reversed, is not subject to a stay and has not been modified or amended other than as acceptable to the Required Lenders and the Administrative Agent.
(c)    From and after the entry of the Interim Order, pursuant to and to the extent permitted in the Interim Order, the Secured Obligations (i) will constitute allowed joint and several DIP Superpriority Claims and (ii) will be secured by a valid, binding, continuing, enforceable, fully perfected Lien on all of the Collateral pursuant to Sections 364(c)(2), (c)(3) and (d) of the Bankruptcy Code as provided for in the DIP Orders, subject only to the Carve-Out.
(d)    The entry of the Interim Order (and, when applicable, the Final Order) is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, the DIP Superpriority Claims and Liens, as applicable, described in Section 3, without the necessity of the execution (or recordation or filing) of mortgages, security agreements, pledge agreements, financing statements or other agreements or documents
(e)    Notwithstanding the provisions of Section 362 of the Bankruptcy Code and subject to the applicable provisions of the Interim Order or the Final Order, as the case may be,

upon the DIP Termination Date (whether by acceleration or otherwise), the Administrative Agent and Lenders shall be entitled to immediate payment of the Secured Obligations in cash and to enforce the remedies provided for hereunder or under applicable law, without further notice, motion or application to, hearing before, or order by the Bankruptcy Court, except as otherwise provided for in the DIP Orders. Notwithstanding the foregoing, if the DIP Termination Date occurs as a result of the occurrence of the Plan Effective Date, the Administrative Agent shall, in its sole discretion, have the option (the “Exit Option”) on such Plan Effective Date to exchange all or any part of the outstanding Advances, together with accrued and unpaid interest on the principal amount to be paid and all fees and expenses payable hereunder, for (i) loans comprising exit financing for the reorganized Parent (the “Exit Facility”) and/or (ii) new Capital Stock of the reorganized Parent, in each case on terms and conditions satisfactory to the Administrative Agent in its sole discretion.
SECTION 6.INSURANCE; INDEMNIFICATIONS
As long as any Secured Obligations (other than inchoate indemnity obligations) are outstanding, the Obligors agree as follows:
6.1    Coverage. The Obligors shall cause to be carried and maintained (a) commercial general liability insurance against risks customarily insured against in the Obligors’ line of business, including the risks of bodily injury, including death, property damage, personal injury, advertising injury, and contractual liability per the terms of the indemnification agreement found in Section 6.3, (b) a minimum of $2,000,000 of commercial general liability insurance for each occurrence, (c) a minimum of $2,000,000 of directors’ and officers’ insurance for each occurrence and $5,000,000 in the aggregate, (d) insurance upon the Collateral, insuring against all risks of physical loss or damage howsoever caused, in an amount not less than the full replacement cost of the Collateral, subject to standard exceptions and deductibles, in each case in accordance with the Budget.
6.2    Certificates. The Obligors shall deliver to the Administrative Agent certificates of insurance that evidence the Obligors’ compliance with its insurance obligations in Section 6.1 and the Secured Obligations contained in this Section 6.2 no later than ten days after the Closing Date. The Obligors’ insurance certificate shall state the Administrative Agent is an additional insured for commercial general liability, a designated payee for any key man life insurance policy, a lender’s loss payee for all risk property damage insurance, subject to the insurer’s approval, and a lender’s loss payee for property insurance and additional insured for liability insurance for any future insurance that the Obligors may acquire from such insurer. Attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance. All certificates of insurance will provide for a minimum of 30 days’ advance written notice to the Administrative Agent of cancellation or any other change adverse to the Administrative Agent’s interests. Any failure of the Administrative Agent to scrutinize such insurance certificates for compliance is not a waiver of any of the Administrative Agent’s rights, all of which are reserved.
6.3    Indemnity. The Obligors agree to indemnify and hold the Administrative Agent, each Lender and each of its respective officers, directors, employees, agents, in-house attorneys, representatives and shareholders (each, an “Indemnified Person”) harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal) (collectively, “Liabilities”), that may be instituted or asserted against or incurred by such Indemnified Person arising out of, in connection with, or as a result of (a) the execution and delivery of this Agreement and the Loan Documents, (b) credit having been extended, suspended or terminated under this Agreement and the other Loan Documents, (c) the administration of such credit, (d) the use of proceeds of the Advances, (e) the disposition or utilization of the Collateral, (f) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnified Person is a party thereto (and regardless of whether such matter is initiated by a third party or by Obligor or any of their respective Affiliates) excluding, in all cases, Liabilities to the extent resulting solely from any Indemnified Person’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction pursuant to a final, non-appealable judgment, (g)  any Environmental Liability related in any way to the Parent or any of its Subsidiaries, or (h) any actual or reasonably likely prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Parent or any other Obligor, and regardless of whether any Indemnitee is a party thereto, (i) default by any Borrower in making a borrowing of, conversion into or continuation of an Advance after a Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (j) default by any Borrower in making any prepayment of the Advances after a Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (k) the making of a prepayment of an Advance on a day that is not the last day of an Interest Period with respect thereto. The Obligors agree to pay, and to save the Administrative Agent and each Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales or other similar taxes (excluding taxes imposed on or measured by the net income of the Administrative Agent and each Lender) that may be payable or determined to be payable with respect to any of the Collateral or this Agreement. To the fullest extent permitted by applicable law, no Obligor shall assert, and each Obligor hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) or any loss of profits arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance, or the use of the proceeds thereof. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Loan Documents or the transactions contemplated hereby or thereby. This Section 6.3 shall survive the termination of this Agreement and the repayment of all Secured Obligations until all statutes of limitation with respect to the claims, losses, and expenses for which indemnity is given shall have run.
SECTION 7.COVENANTS
As long as any Secured Obligations (other than inchoate indemnity obligations) are outstanding, the Obligors agree as follows:
7.1    Financial Reports. The Obligors shall furnish to the Administrative Agent on behalf of the Lenders:
(a)    as soon as practicable (and in any event within 30 days) after the end of each calendar quarter, aged listings of accounts receivable and accounts payable, all prepared and certified to on behalf of the Obligors by an authorized officer thereof acceptable to the Administrative Agent;
(b)    as soon as practicable (and in any event within 45 days) after the end of each calendar quarter, unaudited interim and year-to-date financial statements as of the end of such calendar quarter (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of material litigation by or against any Obligor of the type described in Section 7.23(b)) or any other occurrence that would reasonably be expected to have a Material Adverse Effect, certified by such Obligor’s Chief Executive Officer, Chief Accounting Officer or Chief Restructuring Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, and (ii) that they are subject to normal year-end adjustments;
(c)    [reserved];
(d)    [reserved];
(e)    promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports that the Obligors have made available to its equity holders and copies of any regular, periodic and special reports or registration statements that the Obligors file with the SEC or any Governmental Authority that may be substituted therefor, or any national securities exchange;
(f)    at the Administrative Agent’s request, at the same time as it gives to its directors, copies of all materials (other than minutes) that any Obligor provides to its directors in connection with meetings of the Board of Directors and that are relevant to the Administrative Agent in its capacity as such; provided, however, that such Obligor shall not be required to provide the materials described in this Section 7.1(f) to the extent the information is privileged or pertains to confidential information of any third parties;
(g)    not later than 5:00 p.m. on the date that is two weeks following the Final Order Entry Date (or such other date as mutually agreed in writing (email being sufficient) by the Debtors and the Secured Parties) and each period of two successive calendar weeks thereafter, an update to the Initial Budget to cover the period commencing on the Saturday of the immediately preceding week and include a 60-day cash flow forecast for the Parent and its Subsidiaries substantially in the form of the Initial Budget , and with respect to the Budget to be attached to the Final Order, a weekly budget for the period from the Petition Date through December 31, 2023, provided that each such updated Budget shall be in form and substance reasonably acceptable to the Administrative Agent (the Initial Budget and each such Budget, if so approved, an “Approved Budget”) provided further that the Administrative Agent, in its reasonable discretion, shall have the right to approve or object to any such updates or amendments by providing the Parent specific notice thereof within three (3) Business Days of the date of delivery by a Borrower of any such update or amendment (the “Updated Budget Notice Deadline”). If the Administrative Agent objects to any updated Budget by the Updated Budget Notice Deadline, the then existing Budget shall continue to constitute the applicable Budget until such time as an update or amendment is approved by the Administrative Agent;
(h)    not later than 5:00 p.m. on August 23, 2023 and each Wednesday of each calendar week thereafter, deliver to the Administrative Agent a Variance Report for the most recently ended Measuring Period comparing on a Line Item by Line Item Basis (x) total receipts for such period to total receipts for such Measuring Period as set forth in the Budget on a weekly and cumulative basis, and (y) total disbursements for such period to total disbursements for such period as set forth in the Budget on a weekly and cumulative basis; together with a statement certifying and setting forth the calculation of the Permitted Variances and the Borrowers’ compliance or non-compliance with the Permitted Variances for such Measuring Period and explaining in reasonable detail all material variances;
(i)    every 30 days after the Closing Date, the Parent shall provide to the Administrative Agent a matrix/schedule of payments made pursuant to the “first day” orders or second day orders, including the following information: (i) the names of the payee; (ii) the date and amount of the payment; (iii) the category or type of payment, as further described and classified in the first day motions; and (iv) the Debtor or Debtors that made the payment;
(j)    to the extent reasonably practicable, (i) at least five Business Days (or such shorter review period as is necessary or appropriate under the circumstances) before the date when the Parent intends to file any documents implementing and achieving the transactions contemplated by the Loan Documents, including any substantive “first day” or “second day” motions, the Chapter 11 Plan and any supplement thereto, the Disclosure Statement, any proposed order of the Bankruptcy Court approving the Chapter 11 Plan, any proposed order of the Bankruptcy Court approving the Disclosure Statement and the related solicitation materials, any proposed Interim Order and Final Order, in each case, with the Bankruptcy Court and (ii) at least one (1) calendar day (or such shorter review period as necessary or appropriate) before the date when the Parent intends to file any other material pleading with the Bankruptcy Court (but excluding retention applications, fee applications, and any declarations in support thereof or related thereto) with the Bankruptcy Court;
(k)    promptly after the same become publicly available, copies of all financial statements and material reports that Holdings sends to the holders of any class of its publicly traded debt securities or public equity securities, in each case to the extent not already provided pursuant to this Section 7.1;
(l)    concurrent with providing any written information, documents, agreements, reports, summaries, proposals or other materials in any way related to the Cases to any statutory committee appointed in the Cases, or any ad hoc or informal group or committee acting on behalf of any party in interest in the Cases, or any other party in interest in the Cases, copies of any such written information, documents, agreements, reports, summaries, proposals or other materials, and any non-disclosure/confidentiality agreements entered into with any of the foregoing; and
(m)    promptly, such additional financial and other information regarding the operations, business affairs and financial condition of the Parent or any Subsidiary as the Administrative Agent (for its own account or upon the request from any Lender) may from time to time reasonably request to the extent such additional financial or other information is reasonably available to, or can be reasonably obtained by, the Parent.
All such financial statements and deliverables shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as disclosed therein and except in the case of the financial statements referred to in clause (a), for customary year-end adjustments and the absence of complete footnotes).
The Obligors shall not make any change in their (a) accounting policies or reporting practices, except as required by GAAP or (b) fiscal years or fiscal quarters. The fiscal year of the Obligors shall end on December 31. Each of the Administrative Agent and the Lenders hereby acknowledges and agrees that the materials described in this Section 7.1 will contain material non-public and confidential information of the Obligors and their Affiliates and the Administrative Agent, the Lenders and their respective Affiliates and representatives shall abide by all confidentiality terms applicable under this Agreement and any confidentiality and nondisclosure agreements among the parties hereto.
All Financial Statements and other information required to be delivered pursuant to this Section 7.1 shall be sent via e-mail to provided, that if email is not available or sending such Financial Statements via e-mail is not possible, they shall be mailed to the Administrative Agent at 1180 San Carlos Avenue, #717, San Carlos, CA 94070 (Attention: Barbara Hager) with a copy to Goodwin Procter LLP at The New York Times Building, 620 Eighth Avenue, New York, New York 10018-1405 (Attention: Michael H. Goldstein, Esq. and Alexander J. Nicas, Esq.). Notwithstanding the foregoing, the filing of any financial statements or reports required to be furnished pursuant to this Section 7.1 pursuant to the SEC’s “EDGAR” system (or any successor electronic filing system) shall be deemed to constitute “furnishing” such documents to the Administrative Agent for purposes of this Section 7.1.
7.2    Management Rights and Inspections. The Obligors shall permit any representative that the Administrative Agent authorizes, including such representative’s attorneys and accountants, to meet with any member of management of the Obligors, meet with each Obligor’s independent certified public accountants to the extent permitted by the internal policies of such independent certified public accountants upon reasonable notice and at such reasonable times during normal business hours, conduct site visits and inspect the Collateral. In addition, the Obligors will, upon request by the Administrative Agent, and at the expense of the Obligors, have an independent appraiser reasonably satisfactory to the Administrative Agent provide an appraisal of the Obligors’ Intellectual Property or such subset thereof as determined by the Administrative Agent. In addition, the Obligors shall permit any representative that the Administrative Agent authorizes, including such representative’s attorneys and accountants, to examine and make copies and abstracts of the books of account and records of the Obligors or any Subsidiary applicable to the Loan Documents or the Collateral at reasonable times and upon reasonable notice during normal business hours. In addition, any such representative shall have the right to meet with management and officers of the Obligors or any Subsidiary to discuss such books of account and records at reasonable times and upon reasonable notice during normal business hours. In addition, the Administrative Agent shall be entitled at reasonable times and intervals to consult with and advise the management and officers of the Obligors or any Subsidiary concerning significant business issues affecting the Obligors. Such consultations shall not unreasonably interfere with the Obligors’ business operations. Except as expressly provided herein, any and all visits, inspections, examinations and appraisals shall be at Obligors’ sole cost and expense. The parties intend that the rights granted to the Administrative Agent shall constitute “management rights” within the meaning of 29 C.F.R. Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by the Administrative Agent with respect to any business issues shall not be deemed to give the Administrative Agent, nor be deemed an exercise by the Administrative Agent of, control over Obligor’s management or policies.
7.3    Further Assurances. The Obligors at the request of the Administrative Agent shall from time to time execute, deliver and file, alone or with the Administrative Agent, any financing statements, security agreements, collateral assignments, notices, control agreements, or other documents to perfect or give the highest priority to the Administrative Agent’s Lien on the Collateral required hereby or in the DIP Orders (other than the Liens set forth in clauses (ii), (iii), (iv), (v), (vi), (vii), (x), (xii), (xiii) or (xiv) (and clause (xix) with respect to such clauses of the definition of Permitted Liens). The Obligors shall from time to time procure any instruments or documents as may be requested by the Administrative Agent, and take all further action that may be necessary or desirable, or that the Administrative Agent may request, to perfect and protect the Liens granted hereby and thereby. In addition, and for such purposes only, the Obligors hereby authorize the Administrative Agent to execute and deliver on behalf of the Obligors and to file such financing statements, collateral assignments, notices, control agreements, security agreements and other documents without the signature of an Obligor either in the Administrative Agent’s name or in the name of the Administrative Agent as agent and attorney-in-fact for such Obligor. The Obligors shall protect and defend such Obligor’s title to the Collateral and the Administrative Agent’s Lien thereon against all Persons claiming any interest adverse to any Obligor or the Administrative Agent other than Permitted Liens.
7.4    Indebtedness; Amendments to Indebtedness.
(a)    The Obligors shall not and shall not permit any Subsidiary to: (i) create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, other than Permitted Indebtedness and the Prepetition Indebtedness; (ii) pay any principal or interest on any Indebtedness other than scheduled or mandatory payments of principal and interest on Permitted Indebtedness when due in accordance with the terms of such Indebtedness as at the Closing Date except as provided in the Budget and approved by the DIP Orders; and (iii) other than to amend or modify this Agreement or any of the Loan Documents, amend, restate, reform, supplement or otherwise modify (x) any documents or notes evidencing any Indebtedness in any manner which imposes materially more burdensome terms upon any Obligor or its Subsidiaries than exist with respect to such Indebtedness prior to such amendment or modification without the prior written consent of the Administrative Agent, and (y) the DSM Loan Agreement, any Loan Document (as defined in the DSM Loan Agreement) and any other documents entered into in connection with the DSM Loan Agreement without the prior written consent of the Administrative Agent.
(b)    The Obligors shall not and shall not permit any Subsidiary to amend, restate, reform, supplement or otherwise modify and leases, licenses, client agreements, vendor agreements and other similar agreements entered into in the ordinary course of business without the prior written consent of the Administrative Agent.
7.5    Collateral; Liens Generally.
(a)    The Obligors shall at all times keep the Collateral free and clear from any legal process or Liens whatsoever (except for Permitted Liens), and shall give the Administrative Agent prompt written notice of any legal process affecting the Collateral or any Liens. The Obligors shall cause their Subsidiaries to protect and defend such Subsidiary’s title to the Collateral from and against all Persons claiming any interest adverse to such Subsidiary, and the Obligors shall cause their Subsidiaries at all times to keep such Subsidiary’s rights in the Collateral free and clear from any legal process or Liens whatsoever (except for Permitted Liens), and shall give the Administrative Agent prompt written notice of any legal process affecting such Subsidiary’s rights in the Collateral.
(b)    The Obligors shall not, and shall not permit any of their Subsidiaries to, (i) create, incur, assume or permit to exist any Lien or legal process on any of its properties or assets,

whether now owned or acquired after the Closing Date, other than Permitted Liens or (ii) become a party to any agreement, note, indenture or instrument, or take any other action, which would prohibit the creation of a Lien on any of its properties or other assets in favor of the Administrative Agent as additional collateral for the Secured Obligations.
(c)    The Obligors shall, at all times, keep, and shall cause their Subsidiaries to keep, the Excluded Intellectual Property free and clear or any legal process or Liens (except for Permitted Liens and the agreements and licenses referenced in the definition of Excluded Intellectual Property and the other rights granted thereunder to the other parties thereto). Each Obligor shall, and shall cause its Subsidiaries to, protect and defend such Obligor’s or such Subsidiary’s title to the Excluded Intellectual Property from and against all Persons claiming any interest adverse to such Obligor or such Subsidiary.
7.6    Investments. No Obligor shall directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.
7.7    Distributions. The Obligors shall not, and shall not allow any Subsidiary to, (a) repurchase or redeem any class of stock or other equity interest other than pursuant to employee, director or consultant repurchase plans or other similar agreements or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition or declare or pay any cash dividend or make a cash distribution on any class of stock or other equity interest other than (i) [reserved], and (ii) a Subsidiary may pay dividends or make distributions to any Obligor (or, in the case of a Foreign Subsidiary that is not a Subsidiary Guarantor, a parent company that is a direct or indirect wholly owned Subsidiary of any Obligor), or (b) lend money to any employees, officers or directors or guarantee the payment of any such loans granted by a third party, or (c) waive, release or forgive any Indebtedness owed by any employees, officers or directors, or (d) pay any earn-out or deferred consideration.
7.8    Transfers. Except for Permitted Transfers and Permitted Investments, the Obligors shall not, and shall not allow any Subsidiary to, voluntarily or involuntarily transfer, sell, lease, license, lend, dispose of or in any other manner convey any equitable, beneficial or legal interest in any of their assets.
7.9    Mergers or Acquisitions. No Obligor shall or permit any of its Subsidiaries to (a) amalgamate, liquidate, wind up, dissolve itself (or suffer any liquidation or dissolution), merge or consolidate, with or into any other business organization (other than amalgamations, mergers or consolidations of (i) a Subsidiary which is not an Obligor into another Subsidiary or into an Obligor or (ii) an Obligor into another Obligor), or (b) acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the Capital Stock or property of another Person, in each case without the prior written consent of the Administrative Agent and in accordance with the All Assets Bidding Procedures Order and the order of the Bankruptcy Court.
7.10    Taxes.
(a)    Subject to Bankruptcy Law, the terms of the applicable Order and any required approval by the Bankruptcy Court, each Obligor and its Subsidiaries shall pay when due all Taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against (i) the Administrative Agent or any Lender and related to, or in connection with, any of the transactions contemplated hereby or by other Loan Documents (other than taxes imposed on or measured by the net income of the Administrative Agent or any Lender), subject to reasonable notification thereof by the Administrative Agent or any Lender, and (ii) such Obligor or the Collateral or upon such Obligor’s ownership, possession, use, operation or disposition thereof or upon such Obligor’s rents, receipts or earnings arising therefrom. Each Obligor shall file on or before the due date therefor all personal property tax returns in respect of the Collateral. Notwithstanding the foregoing, each Obligor (solely to the extent arising after the Petition Date), may contest, in good faith and by appropriate proceedings, Taxes for which such Obligor maintains adequate reserves therefor in accordance with GAAP.
(b)    Any payments by or on account of any obligation of any Obligor under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by such Obligor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 7.10) the applicable recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made. Each Obligor shall timely pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes. Each Obligor shall indemnify the Administrative Agent or such Lender within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 7.10) payable or paid by the Administrative Agent or such Lender or required to be withheld or deducted from a payment to the Administrative Agent or such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Obligors by the Administrative Agent or such Lender shall be conclusive absent manifest error.
7.11    Corporate Changes; Maintenance and Conduct of Business; Capital Structure.
(a)    No Obligor shall change its corporate name, legal form or jurisdiction of formation without at least 20 days’ prior written notice to the Administrative Agent. No Obligor shall relocate its chief executive office or its principal place of business unless: (i) it has provided prior written notice to the Administrative Agent; and (ii) such relocation shall be within the continental United States.
(b)    No Obligor shall relocate any item of Collateral (other than (x) sales of Inventory in the ordinary course of business, (y) relocations of Equipment having an aggregate value of up to $150,000 in any fiscal year, and (z) relocations of Collateral from a location described on Exhibit B to another location described on Exhibit B) unless (i) it has provided prompt written notice to the Administrative Agent, (ii) such relocation is within the continental United States, and (iii) if such relocation is to a third party bailee, it has delivered a bailee agreement in form and substance reasonably acceptable to the Administrative Agent.
(c)    Each Obligor shall, and shall cause its Subsidiaries to (i) maintain, preserve and protect, in all material respects, all of its material tangible assets and properties used or useful in the conduct of its business, and (ii) keep the same in good repair, working order and condition in all material respects (taking into condition ordinary wear and tear, casualty and condemnation) and (iii) from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto), in each case in accordance with the Budget.
(d)    Without the prior written consent of the Administrative Agent, no Obligor shall, and shall not permit any of its Subsidiaries to, engage in any business other than the businesses currently engaged in by it and any business or business activities reasonably incidental or related thereto, or any business or activity that is reasonably similar, complementary thereto or a reasonable extension thereof.
(e)    No Obligor shall make any change in its form of organization or capital structure without providing the Administrative Agent at least five Business Days’ prior written notice.
(f)    Each Obligor will maintain its and all of its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on such Obligor’s business or results of operations. The Parent shall comply, and have each Subsidiary comply, in all material respects, with all laws, ordinances and regulations to which it is subject, except where the failure to comply with such laws, ordinances and regulations would not reasonably be expected to have a material adverse effect on the Obligors’ business or results of operations.
7.12    Deposit Accounts. No Obligor shall maintain any Deposit Accounts, or accounts holding Investment Property, except with respect to which the Administrative Agent has an Account Control Agreement or otherwise has a perfected superpriority Lien pursuant to the DIP Orders.
7.13    Subsidiaries. The Obligors shall notify the Administrative Agent of each Subsidiary formed or incorporated subsequent to the Closing Date, and, within 15 days of such formation or incorporation, shall cause any such Subsidiary to execute and deliver to the Administrative Agent a Joinder Agreement and such other documentation as the Administrative Agent may require.
7.14    Notification of Default or Event of Default. The Obligors shall notify the Administrative Agent immediately in writing via email and by telephone pursuant to Section 10.2 after any Obligor acquires knowledge of any breach or Default in the performance of any covenant or Secured Obligation under this Agreement, any Loan Document or any other agreement between any Obligor and the Administrative Agent, or the occurrence of any Event of Default.
7.15    Proceeds; Carve-Out.
(a)    Subject to the terms and conditions herein and the DIP Orders, the Advances, together with the Debtors’ cash on hand, shall only be used for the following purposes and, in the case of payments pursuant to clauses (i), (ii) and (iii) below, subject to the amounts and timing specified in the Budget: (i) working capital and other general corporate purposes of the Obligors and certain Subsidiaries of the Parent which are not Debtors provided that the Borrowers and such Subsidiaries shall execute a Post-Petition Global Note evidencing the payment obligation of such Subsidiaries for all amounts transferred after the Petition Date by the Borrowers, the Debtors or any Non-Debtor Subsidiary to such Subsidiaries, (ii) any adequate protection payments in accordance with the Budget and the DIP Orders, (iii) professional fees and expenses of administering the Cases, to the extent authorized by any Order of the Bankruptcy Court (including payments benefiting from the Carve-Out and any Investigation, including allowed professional fees subject to the terms and conditions set forth in the DIP Orders, and (iv) any other amounts payable to the Secured Parties hereunder.
(b)    Notwithstanding any other provision of the Loan Documents, from and after the Closing Date, no Advances, Collateral, Prepetition Collateral (including cash Collateral, together the “Cash Collateral”)) or any portion of the Carve-Out may be used directly or indirectly by any Obligor, any statutory creditors’ committee appointed in the Cases, or any trustee appointed in the Cases or any successor cases, including any chapter 7 cases, or any other Person:
(i)     in connection with the investigation, threatened litigation or prosecution of any claims, causes of action, adversary proceedings or other litigation or challenges (x) against any of the Secured Parties, the Foris Prepetition Secured Lenders, or their respective Representatives, or any action purporting to do the foregoing in respect of the Secured Obligations, the Liens, Prepetition Obligations, and/or the Adequate Protection Obligations or (y) challenging the validity, binding effect, legality, enforceability, allowance, amount, characterization, extent and priority, or asserting any defense, counterclaim or offset with respect to, the Secured Obligations, the Adequate Protection Obligations, the Foris Prepetition Obligations and/or the liens, claims, rights, or security interests securing or supporting the Secured Obligations and the Adequate Protection Obligations granted under the Interim Order, the Final Order, the Loan Documents or the Foris Prepetition Obligations, including, in the case of each (x) and (y), without limitation, for lender liability, recharacterization, subordination, derivative claims, or pursuant to section 105, 510, 544, 547, 548, 549, 550 or 552 of the Bankruptcy Code, applicable non-bankruptcy law or otherwise (provided that, notwithstanding anything to the contrary herein, the proceeds of the Advances and/or Collateral (including Cash Collateral) may be used by the statutory committee to investigate (but not to prosecute or initiate the prosecution of, including the preparation of any complaint or motion on account of) (A) the claims and liens of the Foris Prepetition Secured Lenders and (B) potential claims, counterclaims, causes of action or defenses against the Foris Prepetition Secured Lenders, up to an aggregate amount of no more than $50,000;
(ii)     to prevent, hinder, or otherwise delay or interfere with the Foris Prepetition Secured Lenders’, or the Administrative Agent’s, or the Secured Parties’, as applicable, enforcement or realization on the Foris Prepetition Obligations, Foris Liens, Prepetition Collateral, Adequate Protection Obligations, Secured Obligations, Liens, DIP Superpriority Claims, Collateral, and the liens, claims and rights granted to such parties under the Interim Order or Final Order, as applicable, each in accordance with the Loan Documents, the Foris Prepetition Secured Loan Agreements or the DIP Orders;
(iii) to seek to modify any of the rights and remedies granted to the Foris Prepetition Secured Lenders, the Administrative Agent or the Lenders under the DIP Orders, the Foris Prepetition Secured Loan Agreements or the Loan Documents, as applicable;
(iv) to apply to the Bankruptcy Court for authority to approve superpriority claims or grant liens (other than Permitted Liens) or security interests in the Collateral or any portion thereof that are senior to, or on parity with the Secured Obligations, Liens, DIP Superpriority Claims, and Adequate Protection Obligations; or
(v)     to pay or to seek to pay any amount on account of any claims arising prior to the Petition Date unless such payments are approved or authorized by the Bankruptcy Court, agreed to in writing by the Lenders, expressly permitted under the DIP Orders or permitted under the Loan Documents (including the Budget, subject to the Permitted Variance), in each case unless all Secured Obligations, Foris Prepetition Obligations, Adequate Protection Obligations, and claims granted to the Administrative Agent, Lenders and Foris Prepetition Secured Lenders under the DIP Orders, have been refinanced or paid in full in cash or otherwise agreed to in writing by the Secured Parties and the Foris Prepetition Secured Lenders.
(c)    Carve-Out Account.
(i)     Immediately upon delivery of a Trigger Notice, and prior to (and not conditioned upon, or subject to any delay on account of) the payment to any of Secured Parties or the Foris Prepetition Secured Lenders on account of the Secured Obligations, the Foris Prepetition Obligations, any adequate protection obligations, claims or liens, or otherwise, the Obligors shall immediately, and be authorized and required to, deposit, as soon as reasonably practicable, cash proceeds from the Advances or cash on hand into a non-interest bearing trust fund account of the Debtors’ general bankruptcy counsel for the benefit of the Debtors’ estates’ professionals not subject to the control of the Administrative Agent, the Lenders or the Foris Prepetition Secured Lenders (the “Carve-Out Account”), in an amount equal to Carve-Out Cap. If any amounts remain in the Carve-Out Account after payment of Professional Persons in accordance with the Carve-Out (subject to the Budget), such amounts shall be returned to the Administrative Agent and shall be subject to the DIP Liens and Adequate Protection Liens; provided that to the extent the Advances are indefeasibly paid in full at the time such amounts are to be returned, such amounts shall be returned to the Foris Prepetition Secured Lenders. Prior to the date of delivery of a Carve-Out Trigger Notice, the Debtors shall be authorized to make weekly deposits into the Carve-Out Account in accordance with the Budget. Funds on deposit in the Carve-Out Account shall be available only to satisfy obligations benefitting from the Carve-Out, and the Secured Parties and the Foris Prepetition Secured Lenders (x) shall not sweep or foreclose on cash of the Debtors necessary to fund the Carve-Out Account, (y) shall subordinate their security interests and liens in the Carve-Out Account to the payment of the allowed professional fees in accordance with the Carve-Out and the Carve-Out Cap, and shall only have a security interest upon, and shall only have a right of enforcement against, any residual interest in the Carve-Out Account available following satisfaction in full in cash of all obligations benefitting from the Carve-Out; and (z) waive, and agree not to assert, any right of disgorgement with respect to the payment of the allowed professional fees in accordance with the DIP Orders.
(ii)     Notwithstanding the delivery and effectiveness of a Carve-Out Trigger Notice, the Debtors shall be entitled to use Cash Collateral to pay payroll expenses that have accrued through the date of the Carve-Out Trigger Notice and trust fund taxes that have accrued through the date of the Trigger Notice, each in an amount included in the Budget through the date of the Trigger Notice but remain unpaid (the “Trust Fund Amounts”).
(iii)    Notwithstanding the foregoing, so long as no Trigger Notice has been issued by the Administrative Agent, the Borrowers shall be permitted to pay compensation and reimbursement of expenses allowed and payable under sections 330 and 331 of the Bankruptcy Code but solely to the extent the same are incurred in accordance with and provided for in the Budget, as the same may be due and payable and otherwise allowed and payable by order of the Bankruptcy Court, and the same shall not reduce the Carve-Out Amount.
(iv)    For the avoidance of doubt, the Carve-Out shall be secured by a senior perfected first lien on the Collateral, including the Carve-Out Account, and the Secured Parties and the Foris Prepetition Secured Lenders shall have no right to seek disgorgement of any allowed professional fees paid and allowed by a final order and paid in accordance with the DIP Orders, provided, however, that, in connection with the determination by the Bankruptcy Court of the allowed professional fees the Secured Parties and the Foris Prepetition Secured Lenders agree that they will not challenge such allowance (or seek disgorgement) on account of any administrative claim, or super-priority claim, they may have or assert; provided, further, that all rights of the Secured Parties and the Foris Prepetition Secured Lenders are expressly reserved with respect to the reasonableness of and allowance of any fees and expenses of any professional person incurred in connection with the Cases or any Successor Cases under any chapter of the Bankruptcy Code.

7.16    Transactions with Affiliates. No Obligor shall, and shall not permit any of its Subsidiaries to, enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than (i) any Obligor and (ii) any Lender or any of its Affiliates) unless such transaction is (a) otherwise not prohibited under this Agreement, and (b) upon fair and reasonable terms no less favorable to the relevant Obligor or Subsidiary than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.
7.17    Books and Records. Each Obligor shall, and shall cause each of its Subsidiaries to, keep adequate books and records with respect to its material business activities in which proper entries, reflecting all bona fide material financial transactions, are made in accordance with GAAP in all material respects (it being understood and agreed that any Subsidiary may maintain its individual books and records in conformity with local standards or customs and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).
7.18    Compliance with Laws and Organizational Documents; Maintenance of Licenses. Without limiting any other provision of this Agreement, each Obligor shall, and shall cause each of its Subsidiaries to, (a) comply in all respects with all Laws applicable to it except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and comply in all material respects with the terms of all organizational documents applicable to it, (b) obtain and maintain all material licenses, permits, certifications, franchises, consents and governmental authorizations and approvals necessary to own its property and to conduct its business as conducted on the Closing Date, except to the extent failure to obtain and maintain, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (c) (i) preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain or obtain all Governmental Approvals and all other rights, privileges and franchises necessary or desirable in the normal conduct of its business or necessary for the performance by such Person of its Secured Obligations under any Loan Document, except, in the case of clause (ii) above, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; (d) comply with all Governmental Approvals, and any term, condition, rule, filing or fee obligation, or other requirement related thereto, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect and the terms of all organizational documents applicable to it; (e) conduct its business in compliance with all applicable anti-corruption laws and maintain policies and procedures designed to promote and achieve compliance with such law; and (f) not amend or permit any amendments to its organizational documents, if such amendment would impair the rights and remedies available to the Administrative Agent under the Loan Documents or the Liens contemplated thereby, or otherwise be materially adverse, take as a whole, to the interests of the Administrative Agent or the Lenders.
7.19    Intellectual Property.
(a)    Subject to the following sentence, with respect to each item of its Intellectual Property, each Obligor agrees to take, at its expense, all steps requested by the Administrative Agent, including in the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other Governmental Authority, to (i) maintain each issued or registered item of Intellectual Property that exists at or after the Closing Date and maintain the Intellectual Property in full force and effect, and (ii) pursue the issuance, registration and maintenance of each Patent, Trademark, or Copyright registration or application, now or hereafter included in such Intellectual Property. No Obligor will, without the written consent of the Administrative Agent, discontinue use of or otherwise abandon any Intellectual Property, or abandon any right to file an application for Patent, Trademark registration, or Copyright registration.
(b)    Each Obligor agrees to promptly notify the Administrative Agent if such Obligor becomes aware (i) that any item of the Intellectual Property, that is the subject of an issued Patent, registered Copyright or Trademark, or an application for any of the foregoing, may have become abandoned, placed in the public domain, or deemed invalid or unenforceable, (ii) of any adverse determination or development regarding such Obligor’s ownership of any of the Intellectual Property or its right to register the same or to keep and maintain and enforce the same, or (iii) of any adverse determination or the institution of any proceeding (including, without limitation, the institution of any proceeding in the U.S. Patent and Trademark Office or any court, but excluding activities in the ordinary course of prosecution) regarding any item of the Intellectual Property, in each case of clauses (i), (ii) and (iii) above, unless the applicable Obligor shall have determined that such event would not be reasonably likely to materially adversely affect the rights or benefits of the Administrative Agent.
(c)    In the event that an Obligor becomes aware that any item of the Intellectual Property that is owned or exclusively licensed to any Obligor is being infringed or misappropriated by a third party, the Obligor that owns or is exclusively licensed such item of Intellectual Property shall take such actions (if any), at its expense, as such Obligor deems reasonable and appropriate under the circumstances to protect or enforce such Intellectual Property, including, without limitation, suing for infringement or misappropriation and for an injunction against such infringement or misappropriation.
(d)    Each Obligor will use proper statutory notice in connection with its use of each item of its Intellectual Property. No Obligor will do or permit any act or knowingly omit to do any act whereby any of its Intellectual Property may lapse or become invalid or unenforceable or placed in the public domain.
(e)    Each Obligor will take all steps which it deems reasonable and appropriate under the circumstances to preserve and protect each item of its Intellectual Property, including, without limitation, maintaining the quality of any and all products or services used or provided in connection with any of the Trademarks, consistent with the quality of the products and services as of the date hereof, and taking all steps necessary to ensure that all licensed users of any of the Trademarks use such consistent standards of quality.
(f)    Subject to the DIP Orders, each Obligor agrees that should it obtain an ownership interest in any item of the type that falls within the definition of Collateral IP that is not on the date hereof a part of the Collateral IP (“After-Acquired Intellectual Property”) (i) the provisions of this Agreement will automatically apply thereto, and (ii) any such After-Acquired Intellectual Property and, in the case of Trademarks, the goodwill symbolized thereby, shall automatically become part of the Collateral IP subject to the terms and conditions of this Agreement with respect thereto. Upon written request of the Administrative Agent, within 15 days after the end of each fiscal quarter (and no more than once per fiscal quarter), such Obligor shall give written notice to the Administrative Agent identifying the After-Acquired Intellectual Property acquired during such fiscal quarter, and such Obligor will execute and deliver to the Administrative Agent with such written notice, or otherwise authenticate, an intellectual property security agreement substantially in the form of the IP Security Agreement or otherwise in form and substance satisfactory to the Administrative Agent covering such After-Acquired Intellectual Property and such intellectual property security agreement shall be recorded by each applicable Obligor with the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authorities necessary to perfect the security interest hereunder in such After-Acquired Intellectual Property where such recording will be within 15 days after notice from the Administrative Agent of its satisfaction with such intellectual property security agreement.
7.20    Environmental Matters; Hazardous Material. Each Obligor shall (a) comply with all applicable Environmental Laws, and obtain and comply with and maintain any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except for any such non-compliance or failure to obtain that could not reasonably be expected to result in a Material Adverse Effect, (b) conduct its operations and keep and maintain all Real Estate in compliance with all Environmental Laws, other than noncompliance which could not reasonably be expected to have a Material Adverse Effect; (c) promptly take any and all actions necessary to cure any violation of applicable Environmental Laws by such Obligor or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, and (d) notify the Administrative Agent promptly after such

Obligor becomes aware of any violation of Environmental Laws which is reasonably likely to have a Material Adverse Effect.
7.21    Lender Calls. As requested by the Administrative Agent or any Lender, at dates and times (during the applicable requested week) reasonably agreed by the Parent and the Administrative Agent, the Parent shall make its senior management, financial advisor, investment bank, if any, and counsel available via teleconference to discuss (a) the financial position, Cash flows, variances and operations of the Parent and its Subsidiaries, (b) the Cases and (c) progress in respect of any Milestone.
7.22    Other Reports. The Obligors shall deliver or cause to be delivered to the Administrative Agent, the following:
(a)    promptly after any officer of any Obligor obtains knowledge of the commencement of any of the following, written notice in reasonable detail of any Litigation commenced or threatened in writing against such Obligor or any Subsidiary of such Obligor that (i) would reasonably be expected to result in damages in excess of $500,000, (ii) seeks material injunctive relief, where such relief could reasonably be expected to have a Material Adverse Effect, or (iii) alleges criminal misconduct of an Obligor or any of its Subsidiaries, which alleged misconduct could reasonably be expected to have a Material Adverse Effect;
(b)    promptly after any officer of any Obligor obtains knowledge of the receipt by any Obligor of any written notice of violation of or potential liability or similar written notice under any applicable Law or other development, occurrence or violation that would reasonably be expected to result in liabilities in excess of $500,000 or otherwise have a Material Adverse Effect;
(c)    at the time of delivery of each of the financial reports required by Section 7.1(a), a list of any applications for the registration of any Patent, Trademark or Copyright within the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency which an Obligor has filed in the prior fiscal quarter; and
(d)    such reports, notices or other documentation required to be provided pursuant to Section 7.23(c) and copies of all environmental reports, reviews and audits in an Obligor’s possession pertaining to actual or potential Environmental Liabilities that would reasonably be expected to have a Material Adverse Effect on any Obligor or its Subsidiaries.
7.23    No Speculative Transactions. No Obligor shall, and shall not permit any of its Subsidiaries to, engage in any transaction involving commodity options, futures contracts or similar transactions, other than foreign currency exchange hedging transactions in the ordinary course of business consistent with past practice.
7.24    Environmental Laws. Comply with all applicable Environmental Laws, and obtain and comply with and maintain any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except for any such non-compliance or failure to obtain that could not reasonably be expected to result in a Material Adverse Effect.
7.25    Certain Case Milestones. Each Obligor shall ensure that each of the milestones set forth below (the “Milestones”) is achieved in accordance with the applicable timing referred to below (or such later dates as approved in writing by the Required Lenders):
(a)    the Petition Date shall occur no later than August 9, 2023;
(b)    the Bankruptcy Court shall enter the Interim Order no later than three (3) Business Days following the Petition Date;
(c)    the Bankruptcy Court shall enter the Final Order no later than thirty-six (36) calendar days following the Petition Date; and

(d)    no later than thirty-five (35) calendar days following the Petition Date (the “Plan Support Deadline”), the Debtors shall have executed a plan support agreement (the “Plan Support Agreement”) by and among the Debtors, the Administrative Agent, the Lenders, the Foris Prepetition Secured Lenders, and such other party- or parties-in-interest determined by the Administrative Agent, the Required Lenders, and the Foris Prepetition Secured Lenders, in their sole and absolute discretion, to be necessary and sufficient for the Administrative Agent, the Lenders and the Foris Prepetition Secured Lenders to support a Chapter 11 Plan (collectively, the “Plan Support Persons”), with such Plan Support Agreement being acceptable to the Administrative Agent and the Foris Prepetition Secured Lenders in their sole discretion (the “Plan Support Agreement Milestone”); provided that (x) the Debtors shall not file a motion to sell any Amyris Assets on or prior to the Plan Support Deadline and (y) (A) if the Plan Support Agreement Milestone Date occurs on or prior to the Plan Support Deadline, the Plan Support Agreement shall include, and the Obligors shall achieve, each of the following Milestones:
(i)     no later than fourteen (14) calendar days following the Plan Support Agreement Milestone Date, the Debtors shall file with the Bankruptcy Court a Chapter 11 Plan, a Disclosure Statement (each consistent with the Plan Support Agreement and in form and substance acceptable to the Administrative Agent), and a motion to approve the Plan, the Disclosure Statement and the related solicitation materials, dates and deadlines (the “Plan Filing Deadline”);
(ii)     no later than thirty-seven (37) calendar days following the Plan Filing Deadline (the “Disclosure Statement Hearing Order Deadline”), the Bankruptcy Court shall enter an order approving the Disclosure Statement, which order shall provide that the date upon which votes to accept or reject the Chapter 11 Plan must be submitted shall be no later than thirty-five (35) calendar days following the Disclosure Statement Hearing Order Deadline;
(iii)     no later than eighty-two (82) calendar days following the Plan Filing Deadline, the Bankruptcy Court shall enter the Acceptable Confirmation Order provided that the Acceptable Confirmation Order and Chapter 11 Plan shall be in form and substance consistent in all respects with the Plan Support Agreement and in form and substance acceptable to the Administrative Agent;
(iv)     no later than December 29, 2023, the Plan Effective Date shall occur; and
(v)     if the Plan Support Agreement provides for the sale of the Consumer Brands Business and/or the Other Amyris Assets, the Plan Support Agreement shall include Milestones to commence a sale of the Consumer Brands Business and/or the Other Amyris consistent in form and substance with the Milestones described in clause (B) below and otherwise in form and substance acceptable to the Administrative Agent and, for the avoidance of doubt, the distribution of Net Proceeds from such sale shall be governed by the Plan Support Agreement and the Chapter 11 Plan;
and (B) if the Plan Support Agreement Milestone is not satisfied on or prior to the Plan Support Deadline, the Administrative Agent, in its sole discretion, may elect to require the Debtors to initiate a process to market and sell the Amyris Assets (such election, the “Sale Toggle Event”) by delivering written notice of the occurrence of the Sale Toggle Event to the Parent (the “Sale Toggle Event Notice”), which process shall include the following Milestones:

(i)     no later than three (3) calendar days following the Debtors’ receipt of the Sale Toggle Event Notice, the Debtors shall file with the Bankruptcy Court a motion (the “All Assets Bidding Procedures Motion”) seeking approval of the bidding procedures for the All Asset Sale Transaction (the “All Assets Bidding Procedures”); provided that the All Assets Bidding Procedures Motion, the All Assets Bidding Procedures, and the order approving the All Assets Bidding Procedures (the “All Assets Bidding Procedures Order”), shall be in form and substance acceptable to the Administrative Agent, and shall include, without limitation, (x) the date upon which preliminary bids and qualified bids for the Amyris Assets shall be submitted and the date of the sale hearing for the Amyris Assets shall be submitted and the date the sale hearing shall occur, (y) the terms and conditions of acceptance of a qualified bid, and (z) the distribution of 100% of the Net Proceeds from the All Asset Sale Transaction, which shall, for the avoidance of doubt, be subject in all respects to the Liens and claims of the Secured Parties and the Foris Prepetition Secured Lenders and shall be paid (I) first to the Secured Parties and/or the Foris Prepetition Secured Lenders in order of priority and applied to the Loans and the Foris Prepetition Obligations as determined by the Lenders and the Foris Prepetition Secured Lenders in their sole discretion, and (II) second, any remaining balance, if any, shall be retained by the Debtors; provided that, as set forth in the DIP Orders, the Administrative Agent and the Foris Prepetition Secured Lenders shall have the right to credit bid up to the full amount of the Secured Obligations and Foris Prepetition Obligations, respectively, in connection with such sale;
(ii)     no later than thirty-five (35) calendar days following the Debtors’ receipt of the Sale Toggle Event Notice, the Bankruptcy Court shall enter the All Assets Bidding Procedure Order;
(iii)     no later than ninety (90) calendar days following the Debtors’ receipt of the Sale Toggle Event Notice, the Bankruptcy Court shall enter an order approving the All Asset Sale Transaction; and
(iv)     no later than December 29, 2023, the All Asset Sale Transaction shall close and be effective.
7.26    Certain Bankruptcy Matters.
(a)    The Obligors and the Subsidiaries shall comply (i) after entry thereof, with all of the requirements and obligations set forth in the DIP Orders and the Cash Management Order, as each such order is amended and in effect from time to time in accordance with this Agreement, (ii) after entry thereof, with each order of the type referred to in clause (b) of the definition of “Approved Bankruptcy Court Order”, as each such order is amended and in effect in accordance with this Agreement (including, to avoid doubt, the requirements set forth in clause (b) of the definition of “Approved Bankruptcy Court Order”) and (iii) after entry thereof, with the orders (to the extent not covered by subclause (i) or (ii) above) approving the Debtors’ “first day” and “second day” relief and any pleadings seeking to establish material procedures for administration of the Cases or approving significant or material outside the ordinary course of business transactions and all obtained in the Cases, as each such order is amended and in effect in accordance with this Agreement (including, for the avoidance of doubt, the requirements set forth in clause (c) of the definition of “Approved Bankruptcy Court Order”); provided, that any actions taken to enforce any rights or remedies arising from a breach of this Section 7.26 shall be subject to any requirements in the DIP Orders requiring a ruling or entry of an order of the Bankruptcy Court.
(b)    Subject to the DIP Orders, the Secured Parties with respect to the Secured Obligations, and the Foris Prepetition Secured Lenders with respect to the Foris Prepetition Obligations (but subject any challenge action timely commenced before the expiration of the period set forth in the DIP Orders), shall each have the right to “credit bid” the full amount of their claims in connection with any sale of all or any portion of the DIP Collateral and the Prepetition Collateral, including, without limitation, sales occurring pursuant to Section 363 of the Bankruptcy Code or included as part of any restructuring plan subject to confirmation or a sale or disposition by a chapter 7 trustee for any Debtor under Section 725 of the Bankruptcy Code.
(c)    To the extent the Secured Parties credit bid less than the full amount of the Secured Obligations, any amount of Secured Obligations that is not included in the credit bid shall remain outstanding and subject to the DIP Liens.
7.27    Bankruptcy Notices.
(a)    The Parent will furnish to the Administrative Agent (and the Administrative Agent will make available to each Lender), to the extent reasonably practicable, prior to filing with the Bankruptcy Court, the Final Order and all other proposed orders and pleadings related to the Loans and the Loan Documents, any other financing or use of cash collateral, any sale or other disposition of Collateral outside the ordinary course, cash management, adequate protection, any Chapter 11 Plan and/or any disclosure statement or supplemental document related thereto.
(b)    The Parent will furnish to the Administrative Agent (and the Administrative Agent will make available to each Lender), to the extent reasonably practicable, no later than three calendar days (or such shorter period as Administrative Agent may agree) prior to filing with the Bankruptcy Court all other filings, motions, pleadings, other papers or material notices to be filed with the Bankruptcy Court relating to any request (i) to approve any compromise and settlement of claims whether under Rule 9019 of the Federal Rules of Bankruptcy Procedure or otherwise, or (ii) for relief under Section 363, 365, 1113 or 1114 of the Bankruptcy Code, in each case other than notices, filings, motions, pleadings or other information concerning less than $500,000 in value.
7.28    Reserved.
7.29    Certain Litigation. The Debtors shall consult with the Administrative Agent (or Goodwin Procter LLP) before taking any legal position or action relating to any material litigation currently pending, the claims or defenses that have, or could have been, asserted in any of the foregoing or otherwise or the adjudication or resolution of, or any subsequent litigation concerning, any of any of the foregoing.
7.30    Compliance with Budget. No Borrower nor any of its Subsidiaries shall (a) accrue any expenses or make any disbursement other than those which are described in the Budget in each case not more than the amount provided for during the time periods specified in the Budget or (b) make any disbursements other than in accordance with the Budget, subject to any applicable Permitted Variance.
7.31    Prepayments, Etc. of Indebtedness; Amendments. (a) Make any Prepetition Payments other than as permitted by (i) the DIP Orders, (ii) any Approved Bankruptcy Court Order and consistent with the Approved Budget, (iii) any other order of the Bankruptcy Court in amounts reasonably satisfactory to the Required Lenders, but in the case of clauses (i) and (ii) in amounts not in excess of the amounts set forth for such payments in the Approved Budget, or (b) amend or modify the documents in respect of any Prepetition Indebtedness.

7.32    Additional Bankruptcy Matters. No Obligor shall, and no Obligor shall permit any of its Subsidiaries to, without the Required Lenders’ prior written consent:
(a)    assert, join, investigate, support or prosecute any claim or cause of action against any of the Secured Parties (in their capacities as such), unless such claim or cause of action is in connection with the enforcement of the Loan Documents against the Administrative Agent or any of the Lenders;
(b)    subject to the terms of the DIP Orders, and subject to Section 8, object to, contest, delay, prevent or interfere with in any material manner the exercise of rights and remedies by the Administrative Agent or the Lenders with respect to the Collateral following the occurrence of an Event of Default; provided, that any Obligor may contest or dispute whether an Event of Default has occurred in accordance with the terms of the DIP Orders; or
(c)    except as expressly provided or permitted hereunder (including, without limitation, to the extent authorized pursuant to any order of the Bankruptcy Court complying with the terms of this Agreement) or, with the prior consent of the Administrative Agent, as provided pursuant to an Approved Bankruptcy Court Order, make any payment or distribution to any non-Debtor affiliate or insider.
(d)    use any portion or proceeds of the Loans or the Collateral, or disbursements set forth in the Approved Budget, for payments or purposes that would violate the terms of the DIP Orders;
(e)    except as otherwise agreed by the Administrative Agent and approved by the Bankruptcy Court, enter into any agreement to return any of its Inventory to any of its creditors for application against any Pre- Petition Indebtedness, Pre-Petition trade payables or other Pre-Petition claims under Section 546(c) of the Bankruptcy Code or allow any creditor to take any setoff or recoupment against any of its Pre-Petition Indebtedness, Pre-Petition trade payables or other Pre-Petition claims based upon any such return pursuant to Section 553(b)(I) of the Bankruptcy Code or otherwise;
(f)    incur, create, assume, suffer to exist or permit any other super priority administrative claim which is pari passu with or senior to the claim of the Administrative Agent or the Lenders against the Debtors, except as set forth in the DIP Orders;
(g)    seek, consent to, or permit to exist, without the prior written consent of the Administrative Agent, any order granting authority to take any action that is prohibited by the terms of this Agreement, the DIP Orders or the other Loan Documents or refrain from taking any action that is required to be taken by the terms of the DIP Orders or any of the other Loan Documents; or
(h)    permit any of its Subsidiaries to assert any right of subrogation or contribution against any other Debtors until the payment in full in cash of all the Secured Obligations (other than contingent indemnity obligations with respect to then unasserted claims).
7.33    Plan Support Agreement. To the extent a Plan Support Agreement is executed in accordance with the Plan Support Agreement Milestone, the Parent will not, and will ensure that none of its Subsidiaries will, take any action inconsistent with the Plan Support Agreement.
SECTION 8.EVENTS OF DEFAULT
Notwithstanding the provisions of Section 362 of the Bankruptcy Code to the extent provided in the DIP Orders, and without notice, application or motion, hearing before, or order of the Bankruptcy Court or any notice to any Obligor, any one or more of the following events shall be an Event of Default:

8.1    Payments. Any Obligor fails to (a) make any payment of principal on the Loan on its due date or (b) pay any other amount (including payment of accrued interest) due under this Agreement within three Business Days after its due date whether scheduled, upon acceleration or otherwise; or
8.2    Covenants. Any Obligor breaches or defaults in the performance of any other covenant under this Agreement (other than Section 8.1), any of the other Loan Documents or any other agreement between any Obligor and the Secured Parties and such default continues for more than five Business Days; or
8.3    Representations. Any representation or warranty made by any Obligor in any Loan Document shall have been untrue or incorrect in any material respect when made or deemed made; or
8.4    Insolvency. (i) any Group Member that is not a Debtor shall commence any case, proceeding or other action (A) under any Bankruptcy Law, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator, judicial manager or other similar official for it or for all or any substantial part of its assets, or any Group Member that is not a Debtor shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member that is not a Debtor any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against any Group Member that is not a Debtor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) any Group Member that is not a Debtor that is not a Debtor shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (i), (ii), or (iii) above; or (v) any Group Member that is not a Debtor shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due, subject to applicable grace periods, if any; or
8.5    Attachments; Judgments. If (i) any portion of any Group Member’s (which in the case of the Debtors only, arose after the Petition Date) assets are attached or seized, or a levy is filed against any such assets, or a judgment or judgments is/are entered for the payment of money, individually or in the aggregate, of at least $250,000, or any Group Member is enjoined or in any way prevented by court order (which in the case of the Debtors only, is made after the Petition Date) from conducting any part of its business; or (ii) there shall be commenced against any Group Member (which in the case of the Debtors only, is commenced after the Petition Date) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or (iii) any court order (which in the case of the Debtors only, is made after the Petition Date) enjoins, restrains or prevents a Group Member from conducting all or any material part of its business; or
8.6    Other Obligations. The occurrence of any default or breach under any agreement or obligation of any Group Member involving any Indebtedness in excess of $500,000 (other than Prepetition Indebtedness), or receipt of written notice of the occurrence of any default or breach under any other agreement or obligation of any Group Member with annual payments or receipts in excess of $500,000 (other than Prepetition Indebtedness), which, in the case of such default or breach, is not cured within any applicable grace or cure period; or
8.7    Loan Documents. (a) The occurrence of any default under any Loan Document or any other agreement between the Obligors and the Secured Parties, (b) (i) the guaranty set forth in Section 11 of this Agreement ceases to be in full force and effect for any reason whatsoever, including, without limitation, a determination by any Governmental Authority that this Agreement is invalid, void or unenforceable or (ii) any Obligor or any Person acting on behalf of such Subsidiary Guarantor shall contest in any manner the validity, binding nature or enforceability of any Loan Document or (iii) the

Secured Obligations of any Obligor under any Loan Document are not or cease to be legal, valid, binding and enforceable in accordance with the terms of such Loan Document, or (c) (x) any Security Document shall cease to be in full force and effect or any Person shall so assert or any security interest purported to be created by any Loan Document shall cease to be, or shall be asserted in writing by any Obligor not to be, a valid, perfected, security interest in any material portion of the Collateral covered thereby, or (y) the Secured Obligations shall cease to constitute Indebtedness senior in right of security under and subject to the terms of any intercreditor agreement delivered under this Agreement in respect of the Liens securing Indebtedness ranking junior in right of security to the Advances or, in any case, such intercreditor provisions shall be invalidated or otherwise cease to be legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms.
8.7    Change in Control. Other than pursuant to the Chapter 11 Plan or the All Asset Sale Transaction, the occurrence of any Change in Control without the prior written approval of the Administrative Agent; or
8.9    Invalidity. Any material provision of any Loan Document shall for any reason cease to be valid, binding and enforceable in accordance with its terms (or any Obligor or Subsidiary of an Obligor shall challenge in writing the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any security interest created under any Loan Document shall cease to be a valid and perfected (subject only to Permitted Liens) security interest or Lien (except as otherwise permitted herein or therein) in any material portion of the Collateral purported to be covered thereby, except to the extent that any such loss of perfection or priority results from any action or inaction of the Administrative Agent or any Lender; or
8.10    Subordination Provisions. If (a) any provision of any subordination or intercreditor provisions of any agreement, document or instrument governing any Indebtedness which by its terms is subordinated to the Secured Obligations or any Indebtedness that is secured by Liens that have been contractually subordinated to the Liens securing the Secured Obligations (together, “Subordination Arrangements”) shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect (other than in accordance with the express terms thereof), or (b) any Person shall contest in any manner the validity or enforceability of such Subordination Arrangements or any Person shall deny that it has any further liability or obligation thereunder, or (c) any party to any Subordination Arrangements (other than the Administrative Agent or any Lender) shall fail to comply with the provisions of, does not perform its obligations under, any such Subordination Arrangements; or
8.11    Security Documents, DIP Orders. Subject to any limitations expressly set forth herein and the exceptions set forth in the applicable Security Documents:
(a)    the DIP Orders or any of the Security Documents shall cease, for any reason (other than by reason of the express release thereof in accordance with the terms thereof or hereof) to be in full force and effect or shall be asserted in writing by any Obligor not to be a legal, valid and binding obligation of any party thereto;
(b)    any security interest purported to be created by the DIP Orders or any Security Document with respect to any of the Collateral shall cease to be, or shall be asserted in writing by any Obligor not to be, a valid and perfected security interest (having the priority required by this Agreement, the DIP Orders or the relevant Security Document) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from limitations of foreign laws, rules and regulations as they apply to pledges of Capital Stock in Foreign Subsidiaries or the application thereof;
(c)    the Guarantied Obligations pursuant to the DIP Orders and the Security Documents by any Obligor of any of the Secured Obligations shall cease to be in full force and effect (other than in accordance with the terms hereof or thereof), or such Guarantied Obligations shall be asserted in writing by any Obligor not to be in effect or not to be legal, valid and binding obligations;
(d)    any security interest purported to be created by the DIP Orders or any Security Document with respect to any of the Collateral shall cease to be, or shall be asserted in writing by any Obligor not to be, a valid and perfected security interest (having the priority required by this Agreement, the DIP Orders or the relevant Security Document) in the securities, assets or properties covered thereby;
(e)    the Guarantied Obligations pursuant to the DIP Orders or Security Documents by any Obligor of any of the Secured Obligations shall cease to be in full force and effect (other than in accordance with the terms hereof or thereof), or such Guarantee Obligations shall be asserted in writing by any Obligor not to be in effect or not to be legal, valid and binding obligations;
8.12    Bankruptcy Default. There occurs any of the following:
(a)    the Bankruptcy Court has not entered the Final Order within thirty-six (36) calendar days following the Petition Date;
(b)    the first Business Day on which the Interim Order expires in accordance with its terms unless the Final Order has been entered and become effective before such expiry date;
(c)    the entry of an order staying, reversing, vacating or otherwise modifying the Interim Order or the Final Order, or the filing by the Debtors of an application, motion or other pleading seeking entry of or supporting such an order;
(d)    the Debtors seek to, or support any Person seeking to, (i) disallow in whole or in part the Secured Obligations, (ii) challenge the validity and enforceability of the DIP Liens or the Liens in favor of the Foris Prepetition Secured Lenders, or (iii) contest any material provision in the Loan Documents, including any challenge of the rights and remedies of the Secured Parties in a manner inconsistent with the Loan Documents;
(e)    the DIP Liens and/or the superpriority claims of the Secured Parties shall otherwise cease to be valid, perfected and enforceable in all respects;
(f)    any material provision in the Loan Documents cease to be effective;
(g)    the Debtors seek, or support any other Person seeking, relief which could reasonably be expected to result in a material impairment of the rights or interests of the Secured Parties;
(h)    the Bankruptcy Court enters an order which results in a material impairment of the rights or interests of the Secured Parties;
(i)    any Debtor fails to execute and deliver to the Administrative Agent any agreement, financing statement, trademark filing, copyright filing, mortgages, notices of lien or similar instruments or other documents that the Administrative Agent may reasonably request from time to time to more fully evidence, confirm, validate, perfect, preserve and enforce the DIP Liens created in favor of the Secured Parties;
(j)    noncompliance, subject to any applicable grace and/or cure periods, by any Obligor with the terms of the Loan Documents or the DIP Orders;
(k)    the entry of an order in any of the Cases denying or terminating use of cash Collateral by the Debtors;
(l)    the Debtors file a motion in the Cases to (i) obtain additional financing from a party other than the Lenders under section 364(d) of the Bankruptcy Code that is pari passu or senior to the Secured Obligations other than as permitted by the DIP Orders or the Loan Documents, or (ii) use cash collateral of the Lenders or the Foris Prepetition Secured Lenders pursuant to section 363 of the Bankruptcy Code other than as permitted by the DIP Orders or this Agreement;
(m)    the Debtors seek, or support any Person seeking, entry of an order (i) charging any of the Debtor Collateral under section 506(c) of the Bankruptcy Code against the Lenders, (ii) avoiding or requiring disgorgement by the Secured Parties of any amounts received in respect of the Secured Obligations, or (iii) resulting in the marshaling of any Collateral.
(n)    the Debtors seek, or support any Person seeking, entry of an order (i) charging any of the Prepetition Collateral under section 506(c) of the Bankruptcy Code against the Foris Prepetition Secured Lenders, (ii) challenging the rights and remedies of the Foris Prepetition Secured Lenders under the Loan Documents (as defined in the Foris Prepetition Secured Loan Agreements) in any manner inconsistent therewith and the Prepetition Collateral (other than the use of cash Collateral on a non-consensual basis), (iii) avoiding or requiring disgorgement by the Foris Prepetition Secured Lenders of any amounts received in respect of the Foris Prepetition Obligations, or (iv) resulting in the marshaling of any Prepetition Collateral;
(o)    any of the Cases shall be dismissed or converted to a case under chapter 7 of the Bankruptcy Code, or any filing by any person of a motion or other pleading seeking entry of such an order;
(p)    the making of any material payments in respect of prepetition obligations other than as permitted (i) by the DIP Orders, (ii) by any “first day” or “second day” orders reasonably satisfactory to the Administrative Agent, (iii) by any other order of the Bankruptcy Court reasonably satisfactory to the Administrative Agent, (iv) under the Loan Documents, or (iv) with the consent of the Administrative Agent;
(q)    a trustee, responsible officer or an examiner having expanded powers (beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code) under Bankruptcy Code section 1104 (other than a fee examiner) is appointed or elected in the Cases, any Person applies for, consents to, or acquiesces in, any such appointment, or the Bankruptcy Court shall have entered an order providing for such appointment, in each case without the prior written consent of the Administrative Agent in its sole discretion;
(r)    the entry of an order in any of the Cases granting relief from any stay or proceeding (including, without limitation, the automatic stay) so as to allow a third party to proceed with foreclosure against any material assets of the Obligors in excess of $500,000;
(s)    entry of an order by the Bankruptcy Court terminating or modifying the exclusive right of any Debtor to file a chapter 11 plan pursuant to section 1121 of the Bankruptcy Code, without the prior written consent of the Administrative Agent;
(t)    the failure to satisfy any of the Milestones within the timeframes set forth in Section 7.26 unless the Administrative Agent agrees to any reasonable extension of the Milestones to the extent required to accommodate the Bankruptcy Court’s calendar; provided that, so long as the Sale Toggle Event has occurred, no Event of Default shall exist if the Plan Support Agreement Milestone is not satisfied on or prior to the Plan Support Deadline;
(u)    the Debtors (i) terminate the Restructuring Committee, (ii) modify or reduce the scope of the Restructuring Committee’s authority, or (iii) modify the Person(s) who report to the Restructuring Committee;
(v)    the Debtors (i) remove the Independent Director, or (ii) modify the Independent Director’s approval right, in each case except for Cause;
(w)    the Debtors remove the Chief Restructuring Officer, except for Cause;
(x)    if the Plan Support Agreement is executed in accordance with the Plan Support Agreement Milestone, a breach by the Debtors of the Plan Support Agreement or termination of the Plan Support Agreement (other than or with mutual consent of the Plan Support Persons); and
(y)    after the entry of the All Assets Bidding Procedure Order, a breach by Debtors of any milestone, deadline or other requirement thereof.
SECTION 9.REMEDIES
9.1    General.
(a)    Upon the occurrence and during the continuance of any Event of Default, subject to the provisions of the DIP Orders, the Administrative Agent may (or, at the direction of the Required Lenders, shall), subject to the provisions of the DIP Orders, deliver a written notice to the Parent (a “Termination Declaration”), that, pursuant to the DIP Orders, the Automatic Stay shall be deemed vacated and modified to the extent necessary to permit the Administrative Agent and the Lenders to declare the Commitment of each Lender to be terminated; declare all or any portion of the unpaid principal amount of all outstanding Advances, all interest accrued and unpaid thereon, all fees (including the Exit Premium, if any) and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable; terminate the Loan Documents as to any future liabilities or obligations of the Secured Parties; declare that the application of the Carve-Out has occurred; and/or immediately terminate, reduce or restrict the Obligors’ use of any Cash Collateral except for payment of the Trust Fund Amounts and funding of the Carve-Out Account and any obligations to fund the Carve-Out through the delivery of the Carve-Out Trigger Notice to the Borrowers as permitted herein and in the DIP Orders ; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Obligor.
(b)    Upon the occurrence and during the continuance of any Event of Default, in accordance with the DIP Orders, the Administrative Agent may, at the direction of the Required Lenders and, after providing five (5) Business Days’ prior notice to counsel to the Debtors, counsel to any statutory creditors’ committee, and the U.S. Trustee, (i) freeze monies or balances in the Obligors’ Deposit Accounts and securities accounts and sweep all funds contained in such accounts for application in accordance with Section 9.2; (ii) immediately set-off any and all amounts in accounts maintained by the Obligors with Administrative Agent or the Lenders against the Secured Obligations, or otherwise enforce any and all rights against the Collateral in the possession of Administrative Agent or any of the Lenders, including, without limitation, disposition of the Collateral solely for application towards the Secured Obligations; (iii) obtain an order from the Bankruptcy Court approving bid procedures for a sale of substantially all of the Obligors’ assets pursuant to section 363 of the Bankruptcy Code; (iv) immediately commence the sale of all or substantially all of the Collateral pursuant to section 363 of the Bankruptcy Code and the Obligors and their advisors will cooperate therewith, including by delivering an updated Budget that contemplates the liquidation of all of the Obligors’ assets in form and substance acceptable to the Required Lenders; and (v) take any other actions or exercise any other rights or remedies permitted under the DIP Orders, the Loan Documents, the Bankruptcy Code, applicable non-Bankruptcy Law, or otherwise.
(c)    The Debtors, the statutory committee (if appointed), and/or any party in interest may seek an emergency hearing with the Bankruptcy Court during the five (5) days following the date a Termination Declaration is delivered (such five (5) day period, the “Remedies Notice Period”). Upon expiration of the Remedies Notice Period, the Administrative Agent and the Foris Prepetition Secured Lenders shall be permitted to exercise all remedies set forth herein and in the DIP Orders, the Foris Prepetition Secured Loan Agreements and as otherwise available at law without further order of or application or motion to the Bankruptcy Court consistent with the DIP Orders; provided that the Foris Prepetition Secured Lenders shall be permitted to exercise remedies to the extent available solely with respect to the Debtors’ use of Cash Collateral and the Adequate Protection Obligations. In the event the Debtors request a hearing (after providing no less than five (5) business days’ prior notice) which such hearing seeks to prevent the Administrative Agent from exercising any of its rights and remedies that arise after an Event of Default, the sole issue before the Bankruptcy Court at such hearing shall be whether an Event of Default has occurred and has not been waived. No other issue or argument shall be relevant to any opposition to enforcement of the Administrative Agent’s rights.
(d)    Any premium (and any component thereof) shall so be payable in the event that the Secured Obligations are satisfied or released by foreclosure (whether by power of judicial proceeding, deed in lieu of foreclosure or by other means) following an Event of Default.
9.2    Collection; Foreclosure. Upon the occurrence and during the continuance of any Event of Default, subject to the DIP Orders, the Administrative Agent shall at the request of the Required Lenders at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as the Administrative Agent may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. The Obligors agree that any such public or private sale may occur upon ten calendar days’ prior written notice to the Obligors. The Administrative Agent may require the Obligors to assemble the Collateral and make it available to the Administrative Agent at a place designated by the Administrative Agent that is reasonably convenient to the Administrative Agent and the Obligors. The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by the Administrative Agent in the following order of priorities:
(a)    First, to the Administrative Agent in an amount sufficient to pay in full costs and professionals’ and advisors’ fees and expenses as described in Section 10.12;
(b)    Second, to each Lender in an amount equal the then unpaid amount of the Secured Obligations (including principal, interest, and any Default interest payable pursuant to Section 2.3), in such order and priority as the Lenders may choose in its sole discretion; and
(c)    Finally, after the full, final, and indefeasible payment in Cash of all of the Secured Obligations, to any creditor holding a junior Lien on the Collateral, or to such Obligor or its representatives or as a court of competent jurisdiction may direct.
The Administrative Agent shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the Secured Obligations of a secured party under the UCC.
9.3    Marshalling. Subject to entry of a Final Order, in no event shall the Secured Parties, or the Foris Prepetition Secured Lenders, be subject to the equitable doctrine of “marshaling” or any other similar doctrine with respect to the Collateral, the Secured Obligations, the Foris Prepetition Obligations, the Adequate Protection Obligations, or the Prepetition Collateral.
9.4    Cumulative Remedies. The rights, powers and remedies of the Administrative Agent hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of the Administrative Agent.
9.5    No Requirement to File Claim for Foris Prepetition Obligations. Notwithstanding anything to the contrary contained herein or any order establishing a deadline for the filing of proofs of claim or requests for payment of administrative expenses under section 503(b) of the Bankruptcy Code, no Foris Prepetition Secured Lender shall be required to file any proof of claim or request for payment of administrative expenses with respect to any of the Foris Prepetition Obligations; and the failure to file any such proof of claim or request for payment of administrative expenses shall not affect the amount, character, validity, priority, extent or enforceability of any of the Foris Prepetition Secured Loan Agreements or of any indebtedness, liabilities, or obligations arising at any time thereunder or prejudice or otherwise adversely affect the Foris Prepetition Secured Lenders’ rights, remedies, powers, or privileges under any of the Foris Prepetition Secured Loan Agreements, the DIP Orders, or applicable law.
SECTION 10.MISCELLANEOUS
10.1    Severability. Whenever possible, each provision of the Loan Documents shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of any Loan Document shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of such Loan Document.
10.2    Notice. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing and may be personally served or sent by electronic mail or United States mail or courier service and shall be deemed to have been given (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (c) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or email address indicated below, in each case addressed to the party to be notified as follows (or to such other address as a party to this Agreement may notify the other parties in writing from time to time):
(a)    If to the Administrative Agent:
Euagore, LLC
    Attention: Barbara Hager
    1180 San Carlos Avenue, #717
    San Carlos, CA 94070
    E-mail:
with a copy (which shall not constitute notice) to:
GOODWIN PROCTER LLP
    Three Embarcadero Center
    28th Floor
    San Francisco, CA 94111
    Attention: Jon Novotny, Esq.
    Phone:
    Email:
-and-
GOODWIN PROCTER LLP
The New York Times Building

620 Eighth Avenue
New York, New York 10018-1405
Attention: Michael H. Goldstein, Esq.
          Alexander J. Nicas, Esq.
Phone:
Email:

(b)    If to the Obligors:
AMYRIS, INC.
    Attention: Chief Legal Officer
    5885 Hollis Street, Suite 100
    Emeryville, CA 94608
    Phone:
    Email:
with a copy (which shall not constitute notice) to:
FENWICK & WEST LLP
Silicon Valley Center
801 California Street
Mountain View, CA 94041
Attention: David Michaels
Phone:
Email:
-and-
PACHULSKI STANG ZIEHL & JONES LLP
One Sansome Street, Suite 3430
San Francisco, CA 94104
Attention: Debra Grassgreen
Phone:
Email:

-and-

PACHULSKI STANG ZIEHL & JONES LLP
10100 Santa Monica Blvd.
13th Floor
Los Angeles, CA 90067-4003
Attention: Richard M. Pachulski
Phone:
Email:

or to such other address as each party may designate for itself by like notice.
10.3    Entire Agreement; Amendments.
(a)    This Agreement and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, non-disclosure or confidentiality agreements, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof.
(b)    No amendment or waiver of, or supplement or other modification to, any Loan Document (other than any landlord, bailee or mortgagee agreement) or any provision thereof, shall be effective unless the same shall be in writing and signed by the Obligors, the

Required Lenders and the Administrative Agent, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given.
10.4    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
10.5    No Waiver. The powers conferred upon the Administrative Agent by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon the Administrative Agent to exercise any such powers. No omission or delay by the Administrative Agent at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by the Obligors at any time designated, shall be a waiver of any such right or remedy to which the Administrative Agent is entitled, nor shall it in any way affect the right of the Administrative Agent to enforce such provisions thereafter.
10.6    Survival. All agreements, representations and warranties contained in this Agreement and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of the Administrative Agent and shall survive the execution and delivery of this Agreement and the expiration or other termination of the Loan Documents.
10.7    Successors and Assigns. The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on the Obligors and their permitted assigns (if any). The Obligors shall not assign any obligations under this Agreement or any of the other Loan Documents without the Administrative Agent’s express prior written consent, and any such attempted assignment shall be void and of no effect. Each Lender may assign, transfer, or endorse its rights hereunder and under the other Loan Documents without the consent of, or prior notice to, the Obligors (except that such Lender shall notify the Obligors of an assignment for the limited purpose of recording such assignment in the Register in accordance with Section 10.13), and all of such rights shall inure to the benefit of such Lender’s successors and permitted assigns.
10.8    Governing Law. EXCEPT TO THE EXTENT GOVERNED BY THE BANKRUPTCY CODE, THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PROVISIONS THEREOF (OTHER THAN SECTION 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
10.9    Consent to Jurisdiction and Venue.
(a)    ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED, THAT ANY PROCEEDING SHALL BE BROUGHT FIRST TO THE BANKRUPTCY COURT, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OBLIGOR HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH OBLIGOR HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY ANY MEANS PERMITTED BY APPLICABLE LAW, INCLUDING, WITHOUT LIMITATION, BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE ADMINISTRATIVE BORROWER AT ITS ADDRESS FOR NOTICES AS SET FORTH IN SECTION 10.8, SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING. THE OBLIGORS

AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT AND THE LENDERS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY OBLIGOR IN ANY OTHER JURISDICTION. EACH OBLIGOR HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY OBLIGOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH OBLIGOR HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.
(b)    Each Obligor irrevocably and unconditionally agrees that it will not commence any action or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any Secured Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the Bankruptcy Court.
10.10    Mutual Waiver of Jury Trial / Judicial Reference. EACH OBLIGOR AND THE LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH OBLIGOR CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF THE LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. EACH OBLIGOR HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER ENTERING INTO THIS AGREEMENT.
10.11    Professional Fees. The Obligors promise to pay the Administrative Agent’s and each Lender’s fees and expenses necessary to finalize any loan documents, including but not limited to reasonable attorneys’ fees, UCC searches, filing costs, and other miscellaneous expenses, all as set forth on a summary invoice provided to the Obligors. In addition, the Obligors promise to pay any and all reasonable attorneys’ and other professionals’ fees and expenses incurred by the Administrative Agent or such Lender after the Closing Date in connection with or related to: (a) any Advance; (b) the administration, syndication, distribution, collection, or enforcement of the Loan; (c) any amendments, modifications or waivers of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated); (d) any waiver, consent, release, or termination under the Loan Documents; (e) the enforcement, collection or protection of the Administrative Agent or any Lender’s rights in connection with this Agreement and the Loan Documents, including the protection, preservation, audit, field exam, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to the Obligors or the Collateral, and any appeal or review thereof; or (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to the Obligors, the Collateral or the Loan Documents, including representing the Administrative Agent or the Lenders in any adversary proceeding or contested matter commenced or continued by or on behalf of any Obligor’s estate, and any appeal or review thereof. All amounts due under this Section 10.11 shall be paid promptly after the DIP Termination Date.
10.12     Confidentiality. The Administrative Agent and the Lenders acknowledge that certain items of Collateral and information provided to the Administrative Agent or such Lenders by the Obligors are confidential and proprietary information of the Obligors, if and to the extent such information either (x) is marked as confidential by an Obligor at the time of disclosure, or (y) should reasonably be understood to be confidential (the “Confidential Information”). Accordingly, the Administrative Agent and each Lender agree that any Confidential Information they may obtain pursuant to Section 7.1 of this Agreement, in the course of acquiring, administering, or perfecting the Lender’s security interest in the Collateral or otherwise shall not be disclosed to any other Person or entity in any manner whatsoever, in whole or in part, without the written consent of the Obligors, except that the Administrative Agent or any such Lender may disclose any such information: (a) to their respective directors, officers, employees, accountants, counsel and other professional advisors and to its Affiliates if the Administrative Agent or such Lender in its sole discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Advances or this Agreement and, provided, that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information; (b) if such information is generally available to the public (other than as a result of the Administrative Agent’s or such Lender’s breach of its obligations under this Section 10.12); (c) if required or appropriate in any report, statement or testimony submitted to any Governmental Authority having or claiming to have jurisdiction over the Administrative Agent or such Lender; (d) if required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by the Administrative Agent’s or such Lender’s counsel; (e) to comply with any legal requirement or law applicable to the Administrative Agent or such Lender; (f) to the extent reasonably necessary in connection with the exercise of any right or remedy under any Loan Document, including the Administrative Agent’s sale, lease, or other disposition of Collateral after Default; (g) to any participant or assignee of any Lender or any prospective participant or assignee; provided, that such participant or assignee or prospective participant or assignee agrees in writing to be bound by this Section prior to disclosure; or (h) otherwise with the prior consent of the Obligors; provided, that any disclosure made in violation of this Agreement shall not affect the Secured Obligations of each Obligor or any of its Affiliates or any guarantor under this Agreement or the other Loan Documents.
10.13    Assignment of Rights. The Obligors acknowledge and understand that any Lender may sell and assign all or part of its interest hereunder and under the Loan Documents to any Person or entity (an “Assignee”), subject to the restrictions set forth in Section 10.7. After such a permitted assignment the term “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of the Lender hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, the Administrative Agent shall retain all rights, powers and remedies hereby given. No such assignment by any such Lender shall relieve any Obligor of any of its obligations hereunder. The Administrative Agent and the Lenders agree that in the event of any transfer by it of the Note(s) (if any), it will endorse thereon a notation as to the portion of the principal of the Note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon. The Obligors shall maintain a register (the “Register”) for the recordation of the name and address of each Lender and the principal amount of and stated interest on the amount owing to the Lender pursuant to the terms hereof from time to time. The entries in the Register shall be conclusive absent manifest error, and the Obligors and each Lender shall treat each person or entity whose name is recorded in the Register as such Lender for all purposes of this Agreement. In the event that the Lenders sells a participation interest in any Advances, the Lenders shall maintain a similar register. The parties shall take any other action necessary from time to time to establish that the Advances (and any Note(s) evidence the Advances) and the amounts otherwise owing hereunder are in registered form under section 5f.103-1(c) of the Treasury Regulations.
10.14    Revival of Secured Obligations. This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against any Obligor for liquidation or reorganization, if any Obligor becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of any Obligor’s assets, or if any payment or transfer of Collateral is recovered from the Administrative Agent or any Lender. The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to the Administrative Agent, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, the Administrative Agent, the Lenders or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to the Lenders in Cash.
10.15    Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.
10.16    No Third-Party Beneficiaries. No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any Person other than the Administrative Agent, the Lenders and the Obligors unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely among the Administrative Agent, the Lenders and the Obligors.
10.17    Publicity.
(a)    So long as the Administrative Agent and the Lenders provides the Obligors prior written notice and a reasonable opportunity to review, the Obligors consent to the publication and use by the Administrative Agent, the Lenders and any of its member businesses and Affiliates of (i) the Obligors’ names (including a brief description of the relationship between the Obligors and the Lenders) and logo and a hyperlink to the Obligors’ web sites, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the “Lender Publicity Materials”); (ii) the names of officers of the Obligors in the Lender Publicity Materials; and (iii) the Obligors’ names, trademarks or servicemarks in any news release concerning the Lenders.
(b)    No Obligor nor any of its member businesses and Affiliates shall, without the Administrative Agent’s or Lenders’ consent (which shall not be unreasonably withheld or delayed), publicize or use (i) the Administrative Agent’s or Lenders’ name (including a brief description of the relationship among such Obligor, the Administrative Agent and the Lenders), logo or hyperlink to the Lenders’ web site, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the “Borrower Publicity Materials”); (ii) the names of officers of the Administrative Agent and the Lenders in the Borrower Publicity Materials; and (iii) the Lenders’ name, trademarks, servicemarks in any news release concerning such Obligor, provided, however, that this provision shall not restrict such Obligor from disclosing or using any such information as required by applicable law or regulation or in filings before the Bankruptcy Court.
10.18    [Reserved.]
10.19    Electronic Signatures. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

10.20    Protective Payments. If an Obligor fails to timely obtain the insurance called for by this Agreement or fails to pay any premium thereon or fails to timely pay any other amount which an Obligor is obligated to pay under any Loan Document or which may be required to preserve the Collateral, the Administrative Agent may obtain such insurance or make such payment, and all amounts so paid by the Administrative Agent are expenses of the Administrative Agent and immediately due and payable, bearing interest at the then highest rate applicable to the Secured Obligations, and secured by the Collateral. The Administrative Agent will make reasonable efforts to provide the Obligors with notice of the Administrative Agent obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by the Administrative Agent are deemed an agreement to make similar payments in the future or the Administrative Agent’s waiver of any Event of Default.
10.21    Set off. Subject to the DIP Orders and Section 9, upon the occurrence and during the continuance of any Event of Default, the Administrative Agent and the Lenders are hereby authorized at any time and from time to time, without prior notice to any Obligor, any such notice being expressly waived by the Obligors, to the fullest extent permitted by applicable law, to set off and apply any and all deposits, in any currency, at any time held or owing, and any other credits, indebtedness, claims or obligations, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent and the Lenders to or for the credit or the account of any Obligor against any and all of the Secured Obligations of the Obligors now or hereafter existing under the Loan Documents to the Administrative Agent and the Lenders that are then due and payable, irrespective of whether or not the Administrative Agent and the Lenders shall have made any demand under any Loan Document and although such obligations of the Obligors may be contingent or unmatured. The rights of the Administrative Agent and the Lenders under this Section 10.20 are in addition to other rights and remedies (including other rights of set-off) which the Administrative Agent and the Lenders may have.
10.22    [Reserved.]
10.23    Additional Waivers.
(a)    The Secured Obligations are the joint and several obligation of each Obligor. To the fullest extent permitted by applicable law, the Secured Obligations of each Obligor shall not be affected by (i) the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce or exercise any right or remedy against any other Obligor under the provisions of any Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Administrative Agent or any Lender.
(b)    The Secured Obligations of each Obligor shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise of any of the Secured Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Secured Obligations or otherwise. Without limiting the generality of the foregoing, the Secured Obligations of each Obligor hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent and the Lenders to assert any claim or demand or to enforce any remedy under any Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Secured Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Obligor or that would otherwise operate as a discharge of any Obligor as a matter of law or equity.
(c)    To the fullest extent permitted by applicable law, each Obligor waives any defense based on or arising out of any defense of any other Obligor or the unenforceability of the Secured Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Obligor. The Administrative Agent, at its election, foreclose on any security held by one or more of them by one or more judicial or non-judicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Secured Obligations, make any other accommodation with any other Obligor, or exercise any other right or remedy available to them against any other Obligor, without affecting or impairing in any way the liability of any Obligor hereunder. Each Obligor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Obligor against any other Obligor, as the case may be, or any security.
SECTION 11.GUARANTY; WAIVERS.
11.1    Guaranty. Each Guarantor hereby jointly and severally and unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Secured Obligations now or hereafter existing under any Loan Document, whether for principal, interest, fees, commissions, expense reimbursements, indemnifications or otherwise (such obligations, to the extent not paid by a Borrower, being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Lender in enforcing any rights under the guaranty set forth in this Section 11. Subject to Section 11.6, without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrowers to the Lender under any Loan Document. In no event shall the obligation of any Guarantor hereunder exceed the maximum amount such Guarantor could guarantee under the Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, compromise, receivership, insolvency, reorganization, or similar debtor relief law (including, without limitation, any proceeding under applicable corporate law seeking a compromise or arrangement of, or relief from, any debts of the corporation or a stay of proceedings to enforce any of the claims of the corporation’s creditors against it) of the United States.
11.2    Guaranty Absolute. Each Guarantor jointly and severally guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Secured Parties with respect thereto. Each Guarantor agrees that this Section 11 constitutes a guaranty of payment when due and not of collection and waives any right to require that any resort be made by the Secured Parties to any Collateral. The Secured Obligations of each Guarantor under this Section 11 are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any Obligor or whether any Obligor is joined in any such action or actions. The liability of each Guarantor under this Section 11 shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:
(a)    any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;
(b)    any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the

Guaranteed Obligations resulting from the extension of additional credit to any Obligor or otherwise;
(c)    any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;
(d)    the existence of any claim, set-off, defense or other right that any Guarantor may have at any time against any Person, including, without limitation, the Secured Parties;
(e)    any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Obligor; or
(f)    any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Secured Parties that might otherwise constitute a defense available to, or a discharge of, any Obligor or any other guarantor or surety.
This Section 11 shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Secured Parties or any other Person pursuant to the Cases or otherwise, all as though such payment had not been made.
11.3    Waiver. Each Guarantor hereby waives (i) promptness and diligence, (ii) notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Section 11 and any requirement that the Secured Parties exhaust any right or take any action against any Obligor or any other Person or any Collateral, (iii) any right to compel or direct the Secured Parties to seek payment or recovery of any amounts owed under this Section 11 from any one particular fund or source or to exhaust any right or take any action against any other Obligor, any other Person or any Collateral, (iv) any requirement that the Secured Parties protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any Obligor, any other Person or any Collateral, and (v) any other defense available to any Guarantor; provided that, notwithstanding the foregoing or anything to the contrary herein or in any other Loan Document, no Guarantor waives or shall be deemed to have waived the defense of payment. Each Guarantor agrees that the Secured Parties shall have no obligation to marshal any assets in favor of any Guarantor or against, or in payment of, any or all of the Secured Obligations. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 11.3 is knowingly made in contemplation of such benefits. Each Guarantor hereby waives any right to revoke this Section 11, and acknowledges that this Section 11 is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.
11.4    Continuing Guaranty; Assignments. This Section 11 is a continuing guaranty and shall (a) remain in full force and effect until the later of the cash payment in full of the Guaranteed Obligations and all other amounts payable under this Section 11 and the DIP Termination Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Secured Parties and their successors, pledgees, transferees and assigns. Without limiting the generality of the foregoing clause (c), the Secured Parties may pledge, assign or otherwise transfer all or any portion of their rights and obligations under this Agreement (including, without limitation, all or any portion of their Commitments and the Advances owing to them) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted the Secured Parties herein or otherwise, in each case as provided in Section 11.7.
11.5    Subrogation. No Guarantor will exercise any rights that it may now or hereafter acquire against any Obligor or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Section 11, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Secured Parties against any Obligor or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Obligor or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations shall have been paid in full in cash and the DIP Termination Date shall have occurred. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations and the DIP Termination Date, such amount shall be held in trust for the benefit of the Secured Parties shall forthwith be paid to the Secured Parties to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Section 11, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Section 11 thereafter arising. If (i) any Guarantor shall make payment to the Secured Parties of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and (iii) the DIP Termination Date shall have occurred, the Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.
11.6    Contribution. All Guarantors desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, if any payment or distribution is made on any date by a Guarantor under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Guarantor shall be entitled to a contribution from each of the other Guarantors in an amount sufficient to cause each Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Aggregate Payments” means, with respect to any Guarantor as of any date of determination, an amount equal to (A) the aggregate amount of all payments and distributions made on or before such date by such Guarantor in respect of the guaranty under this Section 11 (including, without limitation, in respect of this Section 11.6), minus (B) the aggregate amount of all payments received on or before such date by such Guarantor from the other Guarantors as contributions under this Section 11.6. “Fair Share” means, with respect to any Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Guarantors under this Guaranty in respect of the Secured Obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to any Guarantor as of any date of determination, the maximum aggregate amount of the Secured Obligations of such Guarantor under the guaranty under this Section 11 that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Guarantor for purposes of this Section 11.6, any assets or liabilities of such Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Guarantor. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Guarantor. The allocation among Guarantors of their obligations as set forth in this Section 11.6 shall not be construed in any way to limit the liability of any Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 11.6. Any payment on account of an amount that is payable hereunder or under any other Loan Document must be made in United States Dollars.
SECTION 12.AGENCY.
12.1    Appointment and Authority.
(a)    Each of the Lenders hereby irrevocably appoints Euagore, LLC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as otherwise provided in Section 12.6(b), the provisions of this Section 12 are solely for the benefit of the Administrative Agent and the Lenders, and the Obligors shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
(b)    Each Lender hereby irrevocably authorizes the Administrative Agent, based upon the instruction of the Required Lenders, to credit bid and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC (or any equivalent provision of the UCC), at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with applicable requirements of law.
(c)    The Administrative Agent shall also act as the collateral agent under the Loan Documents and each Lender hereby irrevocably (i) authorizes the Administrative Agent to enter into all other Loan Documents, as applicable, including the Security Agreement, any subordination agreements and any other Security Documents, and (ii) appoint and authorize the Administrative Agent to act as the agent of the Secured Parties for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Obligors to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. The Administrative Agent, as collateral agent and any co-agents, sub-agents and attorneys-in-fact (appointed by the Administrative Agent pursuant to this Agreement to hold or enforce any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Section 12 as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Administrative Agent is further authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action, or permit the any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent to take any action, with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the Liens upon any Collateral granted pursuant to any Loan Document.
(d)    Each Lender irrevocably appoints each other Lender as its agent and bailee for the purpose of perfecting Liens (whether pursuant to Section 8-30l (a)(2) of the UCC or otherwise), for the benefit of the Secured Parties, in assets in which, in accordance with the UCC or any other applicable Requirement of Law a security interest can be perfected by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly following the Administrative Agent’s request therefor, shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.
12.2    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its branches and Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Parent or any Subsidiary of the Parent or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
12.3    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent shall not:

(a)    be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)    have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and
(c)    except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its branches or Affiliates in any capacity;
(d)    be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders, or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by a Obligor or a Lender;
(e)    be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent; or
(f)    be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to a non-compliant assignment of Loans in respect hereof.
12.4    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Obligors), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
12.5    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Representatives. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Representatives of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the DIP Facility hereunder as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
12.6    Resignation of Administrative Agent.
(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders and the Obligors. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Parent, to appoint a successor, which shall be a bank with an office in California, or an Affiliate of any such bank with an office in California. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above;. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Administrative Agent is also a Lender that has notified the Parent that it does not tend to comply with its funding obligations hereunder, has made a public statements to that effect or has otherwise failed to fund its Commitments in contravention with the terms and conventions hereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Parent and such Person remove such Person as Administrative Agent and, in consultation with the Parent, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Obligors to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Obligors and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.11 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Representatives in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
12.7    Non-Reliance on Administrative Agent and Lenders. Each Lender expressly acknowledges that the Administrative Agent has not made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of the Parent or any affiliate thereof, shall be deemed to constitute any representation or any warranty by the Administrative Agent to any Lender as to any matter, including whether the Administrative Agent has disclosed material information in its (or its Representatives’)

possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Representatives and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Parent and its subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Obligors hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Representatives and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and certain other facilities set forth herein and (ii) it is engaged in making, acquiring or holding commercial loans, issuing or participating in letters of credit or providing other similar facilities in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans, issuing or participating in letters of credit and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire or hold commercial loans, issue or participate in letters of credit and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire or hold such commercial loans, issue or participate in letters of credit or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans, issue or participate in letters of credit or providing such other facilities.
12.8    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any or any other judicial proceeding relative to the Obligors, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(i)     to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 10.11) allowed in such judicial proceeding; and
(ii)     to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
(iii)     and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.11.
12.9    [Reserved].

12.10    Erroneous Payments.
(a)    If the Administrative Agent (x) notifies a Lender or any Person who has received funds on behalf of a Lender (any such Lender or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof) (provided, that, without limiting any other rights or remedies (whether at law or in equity), the Administrative Agent may not make any such demand under this clause (a) with respect to an Erroneous Payment unless such demand is made within 5 Business Days of the date of receipt of such Erroneous Payment by the applicable Payment Recipient), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 12.10 and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)    Without limiting immediately preceding clause (a), each Lender or any Person who has received funds on behalf of a Lender (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
(i)     it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)     such Lender shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 12.10(b).
For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 12.10(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 12.10(a) or on whether or not an Erroneous Payment has been made.
(c)    Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).
(d)    The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, to the rights and interests of such Lender, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrowers; provided that this Section 12.10(d) shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Secured Obligations of the Borrowers relative to the amount (and/or timing for payment) of the Secured Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from, or on behalf of (including through the exercise of remedies under any Loan Document), the Borrowers for the purpose of a payment on the Secured Obligations.
(e)    To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.
(f)    Each party’s obligations, agreements and waivers under this Section 12.10 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
12.11    Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Obligor or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures or cause any of the foregoing (through Affiliates or otherwise), with respect to any Collateral or any other property of any such Obligor, without the prior written consent of the Administrative Agent (at the direction of the Required Lenders). Without limiting the foregoing, each Lender agrees that, except as otherwise provided in any Loan Documents or with the written consent of the Administrative Agent (at the direction of the Required Lenders), it will not take any enforcement action, accelerate Secured Obligations under any Loan Documents, or exercise any right that it might otherwise have under applicable Legal Requirements to credit bid or purchase any portion of the

Collateral at any sale or foreclosure thereof referred to in Section 8.1 provided that nothing contained in this Section 12.11 shall affect any Lender’s right to credit bid its pro rata share of the Secured Obligations pursuant to Section 363(k) of the Bankruptcy Code.
12.12    Delivery of Collateral. Notwithstanding anything to the contrary set forth in this Agreement, and so long as any Foris Prepetition Secured Lender remains a gratuitous bailee and/or gratuitous agent of the Administrative Agent in accordance with the DIP Orders, the Obligors shall not be required to deliver the Pledged Equity for the purpose of perfecting the Administrative Agent’s security interest in the Pledged Equity previously delivered to such Foris Prepetition Secured Lender prior to the Petition Date; provided that if any Pledged Equity required to be delivered ceases to be held by such Foris Prepetition Secured Lender, then the applicable Obligor shall deliver such Pledged Equity to the Administrative Agent.
12.13    DIP Orders. With respect to any Obligor, this Agreement is subject in all respects (including with respect to all obligations and agreements of the Obligors provided for hereunder) to the terms of the Interim Order (and, when applicable, the Final Order) and if any provision in any Loan Document expressly conflicts or is inconsistent with any provision in the Interim Order or Final Order, the provisions in the applicable DIP Order shall govern and control. To avoid doubt, upon the entry of the Interim Order, all Liens created by the Security Documents in favor of the Administrative Agent shall be perfected as set forth in such Interim Order, notwithstanding any failure to make (or the terms of) any filings in any jurisdiction.

IN WITNESS WHEREOF, this Agreement is executed and delivered as of the date first written above.

COMPANIES:

AMYRIS, INC., a Delaware corporation

By: /s/ Han Kieftenbeld     Name: Han Kieftenbeld
Title: Interim Chief Executive Officer and Chief Financial Officer

AMYRIS CLEAN BEAUTY, INC., a Delaware
corporation

By: /s/ Han Kieftenbeld     Name: Han Kieftenbeld
Title: Chief Financial Officer

APRINNOVA, LLC, a Delaware limited liability company

By: /s/ Han Kieftenbeld     Name: Han Kieftenbeld
Title: Chief Financial Officer

AB TECHNOLOGIES LLC, a Delaware limited liability company

By: /s/ Han Kieftenbeld     Name: Han Kieftenbeld
Title: Chief Financial Officer

AMYRIS FUELS, LLC, a Delaware limited liability company

By: /s/ Han Kieftenbeld     Name: Han Kieftenbeld
Title: Chief Financial Officer

AMYRIS-OLIKA, LLC, a Delaware limited liability company

By: /s/ Han Kieftenbeld     Name: Han Kieftenbeld
Title: Chief Financial Officer

ONDA BEAUTY INC., a Delaware corporation

By: /s/ Han Kieftenbeld     Name: Han Kieftenbeld
Title: Chief Financial Officer

UPLAND1 LLC, a Delaware limited liability company

By: /s/ Han Kieftenbeld     Name: Han Kieftenbeld
Title: Chief Financial Officer

AMYRIS ECO-FAB LLC, a Delaware limited liability company

By: /s/ Han Kieftenbeld     Name: Han Kieftenbeld
Title: Chief Financial Officer

CLEAN BEAUTY 4U HOLDINGS, LLC, a Delaware limited liability company

By: /s/ Han Kieftenbeld     Name: Han Kieftenbeld
Title: CEO & President

AMYRIS CLEAN BEAUTY LATAM LTDA., a Brazilian limited liability company

By: /s/ Daniel Moreira     Name: Daniel Moreira
Title: Legal Director

By: /s/ Joao Paulo Passador Rossi     Name: Joao Paulo Passador Rossi
Title: Operations Director

INTERFACES INDUSTRIA E COMERCIO DE
COSMETICOS LTDA., a Brazilian limited liability company

By: /s/ Claudia Marina Nohara     Name: Claudia Marina Nohara
Title: Chief Financial Officer

By: /s/ Daniel Moreira     Name: Daniel Moreira
Title: Legal Director

AMYRIS    BIOTECNOLOGIA    DO    BRASIL
LTDA., a Brazilian limited liability company

By: /s/ Claudia Marina Nohara     Name: Claudia Marina Nohara
Title: Chief Financial Officer

By: /s/ Daniel Moreira     Name: Daniel Moreira
Title: Legal Director

AMYRIS EUROPE TRADING B.V.
(NETHERLANDS), a Netherlands limited liability company

By: /s/ Lee Tappenden     Name: Lee Tappenden
Title: Director

AMYRIS BIO PRODUCTS PORTUGAL,
UNIPESSOAL, LDA., a Portugal liability company

By: /s/ Shannon Griffin     Name: Shannon Griffin
Title: Director

BEAUTY LABS INTERNATIONAL LIMITED, a
United Kingdom limited company

By: /s/ Lee Tappenden     Name: Lee Tappenden
Title: Director

AMYRIS UK TRADING LIMITED, a United
Kingdom limited company

By: /s/ Lee Tappenden     Name: Lee Tappenden
Title: Director

ADMINISTRATIVE AGENT:

EUAGORE, LLC, a Delaware limited liability company

By: /s/ Barbara S. Hager
Name: Barbara S. Hager
Title: Manager

ACTIVE/124095435